SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant    ☒                 Filed by a Party other than the Registrant    ☐
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☐ Preliminary proxy statement
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☒ Definitive proxy statement
☐ Definitive additional materials
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The National Security Group, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)
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661 East Davis Street, Elba, Alabama 36323
THE NATIONAL SECURITY GROUP, INC.,
A DELAWARE CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on June 20, 2022
______________________
To the Stockholders of The National Security Group, Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (as defined below) of The National Security Group, Inc., a Delaware corporation (the “Company”), will be held on June 20, 2022 at 10:00 a.m., Central Daylight Time, at the principal executive offices of the Company, 661 East Davis Street, Elba, Alabama, and any adjournment thereof (the “Special Meeting”).
The purpose of the Special Meeting is to consider and vote for the following proposals:
•To approve and adopt the Agreement and Plan of Merger dated January 26, 2022, (“Plan of Merger”), by and among the Company, VR Insurance Holdings, Inc., a Delaware corporation (“Parent”), and VR Insurance Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereby. Pursuant to the terms of the Plan of Merger, and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and with the shares of common stock of the Company being converted into cash at a price of $16.35 per share (subject to adjustment);
•To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Plan of Merger and the transactions contemplated by the Plan of Merger (the “Compensation Proposals”). See “Interests of the Company’s Directors and Executive Officers in the Merger; Golden Parachute Proposal” on page 57 of this proxy statement and the Golden Parachute Compensation table therein; and
•If necessary or appropriate, to adjourn the Special Meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Plan of Merger (the “Adjournment Proposal”).
The Company’s Board of Directors (the “Board”) has established April 26, 2022 as the Record Date for the Special Meeting. Only holders of shares of common stock of the Company (“Stockholders”) on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Company’s Board, unanimously recommends, on behalf of the Company, that you vote: (1) “FOR” the adoption of the Plan of Merger; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposals; and (3) “FOR” the Adjournment Proposal, if applicable.
Approval of the Plan of Merger Proposal is a condition to the consummation of the Merger. If such proposal is not approved, the Merger will not be consummated.
YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER ON THE RECORD DATE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO THE COMPANY IN THE ENCLOSED POSTAGE PAID REPLY ENVELOPE.
Proxies are valid only if the proxy card is properly executed and received by the Secretary of the Company prior to the commencement of the Special Meeting. If you attend the Special Meeting, you may vote personally whether or not you have previously submitted a proxy card and such vote shall be in lieu of your previously submitted proxy card.
In addition to voting by a proxy card, you may use the Internet to transmit your voting instructions. Online voting is available at www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Telephone voting is available by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Please have your proxy card in hand when you call or access the web page and then follow the instructions.
FOR INFORMATION REGARDING THE PROPOSALS, CONTACT:
The National Security Group, Inc.
661 East Davis Street
Elba, Alabama 36323
Attention: Laura Jordan
You will not be charged for any of the documents that you request.
To receive documents in advance of the Special Meeting, please make a request for such documents no later than June 15, 2022.
You may also obtain such documents through the SEC website at www.sec.gov. Information included on such website is not incorporated by reference into this proxy statement. We are providing the information about how you can obtain certain documents at this website only for your convenience.
By Order of the Board of Directors
Laura Williams Jordan
Secretary
May 23, 2022
Elba, Alabama

661 East Davis Street, Elba, Alabama 36323
Proxy Statement
For Special Meeting of Stockholders
June 20, 2022
This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of The National Security Group, Inc. (the “Company”), to be voted at the Special Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on June 20, 2022, at the principal executive offices of the Company, 661 East Davis Street, Elba, Alabama, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders (“Special Meeting”). Any reference to “the Group” or any use of the terms “Company,” “we,” “us” or “our” in this proxy statement refers to The National Security Group, Inc. This Proxy Statement, dated May 23, 2022, is being mailed to holders of the Company Common Stock on or about May 23, 2022.
The Board of Directors has fixed April 26, 2022, as the record date for the determination of Stockholders who are entitled to notice of, and to vote at the Special Meeting and any adjournments thereof. On the record date, the Company had outstanding 2,532,632 shares of common stock, the holders of which are entitled to one vote per share. No shares of any other class of common stock are issued or outstanding. The Company has retained Broadridge Financial Solutions, Inc. to assist in the distribution of proxy materials and solicitation of votes. The Company bears all costs associated with the distribution and solicitation.
At the Special Meeting, the Stockholders of the Company will vote on matters noted in the proxy. The affirmative vote of the holders of more than fifty-percent (50%) of the total number of votes entitled to be cast in respect of all of the shares entitled to vote on the Plan of Merger will be required to approve the Plan of Merger. The approval of the Compensation Proposals and Adjournment Proposal requires an affirmative majority of the total votes cast “FOR” and “AGAINST” the proposals at the meeting.
Whether or not you attend the Special Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy card, regardless of the number of shares you own. Shares of common stock represented by a properly executed and returned proxy card will be treated as present at the Special Meeting for purposes of determining a quorum without regard to whether the proxy card is marked as casting a vote for or against or abstaining with respect to a particular matter. If the enclosed proxy card is properly signed and returned, your shares will be voted on all matters that properly come before the Special Meeting for a vote. If instructions are specified in your signed proxy card with respect to matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, the shares represented by such proxy card will be voted in accordance with the recommendation of the Board of Directors. So far as is now known, there is no business to be acted upon at the Special Meeting other than as set forth above, and it is not anticipated that other matters will be brought before the Special Meeting. If, however, other appropriate matters are duly brought before the Special Meeting, the persons appointed as proxy agents will have discretion to vote or act thereon according to their own judgment.
In addition to voting by your proxy card, you may use the Internet to transmit your voting instructions. Online voting is available at www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Telephone voting is available by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Please have your proxy card in hand when you call or access the web page and then follow the instructions.
The failure of any Stockholder of record to submit a signed proxy card, grant a proxy electronically or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the Plan of Merger but will not have any effect on the other proposals. Abstentions will have the same effect as a vote “AGAINST” the Plan of Merger, but will not have any effect on the other proposals.
If your shares are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee, as applicable, will not be permitted to vote your shares without instructions from you on any of the proposals, and the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Plan of Merger but will not have any effect on the other proposals. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares by following the procedures provided by your bank, brokerage firm or other nominee. You also will not be able to vote your shares in person at the Special Meeting or any adjournment thereof unless you obtain a legal proxy form from your broker, bank or other nominee.
You should carefully read and consider the entire proxy statement and its annexes, including, but not limited to, the Plan of Merger, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Plan of Merger, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Broadridge Financial Solutions
51 Mercedes Way
Edgewood, NY 11717
1-800-690-6903

TABLE OF CONTENTS

SUMMARY
This summary highlights selected information from the Proxy Statement and may not contain all information that may be important to you. Accordingly, we encourage you to carefully read this entire Proxy Statement and its appendices. The Plan of Merger is attached as Appendix 1 to this proxy statement. You should carefully read and consider the entire Plan of Merger, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, the terms “Company,” “Surviving Corporation,” “we,” “our,” “ours” and “us” refer to The National Security Group, Inc. and the term “you” refers to each beneficial owner of shares of common stock of the Company. Throughout the proxy statement, we refer to VR Insurance Holdings, Inc. as “Parent” and VR Insurance Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated January 26, 2022, by and among the Company, Parent and Merger Sub as the “Plan of Merger.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Plan of Merger.

Proposed Transaction or “Merger” See “The Merger” on p. 27.	The Company and Parent and its subsidiary Merger Sub have entered into the Plan of Merger which provides for the acquisition of the Company by Parent, by the merger of Merger Sub with and into the Company, with the Company surviving the Merger and thereby becoming a wholly-owned subsidiary of Parent.
The Parties involved in the Merger
The National Security Group, Inc.

Headquartered in Elba, Alabama, the Company, through its property & casualty and life insurance subsidiaries, is a specialty underwriter of property, casualty, life, accident and health insurance in ten states. The Company’s property and casualty insurance subsidiary writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners’ products. The Company’s life insurance subsidiary also offers life, accident and health, supplemental hospital and cancer insurance products.

The principal executive offices of the Company are located at 661 East Davis Street, Elba, Alabama 36323, and its telephone number is 334-897-2273.

VR Insurance Holdings, Inc.

VR Insurance Holdings, Inc. (“Parent”) is a Delaware corporation and wholly owned subsidiary of VR Insurance SPV, LLC, a Delaware limited liability company owned by Vivek Ranadivé and a group of family office and strategic investors.

VR Insurance Merger Sub, Inc.

VR Insurance Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of VR Insurance Holdings, Inc. Merger Sub was formed to facilitate the Merger and will merge with the Company upon the closing of the Merger.

Structure of the Merger See “The Merger” on p. 27, and “Principal Terms of the Agreement and Plan of Merger” on p. 61.
The Plan of Merger requires Merger Sub, a newly formed subsidiary of Parent, to merge with and into the Company, with the Company surviving the Merger. Parent will provide the funds to be distributed for the Merger Consideration pursuant to the Plan of Merger.

The Closing or the Effective Time for the Merger is expected to occur in the second or third quarter of 2022. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock that are owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”)) will be converted into the right to receive cash, without interest, in the amount of $16.35 per share subject to adjustments in Section 2.06 of the Plan of Merger and as detailed in Principal Terms of the Agreement and Plan of Merger, p. 61 (the “Merger Consideration”).

At or immediately prior to the closing of the Merger, Parent will deposit, or cause to be deposited, sufficient funds to pay the aggregate Merger Consideration with the Paying Agent for payment of each share of common stock owned by each stockholder.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined (“Dissenting Shares”) pursuant to an appraisal proceeding, as contemplated by Section 262 of the Delaware General Corporation Law (“DGCL”)).

At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Stockholder Support Agreement See “The Merger – Stockholder Support Agreements” on p. 55.
On the same date as the execution of the Plan of Merger, certain directors who are Stockholders (individually and with respect to shares over which such person may have sole voting control), entered into separate Stockholder Support Agreements (the “Support Agreements”), pursuant to which and subject to the terms thereof, among other things, each such Stockholder, individually, agreed to vote the shares owned by him in favor of the approval of the Merger and Plan of Merger, and to take certain other actions in furtherance of the transactions contemplated by the Plan of Merger. Such Stockholders did not receive any additional consideration for entering into the Support Agreement. The execution of the Support Agreements was not a condition to the execution of the Plan of Merger nor the consummation of the transactions pursuant to the Plan of Merger. The Support Agreement by its terms does not limit the Stockholder from fulfilling his fiduciary duties as a director of the Company and voting shares consistent with such fiduciary duty.

The Special Meeting See “The Special Meeting” on p. 24.
Place, Date and Time. The Special Meeting of Stockholders will be held on June 20, 2022 at 10:00 a.m., Central Daylight Time, at the principal executive offices of the Company, 661 East Davis Street, Elba, Alabama.

Who is Eligible to Vote. If you were the record owner of shares of common stock of the Company on the Record Date, you are eligible to vote at the Special Meeting. If your shares are held in “street name,” you may direct your nominee how to vote your shares if your nominee owned the shares on the record date and you follow the instructions provided by your nominee.

Purpose. Stockholders will be asked to consider and vote upon a proposal to approve the Plan of Merger and a proposal to, if necessary or appropriate, adjourn the Special Meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Plan of Merger. In addition, Stockholders will be asked to consider and vote, on an advisory basis, upon a Compensation Proposal.

Record Date. The Board of the Company has established April 26, 2022 as the Record Date for the Special Meeting. As of the Record Date, there were 2,532,632 Shares outstanding.

Vote Required for Approval of the Plan of Merger. Each Stockholder is entitled to one vote for each share on each of the matters to be voted on at the Special Meeting. The affirmative vote of the holders of more than fifty percent (50%) of the total number of votes entitled to be cast in respect of all of the shares entitled to vote on the Plan of

See “The Merger - Background of the Merger” on p. 27 and “Recommendation of the Board” on p. 36.
Merger will be required to approve the Plan of Merger. If you do not vote at the Special Meeting, your failure to vote will have the same effect as a vote against the Merger.

Vote Required for Compensation Proposals. The votes cast in favor of the Compensation Proposals must exceed the votes cast against the Compensation Proposals. Your vote on this item is advisory and will not be binding on the Company. Therefore, if the Plan of Merger is approved by the Company Stockholders, the Compensation Proposals will still be paid to those contemplated if and to the extent required or allowed under applicable law even if Company Stockholders do not approve the Compensation Proposals. For more information regarding the Compensation Proposals, see Interests of the Company’s Directors and Executive Officers in the Merger; Golden Parachute Proposal, p. 57.

Vote Required for Adjournment. The votes cast in favor of adjournment must exceed the votes cast against the adjournment.

Procedure for Voting. If you are a record owner of the Company Common Stock, you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the Special Meeting in any of the three following ways: (i) by signing and returning the enclosed proxy card in the enclosed envelope; (ii) by using the internet in accordance with instructions on the enclosed proxy card; or (iii) by using the internet in accordance with instructions on the enclosed proxy card. If you hold shares in “street name” (that is, through a bank, broker, or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the Special Meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Special Meeting.

A Stockholder may revoke its proxy at any time before the vote is taken at the Special Meeting. You may revoke your proxy prior to the Special Meeting by either (i) submitting to the Company a properly executed proxy bearing a later date; (ii) by providing different telephone or internet instructions at a later date; or (iii) by giving written notice of revocation to the Secretary of the Company. The mailing address of the Company is 661 East Davis Street, Elba, Alabama 36323. You may also revoke your proxy by voting your shares at the Special Meeting. Merely attending the Special Meeting without voting will not constitute revocation of an earlier proxy.

Determination and Recommendation of the Board on the Merger. On January 26, 2022, the Board, including all of the disinterested members of the Board, unanimously approved the Plan of Merger. The Board believes the Merger will benefit the Company and the Stockholders.

The Board recommends that the Stockholders vote “FOR” the approval of the Plan of Merger and “FOR” the approval, on an advisory basis, of the Compensation Proposals. Additionally, the Board recommends that the Stockholders vote “FOR” the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies.
Therefore, if you are a Stockholder and are in favor of the Plan of Merger, you are encouraged to vote in favor of the Plan of Merger either in person or by proxy at the Special Meeting. If you do not vote at the Special Meeting, your failure to vote will have the same effect as a vote against the Merger.

The Plan of Merger See “Principal Terms of the Agreement and Plan of Merger” on p. 61.
The Plan of Merger provides for Merger Sub, a newly formed Parent subsidiary, to be merged into Company with Company surviving the merger. At the Merger Effective Time, the shares of the Merger Sub will be converted into shares of Common Stock of the Surviving Corporation so that the Surviving Corporation will become a wholly owned subsidiary of Parent. Upon the Effective Time, the Surviving Corporation shall amend and restate its certificate of incorporation as provided for in the Certificate of Merger and make all other filings or recordings required by Delaware law in connection with the Merger.

Merger Effective Time. The Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and Parent and specified in the Certificate of Merger).

Merger Consideration. At the Merger Effective Time, all shares of Common Stock of the Company (other than the Cancelled or Dissenting Shares and referred to as “Shares”) will be canceled and converted into the right to receive cash in the amount of $16.35 per shares. The Merger Consideration is subject to a downward adjustment if the combined statutory capital and surplus of the Company’s insurance subsidiaries is less than $43,000,000 according to the financial statements most recently filed with the insurance regulators prior to closing. If the combined statutory capital and surplus is less than $43,000,000 and not less than $38,700,000, the per share price will be subject to a downward adjustment in an amount up to 10% of the per share price. In such event, the Merger Consideration will be an amount equal to $16.35 multiplied by a fraction in which the sum of the combined statutory capital and surplus is the numerator and $43,000,000 is the denominator. If the combined statutory capital and surplus is less than $38,700,000, the Merger Consideration will not be reduced below 90% of $16.35, but Parent will have the right to terminate the Plan of Merger.

Effect of the Merger	Upon the terms and subject to the conditions of the Plan of Merger, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s common stock will no longer be publicly traded, and will be delisted from NASDAQ. In addition, the Company’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer file periodic reports with the United States Securities and Exchange Commission. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
Interests of Directors and Executive Officers in the Merger See “Interest of Directors and Executive Officers in the Merger; Golden Parachute Proposal” on p. 57.
Certain of the Company’s executive officers and directors may have interests in the merger that may be different from or in addition to those of the Stockholders generally. The Company’s Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Plan of Merger, in approving the Plan of Merger and the Merger and in recommending that the Plan of Merger be approved by the Stockholders. As described in more detail below, these interests potentially include:

•Payments Following Change in Control.
▪Certain executive officers and directors are entitled to supplemental retirement payments pursuant to a Supplemental Executive Retirement Plan if there is a change in control. The change in control payments under the Supplemental Executive Retirement Plan are described later in this proxy statement.
▪Certain executive officers and directors are entitled to accelerated payments under the Company’s Non-Qualified Deferred Compensation Plan on a change of control as described later in this proxy statement.

•Employment and Consulting Arrangements. In connection with the Plan of Merger, the Company’s subsidiary, National Security Insurance Company, entered into an employment agreement with each of Brian McLeod and Jack Brunson and an independent contractor agreement with W.L. Brunson, Jr. (the “Employment and Consulting Arrangements”). The Employment and Consulting Arrangements will be effective upon the closing of the Merger.

•Indemnification and Insurance. The Plan of Merger requires that the Company continue to provide for certain indemnification arrangements for the Company’s current and former officers and directors and the continuation of certain director and officer insurance arrangements for the benefit of the Company’s current and former officers and directors for six years after the completion of the transaction.

Opinion of the Company’s Financial Advisor See “The Merger - Opinion of the Company’s Financial Advisor” on p. 39 and Appendix 2 to this Proxy Statement.
Piper Sandler & Co. (“PSC”) delivered its opinion, dated January 26, 2022, to the Board to the effect that, as of the date of the opinion and based upon and subject to the factors, considerations, qualifications, limitations and assumptions set forth therein, the Merger Consideration to be received by Stockholders in the Merger pursuant to the Plan of Merger was fair to such holders, from a financial point of view.

The full text of the written opinion of PSC, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix 2 to this proxy statement. The Stockholders should read the opinion in its entirety, as well as the section of this Proxy Statement entitled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page 39. PSC’s opinion is included in this proxy statement solely because it was considered by the Board in connection with its approval of the Plan of Merger. The opinion was solely for the information of, and directed to, the Board (solely in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any Stockholder or any other person or entity or used for any other purpose. The opinion does not constitute a recommendation to the Board as to how the Board should vote on any aspect of the Merger or to any Stockholder as to how any such Stockholder should vote at any Stockholders’ meeting at which the Merger is considered.

Regulatory Approvals See “The Merger - Governmental Approvals” on p. 56 and “Principal Terms of the Agreement and Plan of Merger – Governmental Approvals” on p. 70.	The transactions contemplated by the Plan of Merger are subject to the approval of the Commissioner of Insurance of Alabama as required under the Alabama Insurance Holding Company System Regulatory Act. Parent and Merger Sub will be required to file a Form A and other required regulatory filings with the Alabama Department of Insurance. The Commissioner must hold a public hearing on the Form A before making his determination on the approval of the Merger. The hearing is scheduled to occur on June 14, 2022, with an expectation of the approval occurring late in the second quarter or early third quarter of 2022.
Transaction Expenses	The Company is responsible only for those expenses incurred in connection with the Plan of Merger. In addition, the Surviving Corporation shall pay the charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.
Material Federal Income Tax Consequences See “Certain Federal Income Tax Consequences” on p. 75.	Stockholders receiving cash in the Merger will be treated as receiving sale proceeds from the sale of their shares of stock in the Company. The Company will not recognize any gain or loss for federal income tax purposes as a result of the Merger. Stockholders should consult their own tax advisers for their specific Federal Income Tax Consequences of the transaction.
Appraisal Rights See “The Merger – Appraisal Rights” on p. 52.
The Stockholders who do not wish to approve the Plan of Merger will have appraisal rights under the DGCL with respect to the Shares to be converted into cash pursuant to the Plan of Merger. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL, a copy of which is included as Appendix 3 to this Proxy Statement (the “Appraisal Rights Statute”). Under the DGCL, Stockholders of record who continuously hold shares of the Company common stock through the Effective Time and do not vote in favor of the approval of the Plan of Merger will have the right to seek appraisal of the “fair value” of their shares as determined by the Delaware Court if the Merger is completed. Appraisal rights will only be available to Stockholders who properly deliver, and do not properly withdraw, a written demand for an appraisal to the Company prior to the vote on the proposal to approve the Plan of Merger at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Plan of Merger.

Your failure to follow exactly the procedures specified under the Appraisal Rights Statute will result in loss of your rights of dissent.

Conditions to the Merger See “Principal Terms of the Agreement and Plan of Merger - Conditions to Closing” on p. 68.
The Plan of Merger is subject to the satisfaction of the following conditions prior to the Closing Date:

•the Plan of Merger must have been approved by the holders of more than 50 percent of the Shares entitled to vote at the special meeting;
•government or regulatory approvals must have been obtained;
•no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Plan of Merger shall be in effect;
•the Company, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform prior to the Closing Date under the terms of the Plan of Merger;

•the respective representations and warranties of the Company, Parent and Merger Sub contained in the Plan of Merger must be true in all respects as of the Closing Date in the manner described in the Plan of Merger, except as would not have a Material Adverse Effect (as defined in the Plan of Merger);
•the Company shall not have suffered a Material Adverse Effect, as defined in the Plan of Merger (a “Material Adverse Effect”), and there shall have been no occurrence, circumstance or combination thereof (whether arising on or after the date hereof), which, as of the Closing Date, is reasonably likely to result in a Material Adverse Effect on the Company;
•the Employment and Consulting Arrangements shall be in full force and effect as of the Closing; and
•Parent shall have deposited the Merger Consideration in trust with the Paying Agent for the benefit of the Stockholders of the Company as required by the Plan of Merger.
The Closing Date may be delayed if more time is required for the satisfaction of these conditions.

Negotiations with Other Parties See “Principal Terms of the Agreement and Plan of Merger - No Solicitation” on p. 65.
The Plan of Merger provides that so long as the Plan of Merger remains in effect and no notice of termination has been given under the Plan of Merger, the Company shall not authorize or knowingly permit any of its Representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any person or any group of persons other than Parent or any of its affiliates concerning any Acquisition Proposal, as defined in the Plan of Merger, other than as expressly provided in the Plan of Merger.

If the Company receives an Acquisition Proposal or there is a public announcement of an Acquisition Proposal from the date of the Plan of Merger until thirty (30) days following, the Plan of Merger allows the Board to furnish information to, or enter into discussions or negotiations with, any person or group of persons regarding any such Acquisition Proposal, or approve and recommend to the Company’s Stockholders any such Acquisition Proposal from any person or group of persons, if the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to the Stockholders, that such Acquisition Proposal constitutes a Superior Proposal (or could reasonably be expected to lead to a Superior Proposal) and that such action is appropriate in furtherance of the best interests of the Stockholders and in order for the Company Board to comply with its fiduciary obligation to its Stockholders.

“Acquisition Proposal” means (i) any proposal pursuant to which any person or group of persons, other than the Parent or the Company, would acquire or participate in a merger, consolidation, or other business combination involving the Company, directly or indirectly; (ii) any proposal by which any person or group of persons, other than the Parent or the Company, would acquire a substantial equity interest in the Company, including the right to vote 5% or more of the capital stock entitled to vote for the election of directors; (iii) any acquisition of 5% or more of the assets of the Company, other than in the ordinary course of business; (iv) any acquisition in excess of 5% of the outstanding capital stock of the Company, other than as contemplated by this Agreement; (v) any acquisition of control (as defined under the Insurance Laws) of the Company; or (vi) any transaction similar to the foregoing.
“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “5%” shall be replaced by “50%”) that did not result from a breach by the Company of the Plan of Merger, and that the Board of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to the Stockholders, is reasonably likely to be consummated in accordance with its terms taking into account all legal, regulatory and financing aspects of the proposal and, if consummated, would be more favorable from a financial point of view to the Company’s Stockholders than the Merger (taking into account (A) any proposed changes to the Plan of Merger made or proposed in writing by Parent and (B) all legal, regulatory, financial (including any termination fee amounts and conditions), timing, financing and other aspects of such proposal).

Termination of the Plan of Merger See “Principal Terms of the Agreement and Plan of Merger - Termination of the Agreement and Plan of Merger” on p. 70.
The Plan of Merger may be terminated at any time prior to the Closing:

•by mutual written agreement of Parent and the Company;
•by either Parent or the Company if the Closing shall not have occurred on or before August 31, 2022 (the “Outside Date”); provided, that if, as of the Outside Date, all conditions have been satisfied or waived other than the required regulatory approvals then either the Company or Parent may extend the Outside Date until the date that is three months from the initial Outside Date by providing written notice to the other party; provided, however, that the right to terminate the Plan of Merger shall not be available to a party whose failure to fulfill any obligation under the Plan of Merger materially contributed to the failure of the Effective Time to occur on or before such date;
•by either Parent or the Company if any governmental entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which, in either such case, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, which Governmental Order (as defined in the Plan of Merger) shall have become final and non-appealable;
•by either Parent or the Company if the Plan of Merger is not approved by the Stockholders;
•by Parent, if (a) the Company Board is unwilling or unable to recommend the approval of the Plan of Merger due to receiving a Superior Proposal; or (b) after recommending the approval and adoption of the Plan of Merger, the Company Board shall have withdrawn, modified or amended such recommendation due to a Superior Proposal (a “Company Recommendation Event”);

•by the Company upon the occurrence of a Company Recommendation Event or the Company authorizes, recommends, approves or enters into an agreement with any person to effect a Superior Proposal (an “Acquisition Event”); and
•by Parent, if the combined statutory capital and surplus of the Company’s insurance subsidiaries is less than $38,700,000.

Termination Fee See “Principal Terms of the Agreement and Plan of Merger - Termination Fee” on p. 71.	In the event that the Company terminates the Plan of Merger due the occurrence of a Company Recommendation Event or an Acquisition Event, the Company has agreed to pay Parent a termination fee of $1,242,256.00 within ten business days following termination.

QUESTIONS AND ANSWERS ABOUT
THE MERGER

What is the Purpose of this Proxy Statement?

We are furnishing this Proxy Statement to all Stockholders to provide information on the terms of the Plan of Merger. Since the Merger is not an ordinary course proposal for our Special Meeting, we are providing additional, basic information regarding the Merger in the form of questions and answers below.

What is included in this mailing package?

This mailing package includes this Proxy Statement which describes the details of the Merger, as well as the appendices hereto, including copies of the Plan of Merger, the PSC opinion and the Appraisal Rights Statute. It also includes a proxy card and postage prepaid envelope that a Stockholder can use to appoint proxies to vote on your behalf at the Special Meeting pursuant to the choice indicated on the proxy card. We urge you to read this Proxy Statement carefully and in its entirety before voting on the Plan of Merger.

What matters will be voted on at the Special Meeting?

You will be asked to consider and vote on the following proposals:

•to approve and adopt the Plan of Merger;
•to approve and adopt, on a non-binding advisory basis, the Compensation Proposals; and
•if necessary or appropriate, to adjourn the Special Meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Plan of Merger.
How does the Board of the Company recommend that I vote on the proposals?
The Board of the Company unanimously recommends that you vote:
•“FOR” the proposal to approve and adopt the Plan of Merger;
•“FOR” the Compensation Proposals; and
•“FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the Plan of Merger.
You should read The Merger - Background of the Merger beginning on page 27 and The Merger - Recommendation of the Board beginning on page 36 for a discussion of the factors that the Board considered in deciding to recommend the approval of the Merger and adoption of the Plan of Merger. In considering the proposed Merger, you should be aware that some of the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Stockholders generally. See The Merger - Interests of the Company's Directors and Executive Officers in the Merger beginning on page 57.

Who are the parties to the Merger?

Parent, its wholly owned subsidiary Merger Sub, and the Company have agreed to a plan for the acquisition of all of the outstanding stock in the Company in exchange for a cash payment pursuant to the terms of an Agreement and Plan of Merger dated January 26, 2022.

The Company is headquartered in Elba, Alabama, the Company, through its property & casualty and life insurance subsidiaries, is a specialty underwriter of property, casualty, life, accident and health insurance in ten states. The Company’s property and casualty insurance subsidiary writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners’ products. The Company’s life insurance subsidiary also offers life, accident and health, supplemental hospital and cancer insurance products.

Parent is a Delaware corporation and wholly owned subsidiary of VR Insurance SPV, LLC, a Delaware limited liability company beneficially owned by Vivek Ranadivé and a group of family office and strategic investors.

The Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent. It was formed to facilitate the Merger and will merge with the Company upon the closing of the Merger.

Following the completion of the Merger, what will happen to the operations of the Company and its employees?
As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. The Plan of Merger provides that the Merger Sub’s directors will become directors of the Surviving Corporation upon completion of the Merger and the officers of the Company will continue to be the officers of the Surviving Corporation. In addition, Ross Aron, who is currently the chief executive officer of Parent, will become the chief executive officer of the Surviving Corporation. Parent currently intends to avoid unnecessary disruptions in the operations of the Company and intends to keep the existing operations in Elba, Alabama. The Parent further expects that Company employees will continue their employment with the Company or any affiliate thereof in the near future.
What are the benefits of the Merger?
The Merger will provide certainty of value and liquidity to all Stockholders, enabling you to realize value created at the Company in recent years, while eliminating long-term business risks. The Board believes the Merger is the most favorable available alternative for the Company in light of the consideration of the risks and uncertainty of achieving greater value for the Stockholders by pursuing alternatives to the Merger (including continuing to execute on the Company’s current business plan), relative to the benefits of the Merger.
How will the Company and its Stockholders be affected if the Merger is not approved?
If the Merger is not approved, the Company’s operations will continue in Elba, Alabama and the Company will continue as a public company for the foreseeable future. However, the Company will potentially face continued challenges of low trading volume, lack of liquidity for Stockholders, and a public share price that may not reflect the true economic value of the Company.

What do I need to do in order to receive consideration in the Merger?

Upon approval by Stockholders and completion of the Merger, your shares will be automatically converted into a right to receive cash pursuant to the transactions contemplated by the Plan of

Merger. At the Effective Time, you will no longer own shares or have any rights of a Stockholder, unless you exercise your rights under the Appraisal Rights Statute.

What amount of consideration will Stockholders receive?

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $16.35 in cash, subject to any adjustments pursuant to the Plan of Merger and without interest thereon and after giving effect to any required tax withholdings, for each share of the Company common stock that you own immediately prior to the Effective Time, upon the surrender of (i) certificates representing your shares of the Company common stock and (ii) uncertificated shares of your Company common stock. If you properly exercise your appraisal rights under the Appraisal Rights Statute, your shares will not be automatically converted into a right to receive the Merger Consideration and you will be entitled to have the value of your shares determined in accordance with the Appraisal Rights Statute, which may or may not be less than the amount you would receive as Merger Consideration.

The Merger Consideration is subject to downward adjustment if the combined statutory capital and surplus of the Company’s insurance subsidiaries is less than $43,000,000 according to the financial statements most recently filed with the insurance regulators prior to closing. If the combined statutory capital and surplus is less than $43,000,000 and not less than $38,700,000, the per share price will be subject to a downward adjustment in an amount up to 10% of the per share price. In such event, the Merger Consideration will be an amount equal to $16.35 multiplied by a fraction in which the sum of the combined statutory capital and surplus is the numerator and $43,000,000 is the denominator. If the combined statutory capital and surplus is less than $38,700,000, the Merger Consideration will not be reduced below 90% of $16.35, but Parent will have the right to terminate the Merger.

What are my appraisal rights if I do not approve the Merger and exercise my appraisal rights under the Appraisal Rights Statute in lieu of receiving the cash Merger Consideration?

Stockholders who do not wish to approve the Plan of Merger will have appraisal rights under the DGCL with respect to the Shares to be converted into cash pursuant to the Plan of Merger. In order to exercise your appraisal rights, you must follow the requirements set forth in the Appraisal Rights Statute, a copy of which is included as Appendix 3 to this Proxy Statement. Stockholders of record who continuously hold shares of the Company common stock through the Effective Time and do not vote in favor of the approval of the Plan of Merger will have the right to seek appraisal of the “fair value” of their shares as determined by the Delaware Court if the Merger is completed. Appraisal rights will only be available to Stockholders who properly deliver, and do not properly withdraw, a written demand for an appraisal to the Company prior to the vote on the proposal to approve the Plan of Merger at the Special Meeting and who comply with the procedures and requirements set forth in the Appraisal Rights Statute. The appraisal amount could be more than, the same as or less than the amount a Stockholder would be entitled to receive under the terms of the Plan of Merger.

Your failure to follow exactly the procedures specified under the Appraisal Rights Statute will result in loss of your rights of appraisal and you will in turn receive the Merger Consideration. See Appraisal Rights beginning on page 52.

What will be the material federal income tax consequences of the Merger to the Company and Stockholders?

Because special rules may apply to you in your particular circumstances, we recommend that you consult a tax or benefit advisor to fully understand the income tax consequences. Merger

Consideration received by Stockholders will generally be taxable to them as proceeds from the sale of their stock in the Company.

Unless you are an entity exempt from the Form 1099 reporting for a U.S. person (such as a corporation), you will be provided a Form 1099 with respect to any cash consideration you receive.

A tax information form will be sent to Stockholders with the letter of transmittal from the Exchange Agent after the Merger Effective Time. Regardless of whether you choose to vote on the Merger, you should complete and return the tax information form. Otherwise, your failure to complete and return the tax information form may result in the Exchange Agent withholding and remitting to the IRS 24% for a U.S. person of any cash payment (so-called backup withholding) against any potential federal income tax liability you may have.

The Company will not recognize any gain or loss for federal income tax purposes as a result of the Merger. See Certain Federal Income Tax Consequences beginning on page 75.

Are the Company directors or officers receiving compensation under the Plan of Merger?

Directors and officers will receive payments to which they are entitled as Stockholders. Certain of the directors and officers have elected to defer their prior compensation from the Company and the deferred compensation will be payable at the Effective Time of the Merger. Certain of the officers who are also directors will be employed by the Company after the Effective Time of the Merger. For information with respect to payments to be made to certain officers and directors of the Company as a result of the Merger, see Interests of the Company’s Directors and Executive Officers in the Merger beginning on page 57.

What steps must take place for the Merger to occur?

For the Merger to occur, a number of steps must be taken, including the following key steps:

•The Plan of Merger and the transactions contemplated thereby were required to be adopted by the Board. This adoption occurred on January 26, 2022;
•Parent and Merger Sub must file with the Alabama Department of Insurance an application on Form A for approval of the change of control contemplated by the Plan of Merger and the Alabama Commissioner of Insurance must approve the Plan of Merger after a public hearing on the Form A; and
•The Plan of Merger must be submitted to a vote of Stockholders of the Company, and the holders of more than fifty percent (50%) of the shares held by the Stockholders on the Record Date must approve the Plan of Merger. The Stockholders will vote on the Plan of Merger at the Special Meeting.
In addition, in order for the Merger to become effective, the conditions to the closing of the Plan of Merger must be satisfied. These conditions are discussed in Principal Terms of the Agreement and Plan of Merger – Conditions to Closing beginning on page 68 of this Proxy Statement.
When and where is the Special Meeting?

The Special Meeting of Stockholders of the Company will be held on June 20, 2022, at 10:00 a.m., Central Daylight Time, at the principal executive offices of the Company, 661 East Davis Street, Elba, Alabama.

Who is entitled to vote at the Special Meeting?

Only Stockholders who own shares of common stock on the Record Date are eligible to vote at the Special Meeting. Each holder of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock that such holder owned as of the close of business on the Record Date. If you hold shares in “street name” (that is, through a bank, broker, or other nominee), your shares must be voted in accordance with instructions provided by the nominee.

What vote is required for the Company’s Stockholders to approve and adopt the Plan of Merger?
The affirmative vote of more than fifty percent (50%) of the shares held by the Stockholders on the Record Date is required to approve the Plan of Merger.
What vote is required to approve the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies?
If there are insufficient votes to approve the Plan of Merger, the Stockholders may vote on the adjournment of the Special Meeting. The adjournment is approved if the votes cast in favor of the adjournment exceed the votes cast against the adjournment.
Who is soliciting my vote?
This proxy solicitation is being made by the Company Board. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts.
What do I need to do now?
Please carefully review the information contained in the Proxy Statement. Even if you plan to attend the Special Meeting, please vote promptly by signing and returning the enclosed proxy card to the Company by mail in the enclosed prepaid envelope, or by hand at 661 East Davis Street, Elba, AL 36323. In addition to voting by your proxy card, you may use the Internet to transmit your voting instructions. Online voting is available at www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Telephone voting is also available by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Please have your proxy card in hand when you call or access the web page and then follow the instructions.
If you are a Stockholder on the Record Date and desire to have your shares converted into the right to receive the Merger Consideration, you are encouraged to vote in favor of the Plan of Merger. If you do not vote in person or by proxy at the Special Meeting, your failure to vote will have the same effect as a vote against the Merger.
If you return an executed proxy card that does not indicate your vote, the Board has instructed the proxies to vote in favor of the Plan of Merger.
How do I cast my vote in person at the Special Meeting?

If you are a Stockholder on the Record Date, you may vote at the Special Meeting whether or not you have delivered your proxy card or voted by telephone or internet. If your shares are held in the name of a nominee and you would like to attend the Special Meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Special Meeting.

Can I change my vote after I have delivered my proxy?

Yes. You may revoke your proxy in one of the following three ways:

•by notifying us in writing at 661 East Davis Street, Elba, Alabama 36323 Attention: Secretary;
•by attending the Special Meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);
•by submitting a new proxy card executed after the date of the proxy card being revoked; or
•by providing different telephone or internet instructions at a later date.
When is the Merger expected to be completed?
The anticipated Closing Date is in the second or third quarter of 2022.
When will I receive the consideration due to me under the Plan of Merger?
If you are a Stockholder your Merger Consideration will be distributed to you in accordance with the procedures under the Plan of Merger. Promptly after the Effective Time, the Paying Agent will send you a letter of transmittal and instructions, which you will be required to return in order to receive your Merger Consideration. The payment of your Merger Consideration will be conditioned upon your return of a properly completed and executed letter of transmittal to the Paying Agent.
Should I send in my stock certificates now?
No. After the Merger is completed, the Paying Agent will send each Stockholder a letter of transmittal and written instructions describing how you should surrender your shares of Company common stock for the Merger Consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.
What should I do if I have lost my stock certificate?
If you have lost your stock certificate, please contact our transfer agent, Computershare, at 1-800-368-5948 or P.O. Box 505000, Louisville, KY 40233 to obtain replacement certificates.
Should I surrender my book-entry shares now?
No. After the Merger is completed, the Paying Agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such holder’s book-entry shares for Merger Consideration.

Who can help answer my questions?

If you have any questions regarding the Merger or how to exercise your voting rights, please contact Laura Jordan, Secretary. Laura may be contacted in writing at 661 East Davis Street, Elba, AL 36323, or by email at investors@nsgcorp.com. If you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, you may obtain them by contacting Laura at the same mailing address and email.

FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which the Company refers to in this proxy statement, including all documents incorporated by reference in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contains not only historical information, but also forward-looking statements, including all statements relating directly or indirectly to the timing or likelihood of completing the Merger, litigation and other information with respect to our plans and strategies, made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of the Company for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•the risk that the transaction may not be completed in a timely manner or at all;
•the ability to secure regulatory approvals on the terms expected in a timely manner or at all;
•the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally;
•the risk that the proposed transaction disrupts current plans and operations;
•the possibility that alternative acquisition proposals may or may not be made;
•the risk of litigation and/or regulatory actions related to the proposed transaction;
•the occurrence of any event, change or other circumstances that could give rise to the termination of the Plan of Merger;
•the effect of the announcement of the proposed transaction on Company’s relationships with its customers and agents, operating results and business generally; and
•the effects of the COVID‐19 pandemic and associated government actions on Company’s operations and financial performance, as well as the response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Company’s most recent Annual Report on Form 10‐K and Quarterly Report on Form 10‐Q and other documents of the Company on file with the SEC. Any forward‐looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Company and/or Parent will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations.

THE SPECIAL MEETING
Date, Time and Place
This Proxy Statement is being furnished to Stockholders in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting to be held on June 20, 2022 at 10:00 a.m., Central Daylight Time, at the principal executive offices of the Company, 661 East Davis Street, Elba, Alabama, and any adjournments or postponements thereof.
Purpose of the Special Meeting
At the Special Meeting, Stockholders will be asked (a) to approve and adopt the Plan of Merger, (b) if necessary or appropriate, to adjourn the meeting to obtain additional proxies to vote on the Plan of Merger, and (c) to vote, on an advisory basis, in favor the Compensation Proposals. The Board does not intend to bring any other matters before the Stockholders at the Special Meeting, and the Company does not know of any other matters to be brought before the Stockholders at the Special Meeting by others. If any other matters properly come before the Stockholders at the Special Meeting and authorization is given on the accompanying proxy, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.
Shares Entitled to Vote; Record Date; Quorum
    Stockholders who own shares on the Record Date are eligible to vote on the matters to be voted upon at the Special Meeting. Each Stockholder will have one vote per share on each matter voted upon at the Special Meeting. The Company Board established April 26, 2022 as the Record Date for the Special Meeting. As of the Record Date, there were 2,532,632 shares outstanding.
The holders of a majority of the stock issued and outstanding and entitled to vote at the Special Meeting, present virtually or represented by proxy, will constitute a quorum at the Special Meeting. As of the Record Date, there were 2,532,632 shares of common stock outstanding and entitled to vote at the Special Meeting, meaning that 1,266,317 shares of common stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the proposal to adopt the Plan of Merger.
Adjournments
Although it is not currently expected, the Special Meeting may be adjourned to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Plan of Merger or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned.
Copies of Proxy Statement
This Proxy Statement and the accompanying proxy card are being mailed to all Stockholders. Any Stockholder who needs an additional copy of the Proxy Statement or proxy card may obtain one by contacting Laura Jordan at The National Security Group, Inc., 661 East Davis Street, Elba, AL 36323, email: investor@nsgcorp.com.

Voting and Proxies
Any Stockholder may vote by (i) appearing at the Special Meeting and voting in person, or (ii) returning the executed and dated proxy card to the Company by mail to The National Security Group, Inc., 661 East Davis Street, Elba, Alabama 36323, Attention: Secretary. In addition to voting on the enclosed proxy card, a Stockholder may use the Internet to transmit voting instructions to the persons named as proxies on the proxy card. Online voting is available at www.proxyvote.com until 10:59 p.m., Central Daylight Time, on June 19, 2022. Telephone voting is available by calling 1-800-690-6903. A Stockholder may use any touch-tone telephone to transmit voting instructions up until 10:59 p.m., Central Daylight Time, on June 19, 2022. Please have your proxy card in hand when you call or access the web page and then follow the instructions.
The votes of all Stockholders represented at the Special Meeting by proxies properly appointed prior to the commencement of the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are given on properly appointed proxies timely received by the Company, such proxies will be voted at the Special Meeting “FOR” the Plan of Merger, “FOR” the Compensation Proposals and “FOR” the adjournment of the meeting if necessary or appropriate to obtain additional proxies. If conflicting instructions are given to a proxy, such proxy will not be counted as a vote cast either for or against any of the matters subject to the vote.
Shares Held by the Company’s Directors and Executive Officers
As of the Record Date, the Company’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,360,394 shares of common stock, representing approximately 53.71% of the shares of common stock outstanding on the Record Date.
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the adoption of the Plan of Merger; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposals; and (iii) “FOR” the approval of the Adjournment Proposal.
In addition, certain directors who beneficially own a total of 930,983 shares (individually and with respect to shares over which such person may have sole voting control), entered into Stockholder Support Agreements pursuant to which and subject to the terms thereof, among other things, such Stockholders agreed to vote the shares owned by them in favor of the approval of the Merger and Plan of Merger, and to take certain other actions in furtherance of the transactions contemplated by the Plan of Merger. The shares subject to the Support Agreements represent approximately 36.76% of the shares of common stock outstanding on the Record Date. Such Stockholders did not receive any additional consideration for entering into the Support Agreements. The execution of the Support Agreements was not a condition to the execution of the Plan of Merger nor the consummation of the transactions pursuant to the Plan of Merger. The Support Agreement by its terms does not limit a Stockholder from fulfilling his fiduciary duties as a director of the Company and voting shares consistent with such fiduciary duty. See The Merger – Stockholder Support Agreements beginning on Page 55 of this Proxy Statement.
Solicitation of Proxies
    The expense of soliciting proxies will be borne by the Company. The Company may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Revocation of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before such proxy is voted. Proxies may be revoked before taking of the vote at the Special Meeting by (i) delivering to the Company a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy and delivering it to the Company prior to the commencement of the Special Meeting; (iii) providing different telephone or internet instructions at a later date; or (iv) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice of revocation or subsequent proxy must be mailed or delivered by hand to The National Security Group, Inc., 661 East Davis Street, Elba, Alabama 36323 Attention: Secretary, or by email to investors@nsgcorp.com. A subsequent proxy should be received by the Company prior to the commencement of the Special Meeting, and a notice of revocation should be received prior to the vote being taken at the Special Meeting. Stockholders may obtain a new proxy card by written request to The National Security Group, Inc., 661 East Davis Street, Elba, Alabama 36323 Attention: Secretary.
Vote Required for Approval
The affirmative vote of the holders of more than fifty percent (50%) of the total number of votes entitled to be cast in respect of all of the shares entitled to vote on the Plan of Merger will be required in order for the Plan of Merger to be approved and the transactions contemplated thereby to be consummated. If you do not vote at the Special Meeting, your failure to vote will have the same effect as a vote against the Merger. The Compensation Proposals and the Adjournment Proposal will be approved if the votes cast in favor of the proposals at the Special Meeting exceed the votes cast against the proposals.

THE MERGER
Overview
    Parent proposes to acquire the Company pursuant to the terms and conditions of the Plan of Merger. On January 26, 2022, the Board unanimously adopted the Plan of Merger and recommended that the Stockholders vote in favor of the Plan of Merger. Under the Plan of Merger, the Stockholders will receive a cash payment for their shares held of record at the Effective Time.
Parties Involved in the Merger
The National Security Group, Inc.
The National Security Group, Inc., is headquartered in Elba, Alabama. The Company, which has been doing business since 1947, is an insurance holding company. It owns all of the shares of National Security Insurance Company, an Alabama domiciled life insurance company, and National Security Fire and Casualty Company, an Alabama domiciled property and casualty insurance company.
Additional information about the Company can be found on its website, https://www.nationalsecuritygroup.com.
VR Insurance Holdings, Inc. and VR Merger Sub, Inc.
VR Insurance Holdings, Inc. (“Parent”) is a Delaware corporation organized for the purpose of acquiring the Company and potentially other insurance and financial services businesses. Parent is a wholly owned subsidiary of VR Insurance SPV, LLC, a Delaware limited liability company beneficially owned by Vivek Ranadivé and a group of family office and strategic investors. Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent.

Mr. Ranadivé has been the Founder and Managing Director of Bow Capital Management LLC and its affiliated funds since 2016 and Chairman, Chief Executive Officer and Governor of the Sacramento Kings since 2013. He founded his first company, Teknekron Software Systems, Inc. (“Teknekron”), in 1986 to develop and apply software to financial trading floors. After selling Teknekron to Reuters PLC in 1994, he then went on to found and spin-out TIBCO as a separate company in 1997. TIBCO completed its initial public offering in 1999 and was subsequently sold to Vista Equity Partners in 2014 for $4.3 billion. As Chairman and Chief Executive Officer, Mr. Ranadive built TIBCO into a leading provider of middleware software that became the central data nervous system for many of the world’s largest companies and government agencies. Mr. Ranadivé holds a B.S. and M.A. degree in Electrical Engineering from the Massachusetts Institute of Technology and an MBA from Harvard Business School where he graduated as a Baker Scholar.

Background of the Merger
The following is a description of the material aspects of the Merger. While the Company believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to the Company’s stockholders. The Company encourages you to carefully read this entire proxy statement, including the appendices, for a more complete understanding of the Merger.

As part of its ongoing evaluation of business and strategic planning, the Company Board, from time to time, has discussed and reviewed the Company’s strategic goals and alternatives. These reviews have included a full range of strategic alternatives, including consideration of potential acquisitions, business combinations and capital raises, as well as the Company’s stand-alone business plans and prospects.

During the fall of 2020, in connection with an assessment of the Company’s strategic position and opportunities, the Company’s management began to assess with investment bankers and financial advisors familiar with the Company’s industry, the possibility of engaging in a range of strategic alternatives, including the possible sale of the Company. During this time, PSC and the Company engaged in several conversations around possible strategic alternatives for the Company and its stockholders. Representatives of PSC met with the Board in October 2020 and January 2021 and facilitated discussions of potential strategic alternatives available to the Company. At the January 2021 meeting the Board and representatives of PSC discussed preliminary valuations of various transactions involving the sale of all or part of the Company together with an analysis of the potential advantages and disadvantages of the various alternatives.

On February 4, 2021, the Company signed an engagement letter with PSC to act as financial advisor to the Company and help the Board evaluate strategic alternatives including a potential sale of all or parts of the Company. Following the execution of the engagement letter, representatives of PSC conducted detailed due diligence on the Company and began working with the Company’s management and counsel to draft a Confidential Information Memorandum (“CIM”) that highlighted the Company’s strengths, financial results and objectives with respect to a potential transaction. On March 30, 2021, the Board authorized representatives of PSC to begin its outreach to potential buyers in pursuit of a range of strategic alternatives, including a sale of all or parts of the Company.

On April 30, 2021, representatives of PSC, at the direction of the Board, began its initial outreach to potential buyers that included a broad universe of P&C insurance companies, life insurance companies, insurance distribution companies and financial sponsors. In total, PSC contacted 58 potential buyers, executed 36 Non-Disclosure Agreements (“NDA”) on behalf of the Company and distributed 37 CIMs to those potential buyers who had signed NDAs. Each of the NDAs contained customary standstill provisions. All but two of the NDAs also contained don't ask, don't waive clauses that prohibited the potential buyers from requesting a waiver or amendment of the standstill. The potential buyers that did not agree to don't ask, don't waive restrictions did not submit any acquisition proposals and did not request a waiver of the NDA's standstill provision. The Company and PSC subsequently held a number of conference calls and virtual meetings to respond to initial questions from potential buyers following their review of the CIM.

On May 27, 2021, representatives of PSC, at the direction of the Board, began distributing process letters to all potential buyers that signed an NDA and received a CIM. The process letter instructed interested potential buyers to submit initial proposals by June 18, 2021 and summarize key terms related to purchase price, consideration, transaction structure (i.e., whole company, P&C business only, life business only or P&C renewal rights), source of financing, strategic rationale, plans for current management and due diligence requirements. The initial process letter outlined the information needed in order for the Board, the Company’s management and PSC to compare any initial proposals received and to assist the Board in identifying parties interested in pursuing a potential sale transaction.

On June 3, 2021, representatives of PSC, at the Board’s direction, distributed the Company’s most recent actuarial appraisal of the Life Segment, dated June 1, 2021, to all potential buyers who received a CIM and expressed an interest in purchasing only the Life Segment (“Life Appraisal”). The Life Appraisal was produced by a third-party actuarial consulting firm and was meant to estimate the potential value of inforce and new business policies of the Life Segment as of September 30, 2020.

In connection with its outreach to potential buyers, representatives of PSC contacted a regional property and casualty insurance company who had expressed interest in acquiring the Company in 2016 (“Strategic Buyer A”). On June 4, 2021, representatives of PSC held a conference call with a senior executive of Strategic Buyer A, who expressed possible interest in acquiring the Company, but conveyed a lack of interest in purchasing the Company’s Life

Segment. At the conclusion of this conversation, representatives of PSC encouraged Strategic Buyer A to submit an initial proposal outlining their preferred transaction structure.

On June 11, 2021, representatives of PSC, at the Board’s direction, distributed a supplemental set of materials to all potential buyers that received a CIM (“Supplemental Materials”). The Supplemental Materials contained responses to questions received from potential buyers concerning the Company’s operations and mix of business and the then latest financial information of the Company.

Between June 18, 2021 and June 23, 2021, the Company and PSC received eleven (11) total initial proposals comprised of: two (2) proposals to purchase the whole company; two (2) proposals to purchase only the P&C Segment; five (5) proposals to purchase only the Life Segment; and two (2) proposals to purchase renewal rights of the Company’s P&C business. Despite continuing discussions, Strategic Buyer A did not submit an initial proposal. Of the eleven initial proposals received, the whole company proposals ranged in value from an estimated $13.83 to $14.50 per share; proposals to purchase the P&C Segment ranged in value from an estimated $37 million to $51 million; proposals to purchase the Life Segment ranged in value from an estimated $10 million to $17 million; and proposals to purchase renewal rights of the P&C Segment ranged in value from an estimated $4 million to $9 million.

On June 23, 2021, representatives of PSC held a conference call with a private equity-backed managing general agent (“MGA”) of property and casualty insurance products who had a strategic relationship with a major homeowners insurance carrier in markets where the Company operates (referred to herein as “MGA Buyer A”). On the call, representatives of PSC and MGA Buyer A discussed their rights proposal. MGA Buyer A also advised representatives of PSC that if the Board decided that their proposal was not competitive enough relative to other proposals then MGA Buyer A would consider submitting a proposal to purchase the whole company.

On June 28, 2021, representatives of PSC held a conference call to present a summary of the initial proposals to the Chairman of the Board and Company management. Attendees of the conference call discussed and considered the full range of transaction alternatives, including a sale of the whole company, separate sales of the P&C and Life Segments and a sale of renewal rights of the P&C Segment. In connection with this review of transaction alternatives, representatives of PSC prepared a sum-of-the-parts analysis to compare proposals for separate sales of the P&C and Life Segments with a sale of the whole company to a single buyer. In connection with the sum-of-the-parts analysis, the Board considered that the Company would need to use the proceeds of the separate sale transactions to repay any outstanding debt (approximately $14 million of outstanding debt as of 9/30/2021) and pay all of its transaction expenses (estimated at $3 million) if the Company pursued separate sales of the insurance subsidiaries. This would ultimately reduce net proceeds to Stockholders. Additionally, any distribution of the net proceeds of the sale would be subject to taxation at both the Company and Stockholder levels, effectively reducing the value to be received by the Stockholders. In contrast, a sale of the whole company in a single transaction would result in the buyer assuming any outstanding debt and funding any deficit at the holding company resulting from the payment of transaction expenses, and if structured as a stock sale, there would be no tax at the Company level.

At the conclusion of the discussion, the Chairman of the Board and Company management advised representatives of PSC to continue exploring separate sales of the P&C and Life Segments and a sale of the whole company to a single buyer. In addition, the Company authorized representatives of PSC to facilitate meetings between Company management and potential buyers who submitted proposals to purchase the whole company, potential buyers who submitted proposals to purchase the P&C Segment, MGA Buyer A and Strategic Buyer A. With respect to the five proposals to purchase only the Life Segment, the Board instructed representatives of PSC to inform those potential buyers that the Company was evaluating whole company sale alternatives or a sale of the P&C Segment. In the event that the Company decided to pursue separate sales of the P&C and Life Segments, representatives of PSC would be directed by the Company Board to contact the life insurance-only buyers to pursue further discussions with respect to a sale of the Life Segment. At approximately that time, the potential buyer who had indicated interest in acquiring the Life Segment at a $17 million purchase price withdrew its initial proposal. The remaining proposals for the Life Segment only ranged in value from $10 million to $13 million.

On July 8, 2021, representatives of the Company’s management met with executives from Strategic Buyer A at Strategic Buyer A’s offices to discuss transaction objectives, potential growth opportunities and other key diligence topics related to the Company’s existing operations. As part of this meeting, Company management reviewed selected pages from the CIM and discussed the opportunity for Strategic Buyer A to acquire the Company and integrate its operations into Strategic Buyer A’s operations.

On July 19, 2021, the Company held virtual management meetings with three potential buyers. The first meeting was with MGA Buyer A, whose initial proposal was to purchase renewal rights of the Company’s P&C Segment. The second meeting was with the family investment office of a New York-based investor, whose initial proposal was to purchase the whole company for $14.50 per share (referred to herein as “Investor A”). The third meeting was with another managing general agency with a program specializing in homeowners and property insurance products (“MGA Buyer B”), whose initial proposal was to purchase the P&C Segment. At the meetings, the parties focused the discussions on their key diligence topics, including but not limited to: business operations, information technology, finance and accounting, underwriting results, claims, reinsurance and rating agency discussions.

On July 20, 2021, MGA Buyer A, who originally submitted a proposal to purchase renewal rights of the Company’s P&C Segment, submitted a revised proposal to purchase the whole company at a price estimated to equal approximately $15.04 per share.

On July 20, 2021, Company management met in person with a private equity-backed homeowners insurance company (referred to herein as “P&C Buyer A”). P&C Buyer A’s initial proposal was to purchase only the P&C Segment for approximately $46 million to $51 million (based on GAAP book value of the P&C Segment plus $5 million to $10 million subject to further due diligence).

On July 21, 2021, Investor A informed representatives of PSC that they were not willing to move forward in the sale process without the right to negotiate on an exclusive basis with the Company. The Company authorized representatives of PSC to decline Investor A’s request for exclusivity given that their proposal was not sufficiently compelling compared to other proposals received to date. In response, Investor A refused to increase their initial purchase price of approximately $14.50 per share. Investor A informed representatives of PSC that they would no longer participate in the sale process.

On July 21, 2021, representatives of PSC held a conference call with a private equity-backed property and casualty insurance company (referred to herein as “P&C Buyer B”), who submitted a proposal to purchase the whole company for $35 million. P&C Buyer B informed representatives of PSC that they would not meet with Company management, and that they would withdraw from the sale process due to concerns about the competitiveness of their proposal.

On July 23, 2021, representatives of PSC presented to the Board an updated summary of the initial proposals, feedback from the potential buyers as part of the management meetings and other recent developments related to potential strategic alternatives. At the conclusion of the meeting, the Board authorized representatives of PSC to invite three parties to the next phase of the process: MGA Buyer A, MGA Buyer B and P&C Buyer A. The three parties were granted access to a Virtual Data Room (“VDR”) containing information related to the Company’s operations, financial results and legal structure. The Company granted access to the VDR to allow the three parties to conduct further due diligence.

Following the Board meeting, on July 23, 2021, representatives of PSC received a phone call from representatives of Parent. Representatives of Parent indicated to representatives of PSC that it had a strong interest in acquiring a P&C insurance company from which the Parent might build a broader insurance and financial services company that leveraged technology to make operations and distribution more efficient. Additionally, the Parent representatives advised that they would be working with Ross Aron, a seasoned insurance professional and investor, to assist with executing the potential transaction and ultimately to be a part of the investor group that would potentially purchase the Company. Based on this thesis, the Company authorized representatives of PSC to invite Parent into the process and Parent subsequently signed an NDA and received the CIM.

Additionally, on July 23, 2021, as instructed by the Board, representatives of PSC held a conference call with Strategic Buyer A to discuss the possibility of submitting an initial proposal. On the conference call, Strategic Buyer A expressed concern over the Company’s underwriting results with respect to the P&C Segment. In response, on July 27, 2021, representatives of PSC, at the direction of the Board, shared with Strategic Buyer A a detailed analysis of the Company’s property & casualty historical underwriting and expense results and a comparison of those results with the underwriting results of Strategic Buyer A. In contrast to Strategic Buyers A’s concerns, the Company believes that the analysis showed that the P&C Segment’s underwriting results had been consistent with, and in some respects better than, the underwriting results of Strategic Buyer A. Over the next several weeks, Strategic Buyer A did not respond to multiple phone calls and emails from PSC to continue the discussion. Eventually, representatives of PSC and the Company concluded that Strategic Buyer A did not have interest in pursuing further discussions.

On July 28, 2021, the Company held a conference call with an advisor who was working on behalf of a multi-billion dollar private equity firm (“Investor B”). Investor B inquired of the Company’s sale process and expressed interest in exploring a possible acquisition of the Company. Shortly thereafter, Investor B signed the NDA and received the CIM and Supplemental Materials.

On August 2, 2021, Company management held a virtual management meeting with Parent, highlighting its interest in exploring an acquisition of the Company. Representatives of Parent and the Company’s management discussed the Company’s organization, growth plans, potential for new product offerings and the status of key relationships with reinsurers, rating agencies and regulators. Representatives of Parent expressed strong interest in continuing the dialogue with the Company’s management.

On August 9, 2021, representatives of Company management held a conference call with MGA Buyer A to discuss diligence items primarily related to reinsurance, finance and accounting topics.

On August, 12, 2021, MGA Buyer A informed representatives of PSC that they no longer had an interest purchasing the whole company, but would still be open to considering a renewal rights transaction. Given the Board’s preference for a sale of the entire Company or the sale of one or more subsidiaries, MGA Buyer A concluded that a renewal rights transaction would no longer be competitive and informed representatives of PSC that they would withdraw from the sale process.

Additionally, on August 12, 2021, representatives of Company management held a virtual demonstration of the Company’s claims system with MGA Buyer B.

On August 15, 2021, representatives of PSC, at the Board’s direction, distributed a revised bid instruction letter and a list of key issues for a potential definitive agreement to purchase the whole company or the P&C Segment referred to herein as the “Legal Issues List”) to MGA Buyer B, P&C Buyer A, Investor B and Parent. The Company’s outside counsel prepared the Legal Issues List, in consultation with Company management, to outline the key legal terms on which the Company would pursue a range of sale transaction alternatives. The bid instruction letter provided recipients with instructions to submit a proposal by August 27, 2021 including terms related to the identity of purchaser and proposed transaction structure, purchase price, expected impact on existing management, employees and the Company’s headquarters in Elba, AL, diligence requirements, approval process and any required changes to the Legal Issues List. The Legal Issues List described the Company’s preferred position on a range of contractual issues, including break-up fee, termination provisions, terms of indemnification and key contractual definitions.

On August 18, 2021, Parent submitted an initial proposal to purchase the whole company for $16.00 per share. In conjunction with their proposal, Parent submitted an initial markup of the Legal Issues List.

On August 27, 2021, the Company received two additional proposals from MGA Buyer B and P&C Buyer A, both of which expressed interested in acquiring the Company’s P&C Segment. Investor B indicated verbally that it would be interested in acquiring the Company at the then current trading price of approximately $10.50 to $11.00 per share. Representatives of PSC informed Investor B that such a proposal would not be competitive with the other alternatives actively under consideration by the Board. MGA Buyer B and P&C Buyer A’s updated proposals to purchase the P&C Segment represented aggregate consideration of approximately $40 million and $47 million (based on the GAAP book value of the P&C Segment plus an amount equal to 10% of inforce premium), respectively. In connection with their proposal, P&C Buyer A submitted a markup of the Legal Issues List, while MGA Buyer B did not submit a markup of the Legal Issues List. PSC and Company management reviewed each proposal and held follow up discussions with each interested party to understand each proposal in more detail. As part of these follow up discussions, MGA Buyer B informed representatives of PSC that their proposal was contingent on their ability to complete a capital raise expected to close in October 2021. Separately, P&C Buyer A informed PSC of their interest to re-domicile the P&C Segment to P&C Buyer A’s home state of domicile. In addition, P&C Buyer A explained that the reduction in price from their initial proposal of up to $51 million to their updated proposal of $47 million reflected a more refined view of the underwriting performance of the P&C Segment and access to sufficient reinsurance.

On August 31, 2021, the Board held a special meeting to discuss the three remaining proposals. During the special meeting, the Board, Company management and representatives of PSC discussed the potential advantages and disadvantages of the alternatives available to the Board. Those alternatives included a sale of the Company in one transaction; the sale of the P&C and Life Segments in separate transactions; and the sale of renewal rights of the P&C Segment, the sale of the Life Segment and then the subsequent run-off of the P&C Segment’s balance sheet. Company management and representatives of PSC discussed an updated version of the sum-of-the-parts analysis previously discussed during the Board meeting held June 28, 2021. As part of the sum-of-the-parts analysis, Company management and representatives of PSC discussed the estimated tax liability related to separate sales of the Life and P&C Segments or related sale of renewal rights and run-off of the P&C Segment’s balance sheet. To estimate the value of a sale of the Life Segment, the analysis assumed that the Company could sell the Life Segment for a value equal to the average of the values contained in the Life Segment-only initial proposals. Representatives of PSC and Company management estimated a range of per share values using a range of assumptions related to the separate sales of the P&C and Life Segments, the related tax impact of such transactions and the subsequent repayment of the Company’s indebtedness.

The Board concluded that a sale of the Company in one transaction was more likely to maximize stockholder value, particularly in light of the values placed on the P&C and Life Segments by potential buyers of those stand-alone business units. The Board drew this conclusion due in part to the need to pay taxes on the separate sale transactions and related transaction costs and repay indebtedness out of the proceeds of those sale transactions. In addition, the Board concluded that MGA Buyer B’s financing contingency carried too much risk in completing a transaction, and that P&C Buyer A’s reduced offer, combined with the complexity of selling the P&C and Life Segments separately, was inferior to a sale of the Company’s common stock in a single transaction at $16.00 per share or potentially higher. Based on this review, the Board ultimately decided that a sale of the whole company in a single transaction would be the best means of maximizing stockholder value. At the conclusion of the special meeting, the Board authorized the Company’s management and representatives of PSC to explore Parent’s proposal in greater detail and assess whether Parent would be willing to increase its initial proposal of $16.00 per share to $16.75 per share.

On September 1, 2021, representatives of PSC held a conference call with representatives from Parent to deliver the Board’s message and present a counteroffer of $16.75 per share. Following this conversation, representatives of the Company and PSC worked with Parent as they conducted their operational, technology, legal and financial due diligence on the Company. Parent and their advisors provided several diligence request lists focusing on: the Company’s outlook for the remainder of the 2021 hurricane season; the Company’s accounting practices; performance of the investment portfolio; claims activity; reinsurance; and strength of loss and LAE reserves. Company management began providing detailed responses to Parent’s requests.

Additionally, on September 1, 2021, representatives of PSC held a conference call with P&C Buyer A to discuss potentially increasing their proposed purchase price for the P&C Segment. P&C Buyer A informed representatives of PSC that they would not be willing to increase the purchase price of their latest proposal. Furthermore, P&C Buyer A acknowledged that it may be difficult for them to compete with another buyer willing to purchase the entire Company.

On September 7, 2021, representatives from Parent informed PSC during a conference call that Parent would be willing to increase its offer to $16.25 per share. On the same conference call, representatives of PSC asked Parent to increase its offer to $16.50 per share in an effort to reach a satisfactory conclusion to the price negotiations. Parent responded that it would discuss internally and follow up with a final offer.

On September 20, 2021, after continued review, Parent submitted a Letter of Intent (“LOI”) with its final offer to purchase the common stock of the Company for $16.35 per share.

On September 29, 2021, the Board held a special meeting where the Board approved Buyer’s revised offer of $16.35 per share and authorized the Company to enter into exclusive negotiations with Parent subject to finalizing language in the Letter of Intent (“LOI”). In anticipation of the Board meeting, upon request of the Board, Vivek Ranadivé provided PSC evidence of his individual ability to finance the proposed transaction. Around this time, representatives of PSC informed MGA Buyer B and P&C Buyer A that the Company had selected another party to pursue a whole company sale transaction.

In early October 2021, the Company and Parent began negotiating the Letter of Intent (“LOI”), a non-binding agreement which outlined price, terms, remaining due diligence and a three-week period for the parties to negotiate exclusively (the “Exclusivity Period”). On October 6, 2021, the Company and its legal advisor, Burr & Forman, LLP distributed a Legal Issues List, which outlined the Company’s concerns with Parent’s LOI. On October 12, 2021, the Company and Burr & Forman shared the initial draft of the Plan of Merger with Parent and its legal advisor, Morris, Manning & Martin LLP (referred to herein as “MMM”). The Plan of Merger reflected the key terms of the Legal Issues List, including the break-up fee, basic terms of indemnification and a mechanism for adjusting the price downward in the event of a sudden loss of statutory capital and surplus at the Company’s Insurance Subsidiaries.

Negotiations on the LOI and Legal Issues List continued until October 20, 2021, when the Company and Parent executed the finalized LOI. By executing the LOI, the Company and the Buyer agreed to the Exclusivity Period. The Company further agreed to reimburse Parent for up to $250,000 of diligence-related expenses if the Company were to terminate the discussions in favor of a higher proposal from another party. Parent used the Exclusivity Period primarily for further due diligence, including an in-person visit to the Company’s headquarters on October 28, 2021, when representatives of Parent and management discussed the Company’s operations, financial results, outlook and personnel.

On November 3, 2021, the Parent and MMM provided the Company and Burr & Forman with a revised draft of the Plan of Merger. During the ensuing period, Burr & Forman and representatives of the Company negotiated the terms of the Plan of Merger with representatives of Parent and MMM. On November 15, 2021, MMM responded with further comments on Burr & Forman’s draft.

On November 17, 2021, the Company notified Parent of its willingness to extend the Exclusivity Period through December 3, 2021. Additionally, on November 17, 2021, Burr & Forman provided to the Company a list of disclosure schedules related to the Plan of Merger (referred to herein as “Disclosure Schedules”) and a list of the remaining outstanding issues in the Plan of Merger. Immediately following, the Company began to collect the appropriate information needed to draft the Disclosure Schedules.

On November 22, 2021, representatives of Parent provided Company management with a preview of a presentation that Parent had drafted for a preliminary meeting with the Alabama Department of Insurance (referred to herein as the “ALDOI”). The presentation highlighted the Parent’s business plan for the Company and provided a summary of the proposed transaction terms. Parent expressed a desire to share a final version of this presentation at a subsequent in-person meeting with the ALDOI.

On November 29, 2021, MMM returned a markup of the Plan of Merger to Burr & Forman incorporating MMM’s latest set of proposed changes. In addition, MMM sent Burr & Forman an initial draft of the support agreement to be executed by certain directors in their capacities as principal stockholders evidencing their agreement to vote their shares in favor of the transactions contemplated by the Plan of Merger subject to their fiduciary duties to the Company(referred to herein as the “Support Agreement”). Parent believed that such Support Agreements would give Parent additional comfort and certainty of completing the Merger.

On December 8, 2021, Burr & Forman sent a revised Plan of Merger and Support Agreement to Parent and MMM incorporating the Company’s proposed changes to both documents. As part of the negotiations, the parties agreed that each of the directors would only be asked to sign a Support Agreement after the Company’s Board approved the terms of the Plan of Merger and that the Plan of Merger would not be conditioned on their individual decisions to execute a Support Agreement and each director would have a fiduciary right to terminate such Support Agreement if they determined that voting in favor of the Plan of Merger was against their fiduciary duty to do so.

On December 10, 2021, Parent and representatives of PSC held a conference call to discuss overall timing and next steps. On the call, Parent informed representatives of PSC that they intended to negotiate new employment agreements with W.L. Brunson, Jr. Jack Brunson and Brian McLeod (referred to herein as “Key Executives”). Additionally, on the call, Parent informed representatives of PSC that they had completed their due diligence on the Company, subject to any information needed to complete the Disclosure Schedules. It was agreed that the execution of the employment agreements by the Key Executives would not be a condition to the Plan of Merger and that the Parent would need to finalize terms of the employment of the Key Executives prior to execution of the Plan of Merger so that the terms of their employment could be disclosed to the Board and stockholders of the Company prior to their respective votes on the Plan of Merger.

On December 13, 2021, representatives of Parent met with the ALDOI to preview its proposed acquisition of the Company. Following their meeting with the ALDOI, Parent communicated to PSC that the ALDOI was receptive to Parent’s business plan subject to a few follow-up information requests, to which Parent responded shortly after the meeting. The ALDOI reiterated that they were looking forward to meeting with Parent again for final approval of the proposed transaction in 2022.

Between December 15, 2021 and January 24, 2022, the Company and representatives of Parent, along with their respective legal counsel negotiated the Plan of Merger, the Disclosure Schedules, employment agreements for Key Executives (referred to herein as “Employment Agreements”) and the Support Agreements. During this period, pursuant to the Board’s request, Mr. Ranadivé agreed to provide the Company his personal commitment to cause the Parent to finance the Merger. On January 24, 2022, Parent and Key Executives finalized the Employment Agreements. Additionally, on January 24, 2022, Parent and the Company finalized the Support Agreements. Immediately following, representatives of Company management sent the Support Agreement to the appropriate members of the Board for execution.

On January 26, 2022, the Board met to consider and review the terms of the proposed Plan of Merger between Parent, Merger Sub and the Company. Representatives of PSC, Burr & Forman and the Company’s management also attended the meeting. At the meeting, representatives of PSC discussed their financial analyses with respect to Parent’s proposed Merger Consideration of $16.35 per share in cash. Representatives of PSC then delivered to the Board its oral opinion, which was subsequently confirmed in writing, dated January 26, 2022, to the effect that, as of such date and based on and subject to the various limitations and assumptions described in the opinion, the $16.35 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the Plan of Merger was fair, from a financial point of view, to such holders (a copy of the written opinion of PSC is attached to this proxy statement as Appendix 2). The Board then discussed with Company management and representatives of PSC and Burr & Forman the proposed transaction with Parent, including the employment terms offered to the Key Executives, each of whom is a member of the Board, and Mr. Ranadivé’s commitment regarding the financing of the Merger. Burr & Forman’s representative reviewed the terms of the proposed Plan of Merger with the Board and reviewed with the Board its fiduciary duties in connection with the review and, if applicable, approval of the proposed transaction with Buyer.

After careful consideration and discussion, the Board unanimously voted to adopt resolutions approving and declaring advisable the execution of the Plan of Merger and determined that the Plan of Merger and the transaction contemplated thereby was advisable and in the best interests of the Company’s stockholders.

Following the Board meeting on January 26, 2022, the parties finalized the terms of the Plan of Merger in accordance with the terms discussed with the Board, and Parent, Merger Sub, and the Company executed the Plan of Merger. Shortly thereafter, Board members, W.L. Brunson, Jr. Andrew Abernathy, Jack Brunson and Fred Clark, each executed a Support Agreement with the Parent, and the Key Executives of the Company executed their their respective agreement for the Employment and Consulting Arrangements contingent on closing the transactions contemplated by the Plan of Merger. After trading hours on January 26, 2022, Parent and the Company issued a joint press release announcing the Merger.

In the process of evaluating the proposed Merger, the Board considered the following factors:

•The Company’s recent performance has been adversely affected by catastrophic losses, such as hurricanes and tornadoes, in areas in which it writes property insurance. The adverse impact of these losses has led to earnings volatility and, in 2020, a significant decline in statutory capital. The decline in statutory capital has increased the Company’s reliance on catastrophe reinsurance, which has increased substantially in cost over the past two years and places constraints on the Company’s opportunities for future growth.

•The Company’s recent earnings volatility coupled with low trading volume of the Company’s common stock in the public market has led to a market price that the Board believes is not a true reflection of the long term value of the Company.
•The Board believes that additional capital will be required to support the growth of the Company, but the Company’s indebtedness and recent depressed stock prices make it difficult and not in the interest of the current Stockholders to raise capital from outside sources. Therefore, the Company has to rely on the operations of its subsidiaries to increase capital, and the operations of the P&C Segment face the continued challenge of earnings volatility from catastrophic events and margin compression due to rising re-insurance cost.
The Board determined that a sale of the Company to a buyer who could pay the Stockholders a fair price and be in a position to increase capital to support growth would be in the best interest of the Stockholders and the policyholders of the Company’s insurance subsidiaries. The Board believes that the proposed Merger with the Parent is the best alternative for the future of the Company and its subsidiaries.

Recommendation of the Board
On January 26, 2022, the Board unanimously adopted and approved the Plan of Merger. For the reasons set forth above, the Board believes the Merger is in the best interests of the Company and its Stockholders.
The Board, including all of the disinterested members of the Board, recommends that the Stockholders vote “FOR” the approval of the Plan of Merger and “FOR” the Compensation Proposals. Additionally, the Board recommends the Stockholders vote FOR” the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies.
Positive Factors Relating to the Merger

    As described in the section of this proxy statement titled The Merger—Background of the Merger, the Board, prior to and in reaching its determination at its meeting on January 26, 2022 that the Merger, on the terms and subject to the conditions set forth in the Plan of Merger, is in the best interests of the Company and its Stockholders and other stakeholders, consulted with the Company’s management, financial advisor and outside legal counsel and considered a variety of potentially positive factors relating to the Merger, including, but not limited to, the following:

•the $16.35 per share all-cash consideration will provide certainty of value and liquidity to all Company Stockholders on an equal basis, enabling them to realize value that had been created at the Company in recent years, while eliminating long-term business, litigation and execution risk;

•the per share Merger Consideration of $16.35 in cash represents a 77.2% premium to the Company’s share price on January 25, 2022, the last trading day prior to announcing the transaction and an 81.9% premium to the Company’s share price thirty days prior to the announcement;

•PSC had contact with 58 parties to determine whether they were interested in an acquisition of all or part of the Company, including P&C insurance companies, life insurance companies, insurance distribution companies and financial sponsors. The Board believes that PSC’s broad outreach to potentially interested parties helped the Board to identify the parties most likely to have interest in a transaction. The Board also believes that this broad outreach helped the Company to identify the type of transaction and price most likely to maximize shareholder value. Additional detail about the sale process and PSC’s contact with these parties is described in the section of this proxy statement titled Background of the Merger beginning on page 27;

•the Board believed the Merger to be the most favorable available alternative for the Company in light of the consideration of the risks and uncertainty of achieving greater value for the Stockholders by pursuing alternatives to the Merger (including continuing to execute on the Company’s current business plan), relative to the benefits of the Merger;
•the terms of the Plan of Merger, as described in the section of this proxy statement titled The Merger Agreement beginning on page 27, including:
◦the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Plan of Merger;

◦the right of the Company and the Board to respond to unsolicited proposals that would reasonably be expected to lead to a superior proposal, subject to certain restrictions;

◦the right of the Board to change its recommendation, subject to certain restrictions, in connection with a superior proposal or a change in circumstances;

◦the right of the Company to terminate the Plan of Merger to enter into a definitive agreement to effect a superior proposal, subject to certain restrictions and the requirement that the Company pay Parent the applicable termination fee; and

◦the belief of the Board that the termination fee that may become payable is reasonable in the context of comparable transactions;

•the absence of any material risk that any governmental authority would prevent or materially delay the Merger under any applicable antitrust or insurance law;

•the strong business reputation of the principals of the Parent, the Parent’s capabilities and access to resources needed to complete the Merger, which should facilitate consummation of the Merger and the other transactions contemplated by the Plan of Merger;

•the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the relative likelihood of obtaining required regulatory approvals;

•the written opinion of Piper Sandler, dated January 26, 2022, to the Board that as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the $16.35 per share Merger Consideration to be received by holders of Company common shares) pursuant to the Plan of Merger is fair, from a financial point of view, to such Stockholders, as described in the section of this proxy statement titled The Merger—Opinion of the Company’s Financial Advisor beginning on page 39;

•Parent has indicated it intends to base the Company’s operations in Elba, Alabama and expressed interest in retaining the Company’s employees in that location; and

•the Board has unanimously (i) determined that the Plan of Merger, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stakeholders (including the Company’s Stockholders), (ii) adopted the Plan of Merger, the Merger and approved the other transactions contemplated thereby and (iii) declared the advisability and recommended the approval by the Company Stockholders, the Plan of Merger, the Merger and the other transactions contemplated thereby.

Risks and Other Considerations of the Merger

In the course of its deliberations, the Board, in consultation with the Company management and legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the Merger, including the following:

•Company Stockholders would forego the opportunity to realize the potential long-term value of a successful execution of the Company’s current strategy as an independent company and, given the all-cash consideration, the fact that the Merger will not allow Company Stockholders to benefit from any potential future appreciation in the value of the Company’s business once combined with Parent after the Merger;

•Parent was a newly formed company that does not have any operating history and whose only tangible asset is the cash invested in Parent by Mr. Ranadive and his group of co-investors;

•the risk that necessary regulatory approvals may be delayed, conditioned or denied;

•the Merger is subject to a number of closing conditions, some of which are outside of the Company’s control. The Board considered the fact that, if the Merger is not completed, (i) the Company will have incurred significant risks, transaction expenses and opportunity costs, including the possibility of disruption to the Company’s operations, employee attrition and a potentially negative effect on the Company’s business relationships, including the potential loss of business opportunities, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the price of Company common shares would decline and (iii) the market’s perception of the Company’s prospects could be adversely affected;

•the risk that the announcement and pendency of the Merger may cause harm to relationships with the Company’s employees, reinsurers, customers and strategic partners and may divert management and employee attention away from the day-to-day operation of the Company’s business;

•the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which could delay or prevent the Company from realizing business opportunities or taking actions the Company would otherwise take absent the Merger;

•the Plan of Merger precludes the Company from actively soliciting alternative proposals and that a fee payable to Parent if the Merger is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals;

•certain of our directors and executive officers may have interests in the Merger that are different from the interests of our Stockholders generally as described in the section of this proxy statement titled Interests of the Company's Directors and Executive Officers in the Merger beginning on page 57; and

•receipt of the all-cash Merger Consideration would be taxable to Company Stockholders that are treated as U.S. persons for U.S. federal income tax purposes.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but the Board that it includes the material factors considered by the Board. These factors are not listed in any particular order of priority. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board present applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board based its recommendation on the totality of the information presented.

Opinion of the Company’s Financial Advisor
The National Security Group (the “Company”) retained PSC (also referred to in this section as “Piper Sandler”) to act as financial advisor to the Company’s Board in connection with the Company’s consideration of a possible business combination. The Company selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm with specialized expertise in financial institutions, including insurance companies. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. The description of the opinion set forth herein is qualified in its entirety be reference to the full text of the opinion, which is attached as Appendix 2 to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by PSC in preparing the opinion.

    Piper Sandler acted as financial advisor to the Company’s Board in connection with the Merger and participated in certain of the negotiations leading to the execution of the Plan of Merger. At the January 26, 2022 meeting at which the Company’s Board considered the Plan of Merger, Piper Sandler delivered to the Board its oral opinion, which was subsequently confirmed in writing on January 26, 2022, to the effect that, as of such date, the Merger Consideration was fair to the holders of the Company’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix 2 to this Proxy Statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of the Company’s common stock are urged to read the entire opinion carefully in connection with their consideration of the Merger.

Piper Sandler’s opinion was directed to the Board of the Company in connection with its consideration of the Merger and the Plan of Merger and does not constitute a recommendation to any Stockholder of the Company as to how any such Stockholder should vote at any meeting of Stockholders called to consider and vote upon the approval of the Merger and the Plan of Merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company’s common stock and did not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Plan of Merger, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other Stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•An execution copy of the Plan of Merger;

•certain publicly available GAAP financial statements and other historical financial information for the Company that Piper Sandler deemed relevant;

•certain financial and other information relating to Parent, as provided by Parent and its representatives;

•certain internal financial projections for the Company for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of the Company;

•the publicly reported historical price and trading activity for Company common stock, including a comparison of certain stock trading information for Company common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•a comparison of certain financial and market information for certain homeowners insurance companies for which information is publicly available;

•to the extent publicly available, the financial terms of certain recent business combinations involving property and casualty insurance companies;

•the current market environment generally and the homeowners insurance environment in particular; and

•such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
Piper Sandler also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by the Company, Parent or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of management of the Company, Parent and their respective representatives that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company, or the collectability of any such assets. Piper Sandler is not an expert in the evaluation of reserves for insurance losses and loss adjustment expenses, and Piper Sandler did not make an independent evaluation of the adequacy of the reserves or losses and loss adjustment expenses of the Company. In that regard, Piper Sandler made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company.

In preparing its analyses, Piper Sandler used certain internal financial projections for the Company for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of the Company. With respect to the foregoing information, the senior management of the Company confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgments of senior management as to the future financial performance of the Company, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. For more information about the financial projections provided to Piper Sandler by the Company, see the section titled, The Merger - Management's Financial Projections. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that the Company and Parent would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with the Company’s consent, that (i) each of the parties to the Plan of Merger would comply in all material respects with all material terms and conditions of the Plan of Merger and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Plan of Merger without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the Company’s consent, Piper Sandler relied upon the advice that the Company received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Plan of Merger. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Piper Sandler expressed no opinion as to the trading value of the Company’s common stock at any time.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Company’s Board, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to the Company or Parent and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of the Company and Parent and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the Merger Consideration to the holders of the Company’s common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the Company, Parent, and Piper

Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which could be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Company’s Board at its January 26, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses did not necessarily reflect the value of the Company’s common stock or the price at which the Company’s common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Company’s Board in making its determination to approve the Plan of Merger and the analyses described below should not be viewed as determinative of the decision of the Company’s Board with respect to the fairness of the Merger Consideration.

Summary of Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the Merger. As set forth in the Plan of Merger, at the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $16.35 in cash, without interest. Assuming 2,532,632 shares of Company common stock outstanding, Piper Sandler calculated an aggregate purchase price of $41,408,533 and the following transaction multiples:

Per Share Multiples	Metric	Transaction Multiple
Merger Consideration / 9/30/21 GAAP BVPS	$16.99	0.96x
Merger Consideration / 12/31/21E GAAP BVPS	$17.96	0.91x
Merger Consideration / 9/30/21 LTM GAAP EPS	($1.28)	NM
Merger Consideration / 2021E GAAP EPS	$0.65	25.2x
Merger Consideration / 2022E GAAP EPS	$1.79	9.1x

Premium/(Discount)	Metric	Implied Premium
The National Security Group, Inc. Closing Stock Price (1/25/22)	$9.23	77.2%
5-Day Prior Closing Stock Price	$9.00	81.7%
30-Day Prior Closing Stock Price	$8.99	81.9%
Source: S&P Global Market Intelligence, Public Filings, The National Security Group, Inc. Management Estimates.
Note: GAAP = Generally Accepted Accounting Principles; BV{S = Book Value Per Share; LTM = Last Twelve Months; EPS = Earnings Per Share; NM = Not Meaningful

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading price of Company common stock for the five-year period ended January 25, 2022. Piper Sandler then compared the relationship between the movements in the price of Company common stock to movements in an index composed of selected small cap property and casualty homeowners insurance companies.

Stock Performance Over Time

The National Security Group, Inc.
5-Year High	$17.82
5-Year Low	$8.92
1-Year Avg. Price	$10.69
5-Year Avg. Price	$13.22

5-Year Relative Stock Price Performance

The National Security Group, Inc.	Small Cap Homeowners Insurers (1)
-45.2%	-48.3%

Average Price/Book Multiples

The National Security Group, Inc.
1-Year Avg.	0.61x
3-Year Avg.	0.64x
5-Year Avg.	0.70x

Price/Book Multiple as of 1/25/2022

The National Security Group, Inc.	Small Cap Homeowners Insurers (1)
0.54x	0.86x
(1)Small cap homeowners insurers index includes: Universal Insurance Holdings, Inc., Heritage Insurance Holdings, Inc., United Insurance Holdings Corp., Kingstone Companies Incorporated and FedNat Holding Company.
Comparable Company Analysis

    Piper Sandler used publicly available information to compare selected financial and market trading information for the Company with a group of small capitalization property and casualty homeowners insurers (referred to herein as “P&C Companies”) who operate in similar geographies and offer similar products to their customers. The selected P&C Companies consisted of the following publicly traded insurance companies or holding companies thereof:

•Universal Insurance Holdings, Inc.
•Heritage Insurance Holdings, Inc.
•United Insurance Holdings Corp.
•Kingstone Companies Incorporated
•FedNat Holding Company
The analysis compared publicly available financial information for the Company and the high, mean median and low market data for the P&C Companies included in the analysis as of or for the twelve-month period ended September 30, 2021. The table below sets forth the data based on market data as of January 25, 2022:

		Current Stock Price as a Multiple of:
		BVPS (1)	LTM EPS (2)	LTM ROAE
P&C Companies	High	1.12x	NM	10.5%
	Mean	0.63x	NM	(23.9%)
	Median	0.56x	10.9x	(7.9%)
	Low	0.32x	NM	(93.5%)
	The National Security Group, Inc.	0.54x (3)	NM	(7.1%)
Note: Price to EPS ratios that are negative or greater than 50 are marked as “NM.” NM = Not Meaningful; BVPS = Book Value Per Share; LTM = Last Twelve Months; EPS = Earnings Per Share; ROAE = Return On Average Equity
(1)All book value per share multiples reflect reported book value per share as of 9/30/21.
(2)Only one of the selected peers reported positive earnings over the last twelve months.
(3)The National Security Group, Inc.’s Stock Price as a Multiple of BVPS is based on 9/30/21 reported book value.
Net Present Value Analysis

Piper Sandler performed an analysis that estimated the net present value of a share of Company common stock assuming the Company performed in accordance with certain internal financial projections for the years ending December 31, 2021 through December 31, 2024, as provided by the Company’s senior management. For more information about the financial projections provided to Piper Sandler by the Company, see the section titled, The Merger - Management's Financial Projections. To approximate the terminal value of a share of Company common stock at December 31, 2021, Piper Sandler applied price to 2024 book value multiples ranging from 0.60x - 1.00x and price to 2024 earnings per share multiples ranging from 8.0x-12.0x. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Company common stock of $10.18 to $18.25 when applying multiples of book value and $12.53 to $20.42 when applying multiples of earnings.

Piper Sandler also considered and discussed with the Company’s Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to book value. To illustrate this impact, Piper Sandler performed a similar analysis, assuming the Company’s book value varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Company common stock, applying the price to 2024 book value multiples range of 0.60x to 1.00x referred to above and a discount rate of 11.7%.

Based on Price/Book Value: Net Present Value as of 12/31/21E
		Discount Rate
		10.0%	11.0%	12.0%	13.0%	14.0%
Assumed P/BV Multiple @ 12/31/24	0.60x	$11.28	$10.99	$10.71	$10.44	$10.18
	0.70x	$13.03	$12.69	$12.36	$12.05	$11.75
	0.80x	$14.77	$14.38	$14.01	$13.66	$13.31
	0.90x	$16.51	$16.08	$15.66	$15.26	$14.88
	1.00x	$18.25	$17.77	$17.31	$16.87	$16.44

Based on Price/EPS: Net Present Value as of 12/31/21E
		Discount Rate
		10.0%	11.0%	12.0%	13.0%	14.0%
Assumed Price / 2024 EPS Multiple @ 12/31/24	8.0x	$13.89	$13.53	$13.19	$12.85	$12.53
	9.0x	$15.53	$15.12	$14.73	$14.36	$13.99
	10.0x	$17.16	$16.71	$16.28	$15.86	$15.46
	11.0x	$18.79	$18.30	$17.82	$17.37	$16.93
	12.0x	$20.42	$19.89	$19.37	$18.87	$18.39

Based on Price/Book Value: Net Present Value for the period ending 2024 assuming a discount rate of 11.7%
		Performance Relative to Projections
		Under Performs	Under Performs	Match Projections	Exceeds Projections	Exceeds Projections
		-20.0%	-10.0%	0.0%	10.0%	20.0%
Assumed P/BV Multiple @ 12/31/24	0.60x	$8.65	$9.73	$10.81	$11.89	$12.97
	0.70x	$9.98	$11.23	$12.36	$13.72	$14.97
	0.80x	$11.31	$12.73	$14.14	$15.55	$16.97
	0.90x	$12.64	$14.22	$15.80	$17.39	$18.97
	1.00x	$13.98	$15.72	$17.47	$19.22	$20.96
Source: The National Security Group, Inc. management projections.
Note: Fully diluted share count assumes 2,532,632 common shares outstanding; The National Security Group, Inc. does not have any dilutive securities; P/BV = Price to Book Value; EPS = Earnings Per Share.
Analysis of Precedent Transactions
Piper Sandler reviewed ten transactions announced between January 1, 2012 and January 25, 2022 involving cash acquisitions of U.S. and Bermuda publicly traded P&C insurance companies with transaction values of less than $1.0 billion (the “Precedent P&C Transactions”). The Precedent P&C Transactions group was composed of the following transactions:

Buyer Name	Target Name	Announcement Date
Progressive Corp.	Protective Insurance Corp.	2/14/21
Investor Group (TowerBrook Capital Partners)	ProSight Global, Inc.	1/15/21
Investor Group (Arch Capital Group)	Watford Holdings Ltd.	10/9/20
Employers Mutual Casualty Co.	EMC Insurance Group Inc. (1)	11/16/18
Markel Corporation	State National Companies, Inc.	7/26/17
American Financial Group, Inc.	National Interstate Corporation	3/7/16
Fosun International Holdings Ltd.	Meadowbrook Insurance Group, Inc.	12/30/14
ProAssurance Corporation	Eastern Insurance HLDGs, Inc.	9/24/13
Fairfax Financial Holdings Ltd.	American Safety Insurance HLDGs	6/3/13
Enstar Group Limited	SeaBright Holdings, Inc.	8/27/12

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: (i) deal value per share to book value per share, (ii) deal value per share to last twelve months earnings per share, (iii) deal value per share to next twelve months earnings per share, (iv) last twelve months return on average equity, (v) premium to share price one-day before announcement and (vi) premium to share price thirty-days before announcement. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Precedent P&C Transactions group.

	Deal Value Per Share /			LTM	Premiums Paid (%) (2)
	BVPS	LTM EPS	NTM EPS	ROAE	1-Day	30-Day
High	2.90x	23.6x	25.7x	26.8%	54.0%	95.9%
Mean	1.25x	18.0x	13.6x	7.7%	31.3%	41.6%
Median	0.95x	18.5x	13.4x	6.7%	30.7%	38.8%
Low	0.70x	6.5x	9.0x	(1.5%)	6.8%	13.0%
The National Security Group, Inc.	0.96x	NM	9.1x	(7.1%)	77.2%	81.9%
Source: S&P Global Market Intelligence, Company Filings.
Note: BVPS = Book Value Per Share; NM = Not Meaningful; LTM = Last Twelve Months; NTM = Next Twelve Months; ROAE = Return on Average Equity.
(1)BVPS multiples are based on 12/31/2018. LTM EPS multiple is based on LTM 9/30/2018.
(2)Calculated based on the unaffected closing stock price.

Piper Sandler also reviewed 28 transactions announced between January 1, 2011 and January 25, 2022 involving acquisitions of U.S. and Bermuda P&C insurance companies focused on personal lines with transaction values between $10.0 million and $1.0 billion (the “Personal Lines Precedent Transactions”). The Personal Lines Precedent Transactions group was composed of the following transactions:

Buyer Name	Target Name	Announcement Date
The Allstate Corp.	Safe Auto Insurance Group	6/1/21
Kemper Corp.	American Access Casualty Co.	11/23/20
Hippo Analytics Inc.	Spinnaker Insurance Co.	6/3/20
Progressive Corp.	ARX Holding Corp.	3/2/20
Southern Farm Bureau Cas Ins Co	CO Farm Bureau Mutual Ins Co.	1/28/19
Premier Holdings LLC	Mendota Insurance Co.	7/16/18
Plymouth Rock Co.	MAPFRE Insurance Co. of NY	6/14/18
NI Holdings Inc.	Direct Auto Insurance Co.	5/31/18
LD Investments LLC	American Sentinel Insurance Co	2/28/18
Federated National Holding Co.	Monarch Delaware Holdings LLC	11/28/17
Heritage Insurance holdings Inc.	NBIC Holdings Inc.	8/8/17
Markel Corp.	State National Companies Inc.	7/26/17
National General Holdings Corp	Elara Holdings Inc.	6/24/16
Sirius International Ins Corp.	Mount Beacon Holdings, LLC	6/3/16
National General Holdings Corp	Standard Mutual Insurance Co.	1/27/16
United Insurance Holdings	Interboro Insurance Co.	9/28/15
Progressive Corp.	ARX Holding Corp.	12/16/14
Global Indemnity plc	American Reliable Insurance Co	10/16/14
Cypress Group Holdings Inc.	Cypress Insurance Group Inc.	7/10/14
National General Holdings Corp	Personal Express Insurance Co.	1/31/14
American Family Mutual	Homesite Group Inc.	9/4/13
K2 Insurance Services LLC	Aegis Security Inc.	12/18/12
American Family Mutual	PGC Holdings Corp.	9/25/12
QBE Insurance Group Ltd.	Optima Insurance Group Inc.	12/21/11
WRM America Holding Co. LLC	Flood insurance business	7/13/11
Milo Trust	GNW Acquisition Corp.	3/31/11
Acadia Acquisition Partners LP	Hamilton Risk Management Co.	3/30/11
VA Farm Bureau Mutual Ins Co.	Countryway Insurance Co.	1/6/11

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: (i) equity value to last twelve months GAAP net operating income, (ii) equity value to current period GAAP book value, (iii) equity value to last twelve months statutory net operating income and (iv) equity value to current period statutory capital and surplus. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Personal Lines Precedent Transactions group.

	GAAP Multiples		Statutory Multiples
	LTM Net Op. Income (1)	Book Value	LTM Net Op. Income (1)	Capital & Surplus
High	13.2x	2.76x	42.1x	3.14x
Mean	11.3x	2.03x	18.6x	1.49x
Median	11.0x	2.14x	14.8x	1.37x
Low	9.6x	1.05x	5.7x	0.54x
The National Security Group, Inc.	NM	0.96x	NM	1.21x
Source: S&P Global Market Intelligence.
Note: GAAP and statutory multiples that are negative or greater than 50 are marked as “NM”; NM = Not Meaningful; LTM = Last Twelve Months; Net Op. Income = Net Operating Income.
    (1) Net Operating Income excludes realized and unrealized gains.

Piper Sandler’s Relationship

Piper Sandler is acting as the Company’s financial advisor in connection with the Merger and will receive a fee for such services in an amount estimated at approximately $2.1 million, which fee is contingent upon the closing of the Merger. Piper Sandler also received a $300,000 fee from the Company upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. The Company has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to the Company, nor did Piper Sandler provide any investment banking services to Parent. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to the Company. Piper Sandler may also actively trade the equity and debt securities of the Company for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Management's Financial Projections
The financial projections that management provided to Piper Sandler as part of the information reviewed by Piper Sandler in performing its financial analysis and in rendering its fairness opinion (the “Financial Projections”), which are set forth below:

•Were internally prepared by management and have not been audited or reviewed by the Company’s independent auditor; and
•Are based on the assumptions set forth below, that management believes to be reasonable; and
•Were prepared by management in the fourth quarter of 2021, were delivered to Piper Sandler on November 10, 2021, and were referenced in Piper Sandler’s opinion dated as of January 26, 2022.

The Financial Projections were, in general, prepared solely for internal use and are subjective in many respects. The Financial Projections include management’s estimated operating results for the Company and its subsidiaries for calendar year 2021, which estimated operating results were more favorable than the actual results reported for 2021. The estimated book value per share at December 31, 2021, was $17.96 per share and the actual book value per share was $17.29, and the estimated actual earnings per share for 2021 was $0.65 per share and the actual earnings per share for 2021 was $0.23 per share (adjusted to $0.05 loss per share after excluding net gains realized in 2021). There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated in the years after 2021. Since the Financial Projections cover multiple years, such information by its nature becomes less predictive with each successive year.

The National Security Group, Inc.
Income and Equity Projections for the Years Ended December 31, 2021-2024

($ in thousands)	2021E	2022P	2023P	2024P
Revenues
Net premium earned	$61,743	$63,300	$64,500	$65,750
Net investment income	3,464	3,400	3,600	3,750
Investment gains	752	—	—	—
Other income	525	520	525	535
Total Revenue	66,484	67,220	68,625	70,035

Benefits, Losses and Expenses
Policyholder benefits and settlement expenses	40,880	38,500	39,000	39,500
Amortization of deferred policy acquisition costs	3,541	3,600	3,650	3,750
Commissions	7,868	7,900	7,950	8,000
General and administrative expenses	9,100	8,500	8,700	8,800
Taxes, licenses and fees	2,395	2,374	2,419	2,466
Interest expense	616	595	575	555
Total benefits, Losses and Expenses	64,400	61,469	62,294	63,071

Income before income taxes	2,084	5,751	6,331	6,964

Income tax expense	438	1,208	1,330	1,463

Net Income	$1,646	$4,543	$5,002	$5,502

Beginning of year equity	$45,366	$45,474	$49,411	$53,805
Net income	1,646	4,543	5,002	5,502
Change in other comprehensive income	(957)	—	—	—
Common stock issued	26	—	—	—
Shareholder dividends	(607)	(607)	(607)	(607)
End of year equity	$45,474	$49,411	$53,805	$58,700

Book value per share	$17.96	$19.51	$21.24	$23.18

Earnings per share	$0.65	$1.79	$1.97	$2.17

Fully Diluted Shares Outstanding	2,532,632	2,532,632	2,532,632	2,532,632

Key Assumptions:
1.Static reinsurance cost assumed over all periods based on 2021 pricing (as of now, renewal pricing is expected to decline in 2022 due to Louisiana exit). Structure could also be modified as capital builds
2.Used latest modeled Average Annual Loss for all catastrophe perils of approximately $8 million
3.Drop in General & Administrative expenses in 2022 compared to 2021 due to completion of re-underwriting project and associated expenses
4.No investment gains/losses projected over the period
5.No transaction cost associated with the potential sale of the Company considered
6.Interest on floating rate Trust Preferred Securities assumed level over all periods and Servis1st loan principal reduced $500K annually
7.Assumes no change in Federal income tax rates over projection periods

*The Financial Projections presented in this Proxy Statement include the following revisions to the projections that management provided to Piper Sandler: (i) Piper Sandler changed the estimated “Book Value Per Share” for 2021 from $17.94 to $17.96 based on its calculation using the correct number of fully diluted shares outstanding; (ii) Piper Sandler calculated the “Earnings Per Share” for each year based on management’s projections and its calculation of the “Earnings Per Share” has been added to the projections provided by management, and (iii) the number of “Fully Diluted Shares Outstanding” used in the calculation of “Book Value Per Share” and “Earnings Per Share” has been added to the projections provided by management.

The Financial Projections are forward looking statements that are based on assumptions and project financial results into the future. The assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies and are based on the results of the Company’s historical operations. While management believes the assumptions to be reasonable, there is a risk that the assumptions may not be accurate and that the Company’s actual future operating results may materially differ from the results set forth in the Financial Projections.

The Financial Projections were provided to Piper Sandler on a confidential basis on November 10, 2021 solely for Piper Sandler’s use in performing its financial analysis of the Merger and in rendering its opinion to the Board with respect to the fairness of the merger consideration to the holders of the Company’s common stock, which opinion was rendered on January 26, 2022. For more information about the opinion rendered by Piper Sandler to the Board as well as Piper Sandler’s use of the Financial Projections, see the disclosure under the caption “The Merger – Opinion of the Company’s Financial Adviser” in this Proxy Statement.

We caution you not to place undue reliance on the Financial Projections. No representation is made by the Company or any other person to any Company stockholder regarding the ultimate performance of the Company compared to the information included in the Financial Projections. The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that the Financial Projections will be necessarily predictive of actual future events, and such information should not be relied on as such. The Financial Projections were not prepared with a view toward public disclosure, nor were they prepared with a view towards compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Company has not previously publicly disclosed the Financial Projections and has assumed no duty to disclose any updates to the Financial Projections. In connection with their review of the Financial Projections, stockholders should review the Company’s historical information in its most recent SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which includes the audited consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 2021 and 2020 and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Company”. In addition, stockholders should also consider the “Risk Factors” set forth in Item 1A of the Form 10-K and the cautionary language regarding forward looking statements under the caption “Forward Looking Statements” in this Proxy Statement.

Stockholder Action

On April 14, 2022, a putative class action complaint was filed by Edward Cohen on behalf of himself as a stockholder of the Company and on behalf of all similarly situated holders of common stock of the Company. The complaint was filed in the Delaware Court of Chancery styled as Edward Cohen v. Walter P. Wilkerson, Fred A. Clark, Jr., William L. Brunson, Jr., Donald S. Pittman, Mickey L. Murdock, Frank B. O’Neil, Brian R. McLeod, Brunson White, Charles B. Arnold, Elizabeth B. Crawford, Andrew J. Abernathy, and The National Security Group, Inc., Case Number 2022-0333 (the “Complaint”). The Complaint seeks to enjoin the stockholders’ vote on the approval of the proposed Merger until the Company provides certain disclosures that the Complaint alleges constituted material information that was omitted from the Company’s Preliminary Proxy Statement filed with the SEC on March 31, 2022 (the “Preliminary Proxy Statement”). The Complaint alleges that the Preliminary Proxy Statement failed to disclose the financial projections and operating data that management disclosed to Piper Sandler and that Piper Sandler referenced in rendering its fairness opinion to the Board as the Company’s financial adviser in connection with the Merger. The Complaint also names each of the Company’s directors as defendants and alleges that the directors breached their fiduciary duties to the stockholders by failing to provide this information in the Preliminary Proxy Statement.

In addition, the Company received on April 29, 2022, a letter from an attorney purporting to represent another stockholder of the Company and demanding disclosure of the financial projections as well as other information relating to the financial analysis performed by Piper Sandler. The letter also inquires as to whether management had material communications regarding post-transaction employment or benefits and whether the terms of the non-disclosure agreements with other bidders solicited by Piper Sandler included restrictive covenants materially limiting their ability to independently engage in a transaction with the Company.

After reviewing the demands in the Complaint and subsequent letter, the Company has included the Financial Projections in this Proxy Statement.

Appraisal Rights
Stockholders of the Company have appraisal rights if they dissent from the Merger and exercise their appraisal rights in accordance with the Appraisal Rights Statute. The process of dissenting and exercising appraisal rights requires compliance with technical prerequisites. Stockholders wishing to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with the Appraisal Rights State. A copy of the Appraisal Rights Statute is included as Appendix 3 to this Proxy.
STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE PLAN OF MERGER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Stockholder who has complied with the Appraisal Rights Statute and is entitled to appraisal rights under the Appraisal Rights Statute may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all Stockholders entitled to appraisal rights who did not vote their shares in favor of the Merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all Stockholders who had previously demanded appraisal of their shares. The Company is under no obligation to and has no present intention to file a petition and Stockholders should not assume that the Company will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in the Appraisal Rights Statute.
Within 120 days after the effective date of the Merger, any Stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Plan of Merger and with respect to which the Company has received demands for appraisal, and the aggregate number of Stockholders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation the statement described in this paragraph.
If a petition for appraisal is duly filed by any Stockholder with the Delaware Court of Chancery (the “Delaware Court”) and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after receiving service of a copy of the petition to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all Stockholders who have demanded an appraisal for their shares (the “Dissenting Stockholders” and the “Dissenting Shares”) and with whom agreements as to the value of their shares has not been reached. Upon the filing of a petition by a Dissenting Stockholder, the Delaware Court may order a hearing and that notice of the time and place fixed for the hearing on the petition will be mailed to the Surviving Corporation and all the Dissenting Stockholders shown on the Verified List. Notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court. The costs relating to these notices will be borne by the Surviving Corporation.
If a hearing on the petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders have complied with the provisions of the Appraisal Rights Statute and are entitled to an appraisal of their shares. The Delaware Court may require that Dissenting Stockholders submit their share certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their share certificates after the Effective Time and thereafter comply with all orders of the Delaware Court in respect of such certificates. In addition, assuming the shares remain listed on a national securities exchange immediately before the Effective Time, which we expect to be the case, the Delaware Court is required to dismiss the appraisal proceedings as to all Dissenting Stockholders unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
After the Delaware Court determines which Stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. However, at any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each Stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Delaware Court, and (ii) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The Appraisal Rights Statute provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under the Appraisal Rights Statute. You should be aware that the fair value of your shares as determined under the Appraisal Rights Statute could be more than, the same as, or less than the Merger Consideration that you would otherwise be entitled to receive under the terms of the Plan of Merger.
Upon application by the Surviving Corporation or by Stockholder entitled to participate in the appraisal proceeding, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the Stockholders entitled to an appraisal. Any Stockholder whose name appears on the Verified List and who has submitted such Stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such Stockholder is not entitled to appraisal rights. When the fair value of the shares is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the Stockholders entitled thereto, forthwith in the case of uncertificated Stockholders or upon surrender by certificated Stockholders of their stock certificates. The Delaware Court’s decree may be enforced as other decrees in the Delaware Court may be enforced. The Delaware Court may also (i) determine the costs of the proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and tax such costs upon the parties as the Delaware Court deems equitable and (ii) upon application of a Stockholder, order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
Stockholders considering whether to seek appraisal should bear in mind that the fair value of their shares determined under the Appraisal Rights Statute could be more than, the same as, or less than the value of the Merger Consideration to be paid in the Merger. Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court. Neither Parent nor the Company anticipates offering more than the Merger Consideration to any Dissenting Stockholder, and each of Parent and the Company reserve the right to assert, in any appraisal proceeding, that for purposes of the Appraisal Rights Statute, the “fair value” of the shares is less than the Merger Consideration.
Any Stockholder who has duly demanded and perfected appraisal rights in compliance with the Appraisal Rights Statute will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to Stockholders as of a date prior to the Effective Time.
If any Stockholder who demands appraisal of shares under the Appraisal Rights Statute fails to perfect, successfully withdraws or loses such Stockholder’s right to appraisal, such Stockholder’s shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A Stockholder will fail to perfect, or effectively lose, the Stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. Inasmuch as the Company has no obligation to file such a petition and has no present intention to do so, any Stockholder who desires such a petition is advised to file it on a timely basis. In addition, a Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with the Appraisal Rights Statute and accept the Merger Consideration by delivering to the Company a written withdrawal of such Stockholder’s demand for appraisal and acceptance of the terms of the Merger either within 60 days after the effective date of the Merger or thereafter with the written approval of the Company. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court will be dismissed as to any Stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, that the limitation set forth in this sentence will not affect the right of any Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger.
The foregoing summary of the rights of the Stockholders of the Company to seek appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by the Stockholders of the Company desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to the Appraisal Rights Statute. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL.
Vote on the Plan of Merger
    Each Stockholder is entitled to one vote per share and may vote in person or by proxy at the Special Meeting.   The affirmative vote of the holders of more than fifty percent (50%) of the total number of votes entitled to be cast in respect of all of the shares entitled to vote on the Plan of Merger will be required to approve the Plan of Merger.  Because the Plan of Merger has been unanimously approved by the disinterested directors of the Company, the anti-takeover provisions in the Certificate of Incorporation are not applicable to the vote required for approval of the Merger.
Stockholder Support Agreements
On the same date and following the approval of the Plan of Merger by the Company Board and the execution of the Plan of Merger, the following directors who are Stockholders (individually and with respect to shares over which such person may have sole voting control), each entered into a separate Stockholder Support Agreement with the Parent: W.L. Brunson, Jr., Andrew J. Abernathy, Jack E. Brunson, and Fred Clark, Jr. (the “Support Agreement Stockholders”). Collectively, the Support Agreement Stockholders have sole voting power, with respect to a certain number of shares which, together, constitute approximately 36.76% of the voting power of the outstanding shares of the Common Stock. The execution of the Support Agreements was not a condition or otherwise required under the terms of the Plan of Merger.
As part of the Support Agreement, the Support Agreement Stockholders agree that, as long as the Support Agreement is in effect, they shall appear (in person or by proxy) at any meeting of the Company’s Stockholders, however called, and at every adjournment or postponement thereof, and cause all of the subject shares to be counted as present thereat for purposes of calculating a quorum and shall affirmatively vote (or cause to be voted) all of the subject shares in favor of (a) the approval and adoption of the Plan of Merger and the approval of the Merger and the other transactions contemplated by the Plan of Merger, (b) any proposal to adjourn any meeting of the Company’s Stockholders to solicit additional proxies in favor of the adoption of the Plan of Merger and the approval of the Merger if there are not sufficient votes to adopt the Plan of Merger and approve the Merger on the date on which any such Company’s Stockholders meeting is held, and (c) any other action, proposal, transaction or agreement the approval of which is included in any proxy statement soliciting proxies for the approval of the Merger. The shares subject to the Stockholder Support Agreement include any additional shares with respect to which the Support Agreement Stockholders acquire (a) beneficial ownership or (b) sole voting power, in either case after the date of the Support Agreement and prior to the termination of the Agreement.
The Support Agreements require the Support Agreement Stockholders to maintain their ownership of the subject shares and not to sell or otherwise dispose of any of their shares prior to the Special Meeting. The Support Agreements further provide that none of the provisions of the Support Agreements shall limit a Support Agreement Stockholder’s fiduciary duties as a director of the Company and voting shares consistent with such fiduciary duty.
Governmental Approvals
The change of control of the Company as contemplated by the Plan of Merger is subject to approval of the Alabama Commissioner of Insurance. The Alabama Insurance Holding Company Systems Regulatory Act requires the Parent and Merger Sub to file with the Alabama Commissioner of Insurance an application on Form A for approval of the Plan of Merger. The Commissioner is required to hold a public hearing before making a determination on the approval of the Form A. The hearing is scheduled to occur on June 14 2022, with an expectation of the approval occurring late in the second quarter or early third quarter of 2022.
Effective Time of the Merger
    Upon the Closing, the Company, Parent and Merger Sub will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall have the effects set forth in the Plan of Merger and in the applicable provisions of the DGCL. After the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Company as the corporation surviving (the “Surviving Corporation”), and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation. Additionally, at the Effective Time, all interests of Stockholders of the Company will be extinguished and Stockholders will be entitled to receive the Merger Consideration in exchange for their shares (except for the Cancelled Shares or Dissenting Shares).
    The parties anticipate that the Merger Effective Time will occur on the Closing. The parties anticipate that the Closing Date will occur in the second or third quarter of 2022.

Distributions to the Stockholders
    Deposit with Exchange Agent. Parent and the Company have appointed Computershare, Inc. (the Paying Agent”) as the Paying Agent for the Merger Consideration. Parent will make a deposit of cash with the Paying Agent at or prior to the Effective Time in the amount the Merger Consideration.
    Distribution of Merger Consideration. Promptly after the Effective Time, Parent and the Surviving Corporation will cause the Paying Agent to send to each holder of record of shares of Company common stock at the Effective Time, other than Cancelled Shares, a letter of transmittal and instructions for the surrender of the shares to the Paying Agent in exchange for the Merger Consideration. The risk of loss and title to the shares shall pass only upon proper delivery of the Certificates or transfer of the book-entry shares to the Paying Agent.
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of Company Stockholders generally. The Company’s Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Plan of Merger, in approving the Plan of Merger and the Merger and in recommending that the Plan of Merger be approved by the Stockholders.
Payments At or Following Change in Control
The Company maintains a supplemental executive retirement plan and agreement (collectively the “SERP”) for certain executive officers of the Company (the “Participants”). The terms of the SERP require payment of the accrued benefits following a “Change in Control” event with respect to the Company (a “Change in Control Event”).
The following events constitute a Change in Control Event under the SERP: Change in Ownership, Change in Effective Control, and Change in Ownership of a Substantial Portion of Corporate Assets. A “Change in Ownership” occurs if a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the Company, measured by voting power or value.
The proposed Merger constitutes a Change in Control Event; as a result, the SERP entitles Brian McLeod, W.L. Brunson, Jr. and Jack Brunson to change in control payments from the Company upon the closing of the Merger. At the time of this Proxy Statement, Mr. McLeod is entitled to a single lump sum payment of $612,636.35. At the time of this Proxy Statement, W.L. Brunson, Jr. is entitled to a single lump sum payment of $1,035,065.71. At the time of this Proxy Statement, Jack Brunson is entitled to a payment of $688,959.84, paid over ten (10) years in equal installments, commencing on the Closing Date of the Merger. The above amounts are subject to minor changes up until the Closing Date. Notwithstanding the foregoing, prior to the Merger, W. L. Brunson, Jr. will resign as an officer the Company and incur a “Separation from Service” as defined in the SERP. As a result, his SERP benefits will be paid in five (5) equal and annual installments, commencing within 90 days of his Separation from Service, instead of a lump sum as a result of the Merger.
In addition to the SERP, the Company maintains a Deferred Compensation Plan, pursuant to which a participant can elect to have part of his or her compensation deferred under the Deferred Compensation Plan and paid on a date specified by the participant or upon termination of employment of the participant (the “Deferred Payments”). The Deferred Payments are to be made in one lump sum or in installments up to ten years according to the prior election of the participant. Under the Company’s Director Stock Compensation Plan, directors can elect up to fifty percent (50%) of his or her compensation to be paid in cash, and further allows such cash payments to be deferred pursuant to the Deferred Compensation Plan and for directors to elect the timing of their payments.
    Upon the closing of the Merger, which is the date on which the participants will cease to be employees or directors of the Company, the participants of the Deferred Compensation Plan, including the directors who elected to defer cash payments due under the Director Stock Compensation Plan, will be entitled to payments and on the payment dates previously elected by the directors. The amounts of these payments will be determined as of the Closing Date; however, the following amounts are calculated as though the Closing Date of the Merger occurred on April 30, 2022, the most recent practicable date for calculation:

•W.L. Brunson, Jr., President, Chief Executive Officer and Director: $53,852.91 to be paid in a single lump sum on the last business day of the month in which the Closing Date of the Merger occurs;
•Brian McLeod, Chief Financial Officer and Director: $23,541.84, to be paid over 5 equal annual installments, commencing on the last business day of the month in which the Closing Date of the Merger occurs;
•Jack Brunson, Director: $105,684.70, to be paid over 5 equal annual installments, commencing on the last business day of the month in which the Closing Date of the Merger occurs;
•Frank O’Neil, Director: $436,832.64, to be paid over 7 equal annual installments, commencing on the last business day of the month in which the Closing Date of the Merger occurs;
•Walt Wilkerson, Director: $223,355.18, to be paid in a single lump sum on the last business day of the month in which the Closing Date of the Merger occurs; and
•Fleming Brooks, Director: $566,280.65, to be paid in a single lump sum on the last business day of the month in which the Closing Date of the Merger occurs.
Agreements with Surviving Corporation Subsidiary
Brian McLeod and Jack Brunson Employment Agreements
Ancillary to the Plan of Merger, each of Brian McLeod and Jack Brunson entered into an employment agreement with National Security Insurance Company (“NSIC”) that are to be contingent upon Closing and effective as of the Closing Date of the Plan of Merger.
Mr. McLeod is to serve as Chief Financial Officer and Chief Operating Officer of NSIC. Further, he is also to serve as (i) Chief Financial Officer of Parent and its subsidiaries; and (ii) Chief Financial Officer and Chief Operating Officer of National Security Insurance Company, National Security Fire & Casualty Company, and Omega One. In addition, NSIC and Parent are required to take steps to cause Mr. McLeod to be appointed as a non-voting member of the board of directors of Parent. The term of the employment agreement will be for a period of five (5) years, beginning on the Closing Date of the Plan of Merger. There is a possibility of renewal of employment should the parties agree in writing.
During the Employment Period, Mr. McLeod will earn an initial annual base salary of three hundred and five thousand dollars ($305,000.00). The base salary may be adjusted by NSIC in its sole and absolute discretion based upon Mr. McLeod’s performance and/or NSIC’s performance; provided, however, that until the third (3rd) anniversary of the date the employment agreement goes into effect, NSIC shall not reduce the base salary, and on or after the third (3rd) anniversary of the effective date of the employment agreement, NSIC may only reduce the base salary as part of across-the-board reductions impacting similarly-situated executives, including NSIC’s Chief Executive Officer. Mr. McLeod is entitled to an annual target bonus of up to thirty three percent (33%) of his base salary should certain performance conditions be met. Further, he is also entitled to a bonus of one hundred and fifty thousand dollars ($150,000) should he remain employed on the fourth anniversary of the effective date of the employment agreement. Lastly, NSIC will establish an equity incentive plan on or before December 31, 2022 in which Mr. McLeod will be allowed to participate.
    If, during the first five years of the employment agreement, the agreement is terminated without cause or Mr. McLeod terminates for good reason, he will be entitled to, among other benefits, a separation benefit equal to two years of the then current base salary or six hundred and ten thousand dollars ($610,000), whichever is greater, and a lump sum payment of forty thousand dollars ($40,000).
Jack Brunson is to serve as an Industry Relations Representative with the term of his employment beginning on the Closing Date of the Plan of Merger and ending on December 31, 2022. If Jack Brunson remains employed on December 31, 2022, he will serve as an independent contractor for NSIC for a period equal to eighteen (18) months minus the number of months he served as an Industry Relations Representative.
During his employment with NSIC, Jack Brunson will earn an initial base salary of ninety two thousand dollars ($92,000). If Jack Brunson terminates the employment agreement for good reason or is terminated without good reason, he will receive a severance payment equal to the remainder owed under the employment agreement.
Lastly, both Mr. McLeod and Jack Brunson are subject to certain restrictive covenants under the employment agreement. Through the term of his employment and for a period of eighteen (18) months following the expiration or termination of the employment agreement, neither employee may solicit customers, prospective customers, or recruit employees. Further, both Mr. McLeod and Jack Brunson are restricted, for two years following the expiration or termination of the employment agreement, from performing the same or similar services for a similar business in the agreed upon restricted territory. This time period related to the competition restriction is limited to only one year if either employee does not receive a separation payment upon termination of the respective employment agreement.
W.L. Brunson, Jr. Independent Contractor Agreement
Ancillary to the Plan of Merger, W.L. Brunson, Jr. entered into an independent contractor agreement with NSIC that is to be contingent upon Closing and effective as of the Closing Date of the Plan of Merger. W.L. Brunson, Jr. is to provide insurance-related consulting and advisory services to NSIC for up to thirty (30) hours per month.
The term of the independent contractor agreement is for a period of eighteen (18) months, beginning on the Closing Date of the Plan of Merger, and either party can terminate for any reason upon two weeks prior written notice. During the term of the agreement, W.L. Brunson, Jr. is to receive a fee of five thousand three hundred and thirty three dollars and 33/100 ($5,333.33) per month for the provision of services. If the independent contractor agreement is terminated for any reason, W.L. Brunson, Jr. is not entitled to any other remuneration or payments of any kind.
Through the term of the independent contractor agreement and for a period of one year following expiration or termination of the agreement, W.L. Brunson, Jr. is subject to certain restrictive covenants. During this time period, he may not solicit any customers, prospective customers, or recruit employees.

Indemnification and Insurance
The Plan of Merger requires that the Company continue to provide for certain indemnification arrangements for the Company’s current and former officers and directors and the continuation of certain director and officer insurance arrangements for the benefit of the Company’s current and former officers and directors for six years after the completion of the transactions.
Qualification of Potential Payments to Certain Company Executive Officers in Connection with the Merger
In accordance with Item 402(t) of SEC Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to certain executive officers in connection with the Merger. Please see the section of this proxy statement captioned Interest of Company Directors and Executive Officers in the Merger—Payments At or Following Change in Control for further information regarding this compensation The amounts set forth in the table below are based on multiple assumptions that may or may not actually prove correct, including:
•The Merger is completed on April 30, 2022;
•The potential payments and benefits described in this section are presented without regard to any “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code;
•No named executive officer receives any additional equity grants on or prior to the effective time of the Merger; and
•No named executive officer enters into any new agreement with the Company or is otherwise legally entitled to, prior to the Effective Time, additional compensation.
As a result, the actual amounts, if any, to be received by a named executive officer in connection with the Merger may differ materially from the amounts set forth below. The amounts in respect of the Merger-related compensation set forth in the table below are subject to a nonbinding advisory vote of the Company’s Stockholders, as described under the section of this Proxy Statement titled The Special Meeting–Purposes of the Special Meeting, beginning on page 24.
Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NDQC ($) *	Perquisite/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
W. L. Brunson, Jr.	$0	$0	$1,088,919	$0	$0	$0	$1,088,919
Jack E. Brunson	$0	$0	$ 794,645	$0	$0	$0	$ 794,645
Brian R. McLeod	$0	$0	$ 636,178	$0	$0	$0	$ 636,178
*Amounts as of 4/30/2022
(1) The Company’s NQDC Plan and SERP require that each plan’s participants receive payment of each participant’s plan balance upon the closing of a change in control transaction. Payment of such plan balances is stipulated in advance by each plan participant and is generally not subject to change upon notice of a change in control transaction.

PRINCIPAL TERMS OF THE AGREEMENT AND PLAN OF MERGER
    The following is a brief summary of the material provisions of the Plan of Merger. A copy of the Plan of Merger is attached as Appendix 1 to this Proxy Statement and is incorporated in this Proxy Statement by reference. This summary does not purport to be complete and we urge you to read the Plan of Merger carefully and in its entirety. Capitalized terms used in this section but not otherwise defined in this Proxy Statement have the meanings assigned to such term in the Plan of Merger.
Structure of the Merger

    The Plan of Merger sets forth the overall procedure and structure of the Merger. The Plan of Merger provides specific procedures for each stage of the process contemplated by the Plan of Merger.
Formation of Merger Sub

    Parent formed Merger Sub as a Delaware corporation for the purpose of merging with and into the Company pursuant to the Plan of Merger. Parent was formed as a Delaware corporation to facilitate the Merger and hold the stock of the Surviving Corporation.
Funding of Plan of Merger

    The Merger is not contingent on any financing arrangements on behalf of the Parent.
    The Paying Agent will distribute the cash to the Stockholders of record at the Effective Time in accordance with the terms under the Plan of Merger. See The Plan of Merger - Distributions to Stockholders.
Merger Consideration and Adjustments to Merger Consideration

     The Closing or the Effective Time for the Merger is expected to occur in the second or third quarter of 2022. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company, each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) will be converted into the right to receive up to $16.35 in cash, without interest and subject to adjustments provided for in the Plan of Merger.
    The Merger Consideration is subject to downward adjustment if the combined statutory capital and surplus of the Company’s insurance subsidiaries is less than $43,000,000 according to the financial statements most recently filed with the insurance regulators prior to closing. If the combined statutory capital and surplus is less than $43,000,000 and not less than $38,700.000, the per share price will be subject downward adjustment in an amount up to 10% of the per share price. In such event, the Merger Consideration will be an amount equal to $16.35 multiplied by a fraction in which the sum of the combined statutory capital and surplus is the numerator and $43,000,000 is the denominator. If the combined statutory capital and surplus is less than $38,700,000, the Merger Consideration will be not be reduced below 90% of $16.35, but Parent will have the right to terminate the Merger.
    If the latest statutory financial statements of the insurance subsidiaries indicate their combined statutory capital and surplus are less than $43,000,000 and the Company believes in good faith that their current operations in the then current quarter will result in an increase in the combined capital and surplus of the insurance subsidiaries, the Company may elect to delay closing until its insurance subsidiaries have filed their regulatory financial statements for the current quarter and the adjustment to the Merger Consideration, if any, will be determined on the basis of those financial statements.

Representations and Warranties

In the Plan of Merger, the Company, Parent and Merger Sub have made representations and warranties generally customary for a transaction of this nature. The statements made in those representations and warranties were made solely for purposes of the Plan of Merger and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, many of the representations and warranties are subject to a contractual standard of materiality or “Material Adverse Effect”, as defined in the Plan of Merger. For the foregoing reasons, you should not rely on the representations and warranties contained in the Plan of Merger as statements of factual information.
The Company made representations and warranties with respect to the following matters:
•corporate existence and power, organizational documents, capitalization;
•authority to execute and deliver the Plan of Merger and fulfill its obligations thereunder;
•required consents and approvals of governmental authorities;
•required consents and approvals of other third parties and absence of any breach of or conflict with any agreements, governmental authorizations or charter documents;
•subsidiaries;
•SEC filings;
•financial statements;
•no material adverse change and absence of certain other changes and events;
•absence of undisclosed liabilities;
•information supplied
•real property;
•material contracts;
•compliance with laws, permits and certain reinsurance matters;
•litigation;
•intellectual property;
•privacy;
•taxes;
•employees, labor matters and employee benefit plans;
•environmental matters;
•insurance regulatory matters;
•insurance;

•investment assets;
•producers and agents;
•third party administrators;
•ratings;
•governmental loans;
•interested party transactions;
•director and officer claims;
•opinion of Financial Advisor; and
•brokers.
Parent and Merger Sub made representations and warranties with respect to: corporate existence and power; ownership of Merger Sub; authority to enter into the Plan of Merger; required filings and consents; information supplied; absence of litigation; availability of funds; no ownership of Company common stock; absence of any breach of or conflict with any agreements, governmental authorizations or charter documents; and brokers.
Conduct of the Company’s Business Pending the Closing

During the period between the date of the Plan of Merger and the Closing Date, except as expressly contemplated or permitted by the Plan of Merger, the Company and the Company’s subsidiaries are required to conduct their business in the ordinary course of business and to use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company’s subsidiaries and maintain the relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and contractors. Additionally, the Company has agreed that neither the Company nor the Company’s subsidiaries are permitted to, between the date of the Plan of Merger and the Effective Time, do any of the following without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned:
•amend or otherwise change any provision of the Certificate of Incorporation or Bylaws of the Company, or similar organizational or governance documents;
•authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary;
•repurchase, redeem or otherwise acquire any securities or equity equivalents, except for the regular quarterly dividend in the amount of $0.06 per share, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any of the Company’s subsidiaries that is not directly or indirectly wholly owned by the Company, other than dividends by any direct or indirect wholly owned Company subsidiary to the Company or any other Company subsidiary;

•split, combine or reclassify any shares, stock or other equity interests of the Company or any Company subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;
•merge or consolidate with any other person or entity;
•adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•sell, lease, license, subject to a lien or otherwise surrender, relinquish or dispose of any assets or property of the Company or any of the Company’s subsidiaries other than in the ordinary course of business, except for (i) sales of investment assets by the Company or any of the Company’s subsidiaries in the ordinary course of business, (ii) transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, in the ordinary course of business, (iii) sales or transfers of assets between wholly owned Company’s subsidiaries, (iv) pursuant to existing written contracts or commitments or (v) in an amount not in excess of $100,000;
•incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than one of the Company’s subsidiaries) for borrowed money;
•except as required by the terms of the employee benefit plans or awards made thereunder prior to the date of the Plan of Merger, (i) increase the compensation or benefits payable to its directors, officers or employees, other than increases made in the ordinary course of business or (ii) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee (other than with respect to (A) agreements for new hires in the ordinary course of business and (B) each award under the Company’s 2019 Equity Incentive Plan and the grants of stock compensation made in the ordinary course of business in 2021);
•pre-pay any long-term debt (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto);
•except as required by law or changes in GAAP or SAP which become effective after the date of the Plan of Merger, or as recommended by the Company’s audit committee or independent auditors, in which case the Company shall notify Parent, materially change any of its accounting policies (whether for financial or statutory accounting or tax purposes);
•authorize, or enter into any commitment for, any new material capital expenditure other than capital expenditures set forth in the Company’s 2021 budget materials provided to Parent and Merger Sub;
•pay, discharge, settle or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations other than any payment, discharge, settlement or satisfaction other than (i) in the ordinary course of business (which includes payment of policyholders’ claims), (ii) where the amounts paid or to be paid are covered by insurance coverage maintained by the Company, or (iii) for the settlement of claims agreed to by the parties;
•take any action that (i) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by the Plan of Merger, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action; or (ii) would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 6.02 of the Plan of Merger;
•alter, change, modify or terminate any material operating, claims processing, actuarial or enterprise risk management policies and procedures of the Company or any of the Company’s subsidiaries other than in the ordinary course of business or as required by applicable Law;
•enter into any contract with, or make any commitment to, any governmental entity having regulatory authority over the Company or any of the Company’s subsidiaries other than in the ordinary course of business;
•enter into any new lines of business or withdraw from or put into “run off” any existing lines of business;
•withdraw, surrender or fail to renew any permit of the Company or any of the Company’s subsidiaries;
•enter into any material contract other than in the ordinary course of business; and
•enter into any agreement or otherwise make a commitment to do any of the foregoing.
Conduct of Parent’s Business Pending the Closing

From the date of the Plan of Merger to the Effective Time, Parent is required not to, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that (a) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by the Plan of Merger, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) would cause any of the representations or warranties of Parent or Merger Sub contained in the Plan of Merger to become inaccurate in any material respect or any of the covenants of Parent or Merger Sub to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 6.03 of the Plan of Merger.
    Additionally, from the date of the Plan of Merger to the Effective Time, Parent is required to take all actions necessary to cause Merger Sub to perform its obligations under the Plan of Merger and to consummate the Merger on the terms and conditions set forth in the Plan of Merger.
No Solicitation

The Plan of Merger provides that so long as the Plan of Merger remains in effect and no notice of termination has been given under the Plan of Merger, the Company shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any person or any group of persons other than Parent or any of its affiliates concerning any Acquisition Proposal other than as expressly provided in the Plan of Merger.

    During the period ending thirty (30) calendar days after the date of the Plan of Merger, following receipt by the Company of an Acquisition Proposal or public announcement of an Acquisition Proposal, the Plan of Merger does not prevent the Company Board from either furnishing information to, or entering into discussions or negotiations with, any person or group of persons regarding any such Acquisition Proposal, or approving and recommending to the Company’s Stockholders any such Acquisition Proposal from any person or group of persons, if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary to comply with the directors’ fiduciary duty to the Stockholders, that such Acquisition Proposal constitutes a Superior Proposal (or could reasonably be expected to lead to a Superior Proposal) and that such action is appropriate in furtherance of the best interests of the Stockholders and in order for the Company’s directors to comply with their fiduciary obligation to its Stockholders.
“Acquisition Proposal” means (i) any proposal pursuant to which any person or group of persons, other than the Parent or the Company, would acquire or participate in a merger, consolidation, or other business combination involving the Company, directly or indirectly; (ii) any proposal by which any person or group of persons, other than the Parent or the Company, would acquire a substantial equity interest in the Company, including the right to vote 5% or more of the capital stock entitled to vote for the election of directors; (iii) any acquisition of 5% or more of the assets of the Company, other than in the ordinary course of business; (iv) any acquisition in excess of 5% of the outstanding capital stock of the Company, other than as contemplated by the Plan of Merger; (v) any acquisition of control (as defined under the Insurance Laws) of the Company; or (vi) any transaction similar to the foregoing.

“Company Recommendation Event” means (a) the Company Board is unwilling or unable to recommend to the Stockholders of the Company that they approve and adopt the Plan of Merger and the Merger due to a Superior Proposal; or (b) after recommending that the Stockholders of the Company approve and adopt the Plan of Merger and the Merger, the Company Board may withdraw, modify or amend such recommendation due to a Superior Proposal.
“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach by the Company of the Plan of Merger, and that the Board of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary to comply with the directors’ fiduciary duty to the Stockholders, is reasonably likely to be consummated in accordance with its terms taking into account all legal, regulatory and financing aspects of the proposal and, if consummated, would be more favorable from a financial point of view to the Company’s Stockholders than the Merger (taking into account (A) any proposed changes to the Plan of Merger made or proposed in writing by Parent and (B) all legal, regulatory, financial (including any termination fee amounts and conditions), timing, financing and other aspects of such proposal).
Financing Covenants and Conditions

    There are no financing covenants and conditions. However, pursuant to the Plan of Merger, the Company is required to take, and shall cause each of the Company’s subsidiaries to take, all actions as may be reasonably necessary to secure from the lender of its existing line of credit a waiver of any change of control or similar provisions set forth in the loan documentation entered into between the Company and the lender.
Management of Surviving Entity

    From the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub immediately prior to the

Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Efforts to Use to Close the Merger

Pursuant to the Plan of Merger, the Company, Parent and Merger Sub are to:
•use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental entities in connection with the execution and delivery of the Plan of Merger and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations;
•use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by the Plan of Merger;
•cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by the Plan of Merger and required to use all reasonable efforts to have such insurance regulators approve the transactions contemplated by the Plan of Merger; and
•give the other party prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by the Plan of Merger, and, in the case of any such written notice or communication, shall promptly furnish the other party with a copy thereof.
Moreover, the Company shall have the opportunity to comment on all applications and substantive correspondence with the insurance regulators, other than those parts of any applications or substantive correspondence that, in the reasonable discretion of Parent, relate to the strategic or business plans of the Parent or that otherwise disclose strategic information of the Parent.
However, the Parent is only required to disclose to the Company or any of its affiliates any of the Parent’s trade secrets, business plans, strategies, or biographical or personal information if required by applicable law or by an insurance regulatory authority.
Other Covenants and Agreements

The Plan of Merger also includes other covenants generally customary for a transaction of this nature with respect to, among other matters:
•using reasonable best efforts to take all steps proper or advisable under applicable laws to consummate the transactions contemplated by the Plan of Merger, including holding this Special Meeting;
•honoring of all employee benefit plans, compensation arrangement and agreements and employment, severance and termination plans and agreements;
•using commercially reasonable efforts to address various anti-takeover statutes;

•adopt resolutions consistent with Section 16 of the Securities Exchange Act and the rules and regulations of shares of Company Common Stock;
•using commercially reasonable efforts to cause the Company’s insurance subsidiaries to sell or dispose of and reinvest proceeds from Investment Assets;
•making various filings with, and obtaining approvals of, the applicable governmental regulators;
•treating as confidential certain proprietary information concerning the business and operations of the parties; and
•providing access to such party’s officers, employees, agents, properties, offices and other facilities, books and records.
Directors’ and Officers’ Indemnification and Insurance

Indemnification
The Parent and Merger Sub have agreed that the Surviving Corporation will assume after the Effective Time of the Merger all rights to indemnification, advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current or former (i) director or officer of the Company or the Company’s subsidiaries, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) employee or agent of the Company or the Company’s subsidiaries (but only to the extent that the Company shall have determined at any time prior to the Closing to indemnify and/or hold harmless such employee or agent) as provided in the Company’s Certificate of Incorporation or Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Company’s subsidiaries) and indemnification agreements of the Company or any of the Company’s subsidiaries.
In addition, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company’s Certificate of Incorporation or Bylaws, and that such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the parties to be indemnified, unless such modification shall be required by law and then only to the minimum extent required by Law.
Insurance
Immediately prior to the Closing, the Company, at its expense, will purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and the Company’s subsidiaries on terms and conditions as favorable as may be available (but no more favorable to the parties to be indemnified than the insurance policy in effect as of the date hereof) for a premium not to exceed 300% of the last annual premium, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing.
Conditions to Closing

    The Plan of Merger provides that the respective obligations of the Company and Parent to consummate the transactions contemplated by the Plan of Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

•the Plan of Merger shall have been approved and adopted by the required affirmative vote of the Stockholders of the Company;
•all approvals of governmental authorities required to consummate the transactions contemplated by the Plan of Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and
•no governmental authority or arbitrator of competent jurisdiction shall have enacted, entered, promulgated or enforced any law or order that is in effect and restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger or makes the consummation of the Merger illegal.
    The Plan of Merger also provides that the obligation of Parent and Merger Sub to consummate the transactions contemplated by the Plan of Merger is subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Closing of the following additional conditions:
•the Company shall have performed in all material respects all material obligations required to be performed by it under the Plan of Merger at or prior to the Closing Date;
•the representations and warranties of the Company contained in the Plan of Merger shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality”, “in all material respects”, “in any material respect” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
•the Company shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising on or after the date hereof), which, as of the Closing Date, is reasonably likely to result in a Material Adverse Effect; and
•Each of the McLeod Employment Agreement, Jack Brunson Employment Agreement and W.L. Brunson, Jr. Consulting Agreement shall be in full force and effect as of the Closing;
    The Plan of Merger also provides that the obligation of the Company to consummate the transactions contemplated by the Plan of Merger is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:
•the representations and warranties of Parent and Merger Sub contained in the Plan of Merger shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality”, “in all material respects”, “in any material respect” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub;

•Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under the Plan of Merger at or prior to the Closing Date; and
•Parent shall have deposited the items required to be deposited by it in trust with the Paying Agent for the benefit of the Stockholders of the Company as required by the Plan of Merger, including without limitation, cash in the amount of the Merger Consideration.
Governmental Approvals

    The closing of the Merger is conditioned upon the Parent receiving approval from the Alabama Commissioner of Insurance of its application for a change in control of the Company. Alabama insurance laws require a potential acquirer of more than five percent (5%) of the voting control of an Alabama insurer to file with the Alabama Department of Insurance an application on Form A for approval of the change of control transaction by the Alabama Commissioner of Insurance. Parent expects to file the Form A with the Alabama Department of Insurance in the first quarter of 2022. The Commissioner is required to hold a public hearing with respect to the Form A before granting or withholding such approval. The hearing is scheduled to occur on June14, 2022, with an expectation of the approval occurring late in the second quarter or early third quarter of 2022.
Amendment of the Agreement and Plan of Merger

    At any time prior to the Effective Time, the Plan of Merger may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement signed by each of the parties to the Plan of Merger; provided, however, that following the receipt of the Company Stockholder approval, there shall be no amendment or supplement to the provisions of the Plan of Merger which by law would require further approval by the holders of Company Common Stock without such approval.
Limitation of Remedies; Specific Performance

The Plan of Merger provides that if any provision of the Plan of Merger were not performed in accordance with its terms, the parties are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Plan of Merger or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which the parties are entitled at law or in equity. However, the Plan of Merger further provides that neither party shall be liable to the other for termination of the Plan of Merger except for the obligation of the Company to pay the Termination Fee discussed in the next section and for liability for a willful and material breach of any provision of the Plan of Merger.
Termination of the Agreement and Plan of Merger

The Plan of Merger may be terminated at any time prior to the Closing:

•by mutual written agreement of Parent and the Company;
•by either Parent or the Company if the Closing shall not have occurred on or before August 31, 2022 (as such date may be extended pursuant to the immediate following provision, the “Outside Date”); except, that if, as of the Outside Date, all conditions have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing) other than the conditions requiring receipt of governmental approvals then either the Company or Parent may extend the Outside Date until the date that is three months from the initial Outside Date by providing written notice to the other party.

Notwithstanding the foregoing, a party whose failure to fulfill any obligation under the Plan of Merger materially contributed to the failure to close by the Outside Date may not exercise this right to terminate the Plan of Merger, and the Outside Date will be tolled for any period during which a party is subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger;
•by either Parent or the Company if any governmental entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, which such order shall have become final and non-appealable;
•by either Parent or the Company if the Plan of Merger is not approved by the Stockholders;
•by Parent, if a Company Recommendation Event shall have occurred;
•by the Company upon the occurrence of a Company Recommendation Event or an Acquisition Event (an “Acquisition Event” generally occurs when the Company has authorized, recommended, approved or entered into an agreement to effect a Superior Proposal); and
•by Parent, if the combined statutory capital and surplus of the Company’s insurance subsidiaries is less than $38,700,000.
The Termination Fee

In the event that the Company terminates the Plan of Merger due to the occurrence of a Company Recommendation Event or an Acquisition Event, the Company has agreed to pay Parent a termination fee of $1,242,256.00 within ten business days following termination.
Expenses of the Merger

Under the terms of the Plan of Merger, the Company is responsible only for those expenses incurred in connection with the Plan of Merger. In addition, the Surviving Corporation shall pay the charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.
Merger Effective Time

    Upon the Closing, the Company and Merger Sub shall file Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger, at which time the Merger will be effective, unless a later time is agreed to by the Company, Parent and Merger Sub and specified in the Certificate of Merger. The Company intends that the Effective Time will be the same date as the Closing, which we anticipate to occur in the second or third quarter of 2022.
Governing Law

The Plan of Merger, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to the Plan of Merger or the negotiation, execution or performance of the Plan of Merger or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the Plan of Merger) shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to any conflict of law principle that might require the application of the laws of any other jurisdiction.
Distribution of Merger Consideration

    Parent will make a deposit of cash with the Paying Agent at or prior to the Effective Time in the amount required for the Paying Agent to distribute the correct amount of Merger Consideration to the Stockholders pursuant to the terms and conditions of the Plan of Merger.
    Promptly after the Effective Time, Parent and the Surviving Corporation will cause the Paying Agent to send, to each holder of record of shares of Company common stock at the Effective Time, whose Company common stock was converted into the right to receive the Merger Consideration pursuant to the Plan of Merger, a letter of transmittal and instructions in customary form subject to approval by the Company (not to be unreasonably withheld, conditioned or delayed) for use in such exchange. In order to receive the Merger Consideration, each Stockholder will be required to complete and execute the letter of transmittal and return it to the Paying Agent. Upon receipt of a properly completed and executed letter of transmittal, the Paying Agent will deliver a check in the amount of the Merger Consideration to the Stockholder or other person designated in the letter of transmittal. The Stockholder will bear the risk of loss if the letter of transmittal is not received by the Paying Agent.
See The Merger - Appraisal Rights for the description of the rights afforded to the holders of shares under the Appraisal Rights Statute and for the procedures to be followed to exercise appraisal rights. Stockholders who exercise appraisal rights with respect to their shares will be paid in accordance with the procedures set forth in the Appraisal Rights Statute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The following tables set forth the beneficial ownership of our capital stock as of April 26, 2022 by:

•	each person or group of affiliated persons, who we know to beneficially own more than 5% of our outstanding common stock, each of whom we refer to as a “5% Owner”;
•	each of our named executive officers;
•	each of our directors; and
•	all of our current named executive officers and directors as a group.
    The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include (i) shares of common stock issuable pursuant to the exercise of Company Options that are currently exercisable or are exercisable within 60 days of April 26, 2022, and (ii) shares of common stock issuable upon vesting of Company RSUs within 60 days of April 26, 2022, each of which are deemed to be outstanding for the purpose of computing the percentage ownership of outstanding shares of common stock owned by the person holding these securities, but they are not treated as outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
    Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o The National Security Group, Inc., 661 East Davis Street, Elba, AL 36323. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Names	Number of Shares Owned(1)	Percent of Class
W.L. Brunson, Jr.	445,538(2) (3)	17.59%
Andrew J. Abernathey	380,499(4)	15.02%
Winfield Baird**	121,221	4.79%
Jack E. Brunson	118,826(5)	4.69%
Fred Clark, Jr.	101,325	4.00%
Donald S. Pittman	40,863	1.61%
Brian R. McLeod	31,347	1.24%
James B. Saxon	24,038	*
Mickey L. Murdock	23,813	*
Frank B. O’Neil	21,573	*
Charles B. Arnold	17,400	*
Walter P. Wilkerson	11,273	*
L. Brunson White	10,038	*
Fleming G. Brooks	8,265	*
Elizabeth B. Crawford	4,375	*
Directors, Executive Officers and Certain Beneficial Owners (as a group, 15 persons including persons named above)	1,360,394(6)	53.71%
Directors, Executive Officers and Certain Beneficial Owners (as a group, 15 persons including persons named above)	87,661	3.56%

* Less than 1%.
**    Director Emeritus (non-voting member of the Board).
(1)    For purposes of this table, an individual is considered to “beneficially own” any shares of the Company if he or she directly or indirectly has or shares (i) voting power, which includes power to vote or direct voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. All amounts include stock held in a spouse's name.
(2)    Includes stock held in Brunson Properties, a partnership (W.L. Brunson Estate), W. L. Brunson, Jr., Managing Partner.
(3)    Includes 57,713 shares held by the Jerry B. Brunson Marital Trust and the Jerry B. Brunson Family Trust. Sara B. Brunson and W. L. Brunson, Jr. co-trustees. W. L. Brunson, Jr. disclaims beneficial ownership of these shares.
(4)    Includes 380,499 shares owned by Meridian Investments I, LLC. Andrew Abernathey is the President and sole director of Meridian Investments I, LLC and holds sole voting and dispositive power over the securities held by Meridian Investments I, LLC.
(5)    Includes 45,641 shares held in Jack R. Brunson Estate.
(6)    Includes 32,228 units held in 401-K plan and 20,444 units held in the National Security Employee Stock Ownership Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider estate or gift taxes, the Medicare tax on net investment income, the alternative minimum tax, special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or any other aspects of U.S. federal tax law other than income taxation. In addition, this summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances. For example, this discussion does not address the tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as:
•banks or other financial institutions; tax-exempt organizations; governments or agencies or instrumentalities thereof; retirement or other tax deferred accounts;
•S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors therein);
•insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts;
•controlled foreign corporations; passive foreign investment company; corporations that accumulate earnings to avoid U.S. federal income tax;
•certain former citizens or long-term residents of the United States;
•persons that own or have owned (directly, indirectly or constructively) five percent or more of the Company’s or the Parent’s common stock (by vote or value);
•persons who hold our common stock as part of a hedge, constructive sale or conversion, straddle or other risk reduction transaction;
•persons whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code or who acquired shares pursuant to the tax deferred rollover provisions of Section 1045 of the Code;
•persons that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•persons who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•U.S. Holders whose “functional currency” is not the U.S. dollar; or
•persons that do not vote in favor of the Merger and properly demand appraisal of their shares under the Appraisal Rights Statute or that entered into a support agreement as part of the transaction described in this proxy statement.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•an individual who is (or is treated as) a citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of non-corporate taxpayers is generally taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, not a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (unless otherwise prescribed by an applicable income tax treaty);
•such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (unless otherwise prescribed by an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or
•the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “Relevant Period”) and, if shares of the Company’s common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that our shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code and that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. If our shares were not treated as regularly traded on an established securities market and we were a USRPHC, we may be required to withhold U.S. federal income tax at a rate of 15%.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% that otherwise would apply to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.
Tax Consequences of the Merger to the Company
The Company intends to take the position on its federal income tax return that its merger into Merger Sub is a non-taxable event and, therefore, no gain or loss will be recognized by the Company for federal income tax purposes.
THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THEIR OWN QUALIFIED TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH ELIGIBLE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE PLAN OF MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

OTHER MATTERS
Where you can find more information
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at its public reference room located at 100 F Street, NE, Room 1580, Washington DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Room 1580, Washington DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. The information contained the SEC’s website is expressly not incorporated by reference into this proxy statement.
Additionally, more information about the Company may also be found on the Company’s website, https://www.nationalsecuritygroup.com/.
Materials from this website and other websites mentioned in this proxy statement are not incorporated by reference into this proxy statement. If you are viewing this proxy statement in electronic format, each of the URLs mentioned in this proxy statement is an active textual reference only.
The SEC allows the Company to “incorporate by reference” information in this proxy statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement.
The documents listed below that the Company has previously filed with the SEC are incorporated by reference into this proxy statement. They contain important business and financial information about the Company:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 19, 2021.
•Quarterly Reports on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 12, 2021, and for the quarter ended June 30, 2021, filed with the SEC on August 13, 2021.
•Current Reports on Form 8-K filed with the SEC on January 27, 2022, November 12, 2021, October 22, 2021, August 13, 2021, July 26, 2021, May 24, 2021, May 14, 2021, April 9, 2021, February 26, 2021, and January 25, 2021.
•Definitive Proxy Statement filed with the SEC on April 7, 2021.
The Company also hereby incorporates by reference any additional documents that the Company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting. Nothing in this proxy statement shall be deemed to incorporate information furnished but not filed with the SEC.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more Stockholders reside if we believe the Stockholders are members of the same family. Each Stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another Stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact Broadbridge using the instructions set forth below.
If you are a Stockholder of record, you may contact us by writing to Laura Jordan, Secretary, in writing at 661 East Davis Street, Elba, AL 36323 or by email at investors@nsgcorp.com. Eligible Stockholders of record receiving multiple copies of this proxy statement can request householding by contacting Broadbridge, either by calling (866) 540-7095 or by writing to Broadbridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

APPENDIX 1
Agreement and Plan of Merger
(see attached)

AGREEMENT AND PLAN OF MERGER

By and Among

VR INSURANCE HOLDINGS, INC.

VR INSURANCE MERGER SUB, INC.

and

THE NATIONAL SECURITY GROUP, INC.

Dated as of January 26, 2022

TABLE OF CONTENTS
APPENDIX 1 - 2

APPENDIX 1 - 3

APPENDIX 1 - 4

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of January 26, 2022, by and among The National Security Group, Inc., a Delaware corporation (the “Company”), VR Insurance Holdings, Inc., a Delaware corporation (“Parent”), and VR Insurance Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL;
WHEREAS, as of the date hereof, the Company or an Affiliate of the Company and Brian McLeod have entered into an employment agreement to be effective as of Closing (the “McLeod Employment Agreement);
WHEREAS, as of the date hereof, the Company or an Affiliate of the Company and Jack Brunson have entered into an employment agreement to be effective as of Closing (the “Jack Brunson Employment Agreement”);
WHEREAS, as of the date hereof, the Company or an Affiliate of the Company and Bill Brunson have entered into a consulting agreement to be effective as of Closing (the “Bill Brunson Consulting Agreement”);

APPENDIX 1 - 1

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER
Section 1.01The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).
Section 1.02Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central Time, as soon as practicable (and, in any event, within five (5) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Burr & Forman LLP, 420 North 20th Street, Suite 3400, Birmingham, Alabama 35203 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

APPENDIX 1 - 2

Section 1.05Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as provided in the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.
Section 1.06Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b)Conversion of Company Common Stock. Subject to any adjustment that may be required pursuant to Section 2.06 below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $16.35 in cash, without interest (the “Merger Consideration”).
(c)Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.
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(d)Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
Section 2.02 Surrender and Payment.

(a)Paying Agent; Payment Fund. Prior to the Effective Time, the Parent shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

(b)As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to send to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form subject to approval by the Company (not to be unreasonably withheld, conditioned or delayed)) for use in such exchange.
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(c)Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
(d)Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; or (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No gain or loss with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article II. Any income from investment of the Payment Fund will be payable to the Surviving Corporation.
(e)Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(f)Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.
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(g)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.
(h)Closure of Share Records. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall notify Parent in writing promptly of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
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Section 2.04 Withholding Rights. Each of the Paying Agent, the Company, Parent, Merger Sub, and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Merger Consideration Adjustment.  If the Company Insurance Subsidiaries have less than $43,000,000 of combined statutory capital and surplus at the end of the last calendar quarter prior to Closing for which SAP Statements of each of the Company Insurance Subsidiaries have been filed (collectively the “Latest SAP Financial Statements”), then the Merger Consideration will be adjusted downwards proportionally to an amount equal to (i) the Merger Consideration, multiplied by (ii) a fraction the numerator of which is equal to the amount of combined statutory capital and surplus reflected on the Latest SAP Financial Statements and the denominator of which is $43,000,000 (i.e., a 10.0% reduction in combined statutory capital and surplus of the Company Insurance Subsidiaries from $43,000,000 to $38,700,000 will result in a 10.0% downward adjustment to the Merger Consideration); provided that:
(a)if the combined statutory capital and surplus of the Company Insurance Subsidiaries reflected in the Latest SAP Financial Statements is $43,000,000 or more and during the interim period between the filing of the Latest SAP Financial Statements and when all other conditions to Closing have otherwise been satisfied (the “Interim Period”), the ongoing operations and/or any event or condition has occurred that, in the good faith determination of the Parent, are reasonably likely to reduce the combined statutory capital and surplus of the Company Insurance Subsidiaries below $43,000,000, Parent may elect to defer the Closing until the Company Insurance Subsidiaries have filed their SAP Statements for the then current period (and such SAP Statements shall be deemed the “Latest SAP Financial Statements” for purposes of Closing);

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(b)if the Latest SAP Financial Statements during the Interim Period reflect combined statutory capital and surplus of the Company Insurance Subsidiaries of less than $43,000,000 and during the Interim Period the ongoing operations and/or any event or condition has occurred that, in the good faith determination of the Company, are reasonably likely to increase the combined statutory capital and surplus of the Company Insurance Subsidiaries above $43,000,000, the Company may elect to defer the Closing until the Company Insurance Subsidiaries have filed their SAP Statements for the then current period (and such SAP Statements shall be deemed the “Latest SAP Financial Statements” for purposes of Closing); or
(c) if combined statutory capital and surplus of the Company Insurance Subsidiaries as so determined is less than $38,700,000, then the Merger Consideration will not be downwardly adjusted below 10% but Parent will have the option to terminate this Agreement in accordance with Section 7.01(g) hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization and Qualification; Authority.

(a)The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the business of the Company and its Company Subsidiaries on a consolidated basis.

(b)The Company has previously provided or made available to Parent copies of the Company Charter and Company Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.
Section 3.02 Company Subsidiaries.
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(a)Each of the Company’s Subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary is set forth in Section 3.02(a) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and carry on its business as now conducted. Each of the Company Subsidiaries is duly qualified to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Company Subsidiary.
(b)The Company conducts its insurance operations through the Company Subsidiaries set forth in Section 3.02(b) of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is, and has been during the past five (5) years, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or is an eligible excess or surplus lines insurer, in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements.
(c)The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens, other than Permitted Liens.

Section 3.03 Capitalization.

(a)The authorized capital stock of the Company consists of 5,500,000 shares, 500,000 of which are shares of preferred stock, 3,000,000 of which are shares of common stock and 2,000,000 of which are shares of Class A common stock. As of September 30, 2021, (i) 2,532,632 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 2,945 shares of Company Common Stock were held in the treasury of the Company.

(b)Except as set forth in Section 3.03(b) of the Company Disclosure Schedule:
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(i)there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary;
(ii)there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company;
(iii)the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act;
(iv)there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have Knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares; and
(v)there is no outstanding Voting Debt of the Company or any Company Subsidiary.
Section 3.04 Authority Relative to this Agreement; Validity and Effect of Agreements.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

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(b)The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Company’s stockholders adopt this Agreement.
(c)With respect to the Company Common Stock held in the National Security Employee Stock Option Plan (the “ESOP”), the Company shall direct the trustee of the ESOP (the “ESOP Trustee”) to vote the Company Common Stock in accordance with the requirements of Section 409(e) of the Code, the terms of the ESOP and the ESOP Trustee’s fiduciary duties under ERISA.

Section 3.05 No Conflict; Required Filings and Consents.
(a)The execution and delivery by the Company of this Agreement does not, and the performance of its obligations and the consummation of the transactions hereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and other obligations described in Section 3.05(b) have been made, conflict with or violate any Law, in any material respect, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) require any consent or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary, except with respect to clauses (iii) and (iv), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults or rights which would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries on a consolidated basis.
(b)The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements of the Exchange Act, (B) any filings required under the rules and regulations of the Nasdaq National Market System, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) any registration, filing or notification required pursuant to state securities or blue sky laws and (E) filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed in Section 3.05(b) of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries on a consolidated basis.
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Section 3.06 Compliance with Laws; Permits; Reinsurance Matters.
(a)The business and operations of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Laws in all material respects. Without limitation of the foregoing, each of the Company Insurance Subsidiaries is marketing or selling insurance products in compliance, in all material respects, with insurance laws applicable to the business of such Company Insurance Subsidiary in the respective jurisdictions in which such products are being marketed or sold.
(b)The Company and the Company Subsidiaries have all material Permits required to conduct their respective businesses as now conducted, and the Company and the Company Subsidiaries are in compliance, in all material respects, with all such Permits. A list of the material Permits held by the Company and the Company Subsidiaries are set forth in Section 3.06(b) of the Company Disclosure Schedule.
(c)Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, on or after January 1, 2018, with respect to the Company or any Company Insurance Subsidiary, and all attachments, addenda, supplements and modifications thereto.
(d)All reinsurance treaties or agreements to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are set forth in Section 3.06(d) of the Company Disclosure Schedule. Neither any Company Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a Company Reinsurance Agreement, is in material default as to any provision thereof. To the Knowledge of the Company, (i) no ceding company or reinsurer that is a party to any Company Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (ii) any such ceding company or reinsurer is not otherwise in an impaired or distressed financial condition.
(e)In the last five (5) years (i) there has not been any dispute with respect to any material amounts recoverable or payable by the Company Insurance Subsidiaries with respect to any Company Reinsurance Agreement, (ii) no reinsurer party to a Company Reinsurance Agreement has denied coverage or disputed the amount of such with respect to any current or prospective claim and (iii) no ceding party under a Company Reinsurance Agreement has disputed the denial of or the amount of coverage afforded with respect to any current or prospective claim. No reinsurer or ceding company, as applicable, under any Company Reinsurance Agreement has the right, as a result of the consummation of the transactions contemplated by this Agreement, to terminate such Company Reinsurance Agreement or modify the price or other terms thereof. Each of the Company Insurance Subsidiaries was entitled under SAP to take full financial statement credit for all amounts for which such financial statement credit was taken in the Company SAP Statements for any amounts recoverable pursuant to any Company Reinsurance Agreement.
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Section 3.07 SEC Filings; Financial Statements.
(a)The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC during the last five (5) years (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date of this Agreement, (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, in all material respects, as the case may be, each as in effect as of the date of filing of such Company SEC Reports, and (ii) as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, was prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
(c)As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile for the years ended December 31, 2018, December 31, 2019 and December 31, 2020 and the quarterly period ended September 30, 2021. Each Company Insurance Subsidiary has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority. The Company SAP Statements were prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements fairly presented, in all material respects, the statutory financial position of such Company Insurance Subsidiaries as of the respective dates thereof and the results of operations of such Company Insurance Subsidiaries for the respective periods then ended. No material weakness has been asserted with respect to any Company SAP Statements filed prior to the date of this Agreement by the applicable Company Insurance Subsidiary’s domiciliary state regulator which has not been cured, waived or otherwise resolved to the satisfaction of such state regulator.
(d)To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings in the last five (5) years which remain unresolved, nor has the Company received any inquiry or information request from the SEC as to any matters affecting the Company which remain unresolved. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received in the last five (5) years relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.
(e)The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the
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financial statements of the Company and the Company Subsidiaries in conformity with GAAP and to maintain accountability for the assets of the Company and the Company Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains unwritten disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

Section 3.08 Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Company Disclosure Schedule or as contemplated by this Agreement, since June 30, 2021 (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) there has not been an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to materially adversely affect the business of the Company or any of the Company Subsidiaries on a consolidated basis, and (c) the Company has not taken any action that would be prohibited under Section 5.01 of this Agreement.

Section 3.09 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities (a) reflected on or reserved against in the Company’s consolidated balance sheet, as of September 30, 2021, included in the Company’s consolidated financial statements, (b) incurred in the ordinary course of business since September 30, 2021, (c) permitted or contemplated by this Agreement, (d) which have been discharged or paid in full in the ordinary course of business, and (e) liabilities, which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries on a consolidated basis.
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Section 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Legal Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets, other than the defense of claims provided for insureds under insurance policies issued by the Company Insurance Subsidiaries, subrogation claims of the Company Insurance Subsidiaries and claims for recovery made by the insureds of the Company Insurance Subsidiaries for which such Company Insurance Subsidiaries have established reserve estimates. Neither the Company nor any of the Company Subsidiaries is subject to any order, judgment, writ, injunction or decree (other than those applicable generally to insurers in one or more of the Company’s and the Company Subsidiaries’ lines of business).

Section 3.11 Employee Benefit Plans.
(a)Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, performance award, stock option, stock purchase, restricted stock, incentive, deferred compensation, paid time off (PTO), medical, dental, vision, disability, welfare, cafeteria, fringe benefit, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all offer letter, employment, retention, change of control, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are established, maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the IRS for the last year, (iii) the most recently received IRS determination letter, if any, relating to the Plans and (iv) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees) and all material modifications thereto. No Plan is currently the subject of any Legal Action, investigation, examination or audit by a Governmental Entity, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(b)Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and no fact or event has occurred or could reasonably be expected to occur since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

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(c)Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code.
(d)With respect to each of the Plans, all required contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Plans and applicable laws or, to the extent not yet due, properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date of this Agreement (excluding any amounts not yet due).
(e)Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.
(f)Neither the Company nor any ERISA Affiliate maintains, contributes to, or has any liability or potential liability (contingent or otherwise), sponsors or has sponsored in the past six years any Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. For purposes of this Section 3.11(f), an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.
(g)The Company and any Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in material compliance with any applicable provisions of the ACA, HCERA, and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in material compliance with all Health Care Reform Laws since March 23, 2010, in the case of each of clause (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. Neither the Company nor Company Subsidiary nor any Health Plan has incurred (and nothing has occurred and no condition or circumstance exists, that could subject the Company, any Company Subsidiary, or any Health Plan to) any penalty or excise Tax under Section 4980D or 4980H of the Code or any other provision of the Health Care Reform Laws.

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(h)Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code satisfies in form and operation the requirements of Section 409A of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Plan), and no additional Tax under Section 409A of the Code has been or could be incurred by a participant in any such Plan. Neither Company nor any Company Subsidiary have any obligation (whether pursuant to a Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A of the Code.
(i)Since the time of its establishment (i) the ESOP has been and is a tax-qualified plan and the ESOP trust has been and is a tax exempt trust within the meaning of Sections 401(a) and 501(a) of the Code, respectively, (ii) the ESOP is a qualified employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, Treasury Regulation section 54.4975-11 and Section 407(d)(6) of ERISA and (iii) the ESOP Plan and ESOP trust have been maintained and administered in accordance with ERISA, the Code and the terms of the ESOP and ESOP trust. The Company has received a determination letter from the Internal Revenue Service concluding that the ESOP has been and is tax-qualified under Sections 401(a) and 4975(e)(7) of the Code. Since the receipt of the above-referenced determination letter, no event or condition has occurred or exists that would reasonably be expected to materially adversely affect the tax-qualified or tax-exempt status of the ESOP. The ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Code, and neither the ESOP nor the FSB Savings Plan has ever acquired or held any employer security that was not a “qualifying employer security” as defined in Section 407(d)(5) of ERISA. Neither the Company nor any ERISA Affiliate has been subject to any unpaid Tax imposed by Sections 4978 or 4979A. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA. To the Knowledge of the Company, the ESOP Trustee has complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustee in connection with the transactions contemplated by this Agreement, including but not limited to the ESOP Trustee’s fiduciary obligations under ERISA. The terms, provisions, use of the proceeds and repayment of any loan to the ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder. There are no pending elections by any participant in the ESOP to receive distributions from the ESOP in the form of securities of the Company and no such future elections would reasonably be expected.
(j)There is no Legal Action pending or, to the Knowledge of the Company, threatened against the ESOP, the ESOP Trustee or any current or expected assets of the ESOP, that, individually or in the aggregate, would reasonably be expected to materially interfere with the ability of the ESOP, the Company or the Company Subsidiaries to consummate the transactions contemplated by this Agreement or otherwise create material obligations or liabilities relating to the ESOP. As of the date hereof, there is no injunction, judgment, order, writ, decree, ruling or the like against the ESOP, the ESOP Trustee, or the directors of the Company or any assets or expected assets of the ESOP that could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to materially interfere with the ability of the ESOP or the Company to consummate the transactions contemplated by this Agreement.
Section 3.12 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders Meeting (as amended, supplemented or modified from time to time, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company
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stockholders or at the time of the Company Stockholders Meeting or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. All documents that the Company is required to file with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply with the provisions of the Securities Act or Exchange Act, as applicable.

Section 3.13 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Company and the Company Subsidiaries on a consolidated basis:
(a)either the Company or a Company Subsidiary owns, or licenses or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties that are set forth in Section 3.13(a) of the Company Disclosure Schedule, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”);
(b)except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any Company Subsidiary for their use of the Company Intellectual Property, (ii) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any Intellectual Property rights of any person, (iii) neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to, or in connection with, the Company Intellectual Property and (iv) to the Knowledge of the Company, no person is infringing any Company Intellectual Property.
Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Company and the Company Subsidiaries on a consolidated basis:
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(a)all Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed taking into account any extension of time within which to file (except those under valid extension) and such Tax Returns are true, complete, and correct;
(b)all Taxes due and payable by the Company or any of the Company Subsidiaries have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in accordance with GAAP;
(c)neither the Company nor any of the Company Subsidiaries has received written notice of any audits, examinations, investigations or other proceedings against, or with respect to any Taxes of, the Company or any of the Company Subsidiaries that have not been finally resolved;
(d)neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any income Tax Returns;
(e)there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries;
(f)neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and the Company Subsidiaries);
(g)neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) or otherwise;
(h)neither the Company nor any of the Company Subsidiaries has (i) elected to defer the payment of any employment taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 pandemic relief Law, (ii) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or other employee-related credits under any other COVID-19 pandemic relief Law;
(i)all related party transactions involving the Company or any Company Subsidiary are at arm’s length in compliance with section 482 of the Code, the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other Law) and all necessary documentation in connection with such related-party transactions has been maintained;
(j)the Company and each Company Subsidiary has withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any Person, and all Tax Returns required with respect thereto have been properly completed and timely filed;

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(k)in accordance with applicable Law, the Company and each Company Subsidiary has properly collected and remitted all sales, use, value added, and similar Taxes; and
(l)the Company has delivered (or otherwise made available) to the Parent true, correct and complete copies of all income and other material Tax Returns filed by the Company and each Company Subsidiary for a taxable period ending on or after December 31, 2018.
Section 3.15 Environmental Matters. To the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property owned or leased by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries (i) are, and in the last five (5) years have been, in compliance, in all material respects, with all applicable Environmental Laws; and (ii) in the last five (5) years, have not received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity alleging that the Company or any of the Company Subsidiaries is in violation of any Environmental Law.

Section 3.16 Material Contracts.
(a)Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any contract which:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
(ii)relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership;
(iii)is an indenture, credit agreement, loan agreement, or other Contract evidencing indebtedness for borrowed money, purchase money indebtedness, financing lease obligations, and/or letter of credit facilities in an amount in excess of $150,000;
(iv)involves the provision of third-party insurance policy administration, claims administration or processing, investment management or underwriting services for the Company Insurance Subsidiaries;
(v)has continuing indemnification, guarantee, “earn- out” or other contingent payment obligations, other than indemnification arrangements arising pursuant to Contracts with customers in the ordinary course of business;

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(vi)obligates the Company or any of the Company Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $150,000;
(vii)is a settlement agreement or other Contract with any Governmental Entity;
(viii)contains any covenant that materially limits the ability of the Company or any of the Company Subsidiaries to engage in any line of business, or to compete with any person or operate at any geographic location, or that materially restricts the right of the Company or any of the Company Subsidiaries in a material manner to sell to or purchase from any person or to hire any person;
(ix)grants the other party or any third person “most favored nation” status or any type of special discount rights;
(x)is between the Company or any Affiliate of the Company and any Company Insurance Subsidiary;
(xi)is for employment of any employee of the Company or any Company Subsidiary and provides for annual compensation in excess of $150,000;
(xii)provides for payment of any severance or transaction bonus in an amount in excess of $150,000;
(xiii)obligates the Company or any Company Subsidiary to make aggregate payments in excess of $250,000 annually; and
(xiv)all leases of any real property to which the Company or any Company Subsidiary is a party.
Each of the contracts of the type described in this Section 3.16(a) is referred to in this Agreement as a “Company Material Contract.”
(b)Neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in material breach or violation of, or in material default under, any Company Material Contract. None of the Company or any of the Company Subsidiaries has received any written claim of default under any Company Material Contract and, to the Knowledge of the Company, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, rehabilitation, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally, or creditors’ rights with respect to insurance companies, or by general equity principles, and is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

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Section 3.17 Privacy.
(a)The Company and each Company Subsidiary, at all times during the past three (3) years, have complied at all times in all material respects with their then-current privacy policies that are applicable to the Company or such Company Subsidiary, with all applicable Privacy Requirements, with all contractual obligations, including third-party privacy policies with which the Company or Company Subsidiary has been contractually obligated to comply. The consummation of the transactions contemplated by this Agreement will not result in any violation of the existing privacy policy of the Company or any Company Subsidiary, any privacy provisions of any Company Contract or the Privacy Requirements. In the past three (3) years, neither the Company nor any Company Subsidiary has received written notice (including any enforcement notice), letter or complaint from a Governmental Entity or any other Person alleging noncompliance or potential noncompliance with any Privacy Requirements, and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been subject to any claim or action relating to noncompliance or potential noncompliance with any Privacy Requirements or the Company’s handling and security of Personal Information.
(b)The Company and each Company Subsidiary has established and is, and for the last three (3) years has been, in compliance in all material respects with an information security program that complies with Privacy Requirements and that (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions of Personal Information, (ii) protects against unauthorized access to, and use, alteration, disclosure or distribution of, the information technology systems or Personal Information of the Company or any Company Subsidiary and the systems of any third party service providers that have access to such information technology systems or Personal Information and (iii) has been tested on not less than an annual basis (the “Information Security Program”).
(c)The Company and the Company Subsidiaries has at all times in the past three (3) years required all third party service providers that have access to their information technology systems or Personal Information to comply with applicable Privacy Requirements and the Information Security Program.
(d)In the past three (3) years, neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any third parties while operating at the direction of the Company or any Company Subsidiary have suffered a data or security breach or been required to notify any Person, including a Governmental Entity, of a data or security breach, and, to the Knowledge of the Company, no such breach is threatened. In the past three (3) years, neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any third parties operating at the direction of the Company or any Company Subsidiary, has breached the Information Security Program and, to the Knowledge of the Company, no such breach is threatened.
(e)Personal Information transmitted to or from the Company and any Company Subsidiary occurs in an encrypted manner. The Company and each Company Subsidiary securely stores, deletes or destroys all Personal Information. Neither the Company nor any Company Subsidiary transfer Personal Information outside of the United States.

(f)The technology systems of the Company and each Company Subsidiary (i) are in good working condition, (ii) to the Knowledge of the Company do not contain any Malicious Code and (iii) operate and perform as necessary, in all material respects, for the operation of the business of the Company and each Company Subsidiary.
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(g)Neither the Company nor, to the knowledge of the Company, any of the Company Subsidiaries have paid any amounts to a perpetrator of any actual or threatened data breach, ransomware attack or denial-of-service attack.

Section 3.18 Interested Party Transactions. Except as set forth in the Company SEC Reports, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.19 Director and Officer Claims. There are no claims pending or, to the Knowledge of the Company, threatened in writing by or against any current or former officer, manager, or director of the Company or the Company Subsidiaries in his or her capacity as an officer, manager, or director of the Company or a Company Subsidiary. There are no claims pending or, to the Knowledge of the Company, threatened in writing by the Company or the Company Subsidiaries against any current or former officer, manager or director of the Company or a Company Subsidiary in his or her capacity as an officer, manager, or director of the Company or a Company Subsidiary.

Section 3.20 Brokers. No Person other than Piper Sandler & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, Piper Sandler & Co. has delivered to the Company Board its opinion, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.
Section 3.22 Insurance Regulatory.
(a)During the last five (5) years, each of the Company Insurance Subsidiaries has timely filed all material reports, annual and quarterly statements, registrations, notices, submissions or other filings, including amendments thereto, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with the appropriate Insurance Regulator on forms prescribed or permitted by such Insurance Regulator and no Insurance Regulator has asserted any material deficiency or violation with respect thereto. The Company Insurance Subsidiaries have provided or made available to Parent true, correct and complete copies of (i) all examination reports and market conduct reports of the Company Insurance Subsidiaries issued by any Insurance Regulator in the last five (5) years, (ii) all insurance holding company filings or submissions made by the Company or the Company Insurance Subsidiaries with any Insurance Regulator in the last five (5) years and (iii) all material analyses and reports relating to risk-based capital calculations submitted by the Company Insurance Subsidiaries to any Insurance Regulator in the last five (5) years. All material deficiencies or violations noted in the financial and market conduct reports described above have been cured or resolved to the material satisfaction of the applicable Insurance Regulator that noted such deficiencies or violations. As of the date hereof, there are no material examinations, investigations or inquiries by any Insurance Regulator in progress with respect to the Company Insurance Subsidiaries (other than normal and customary inquiries) nor, to the Knowledge of the Company, are any such material examinations, investigations or inquiries (other than normal and customary inquiries) pending or scheduled with respect to the Company or Company Insurance Subsidiaries.
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(b)To the extent required by applicable Law, all the insurance Contracts are on forms and at premium rates approved by the applicable Insurance Regulator. To the extent required by applicable Law, all premiums established and charged by the Company Insurance Subsidiaries conform to such premium rates as filed and approved or not objected to, as applicable, by the applicable Insurance Regulator. The marketing materials and insurance Contracts comply, in all material respects, with all applicable Laws and have been administered in all material respects in accordance therewith.
(c)The Company Insurance Subsidiaries are not the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor has any Governmental Entity threatened to make the Company Insurance Subsidiaries the subject of any such proceeding.
(d)Each Company Insurance Subsidiary has timely paid all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state insurance guaranty association, risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, of any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which such Company Insurance Subsidiary does business.
(e)Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, there are no written agreements, memoranda of understanding or commitment letters between any of the Company Insurance Subsidiaries, on the one hand, and any Governmental Entity, on the other hand. There are no orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity that restrict the conduct of the business of the Company Insurance Subsidiaries, limit the ability of any Company Insurance Subsidiary to pay dividends or in any manner relates to their capital adequacy, credit or risk management policies or management.

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(f)None of the Company Insurance Subsidiaries is commercially domiciled in any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.
Section 3.23 Investment Assets. The Company has provided or made available to Parent a list of all of the Investment Assets of each Company Insurance Subsidiary as of September 30, 2021, and such list was true, correct and complete in all material respects. Except as set forth in Section 3.23 of the Company Disclosure Schedule, each Company Insurance Subsidiary has good and valid title to all of the Investment Assets held by such entity, free and clear of all Liens.

Section 3.24 Producers and Agents. To the Company’s Knowledge, each person who is performing or, in the last three (3) years has performed, the duties, functions, responsibilities or services of an Insurance Producer on behalf of the Company or any Company Insurance Subsidiaries was duly licensed as required by applicable Law to perform such duties and performed such duties in compliance, in all material respects, with all applicable Laws.

Section 3.25 Third Party Administrators. To the Company’s Knowledge, in the last three (3) years, each third-party administrator, insurance claims adjuster or managing general agent that managed, adjusted or administered the business for the Company Insurance Subsidiaries at the time such person managed, adjusted or administered the business was duly licensed as required by applicable Law and, to the Knowledge of the Company, no such third-party administrator, adjuster or managing general agent has been, in the last three (3) years, in material violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration, adjusting or management of insurance business for the Company Insurance Subsidiaries.

Section 3.26 Ratings.  The Company has provided to Parent a copy of the A.M. Best announcement that the Company and the Company Insurance Subsidiaries are under negative outlook. Neither the Company nor any of the Company Subsidiaries have received any communication from A.M. Best that it intends to downgrade the rating of the Company or Company Insurance Subsidiary with A.M. Best. Other than the notice of negative outlook provided by A.M. Best, as of the date of this Agreement, no rating agency has announced or notified the Company or any Company Insurance Subsidiary that the ratings of the Company or any Company Insurance Subsidiary are under negative outlook or that such agency intends to downgrade the rating of the Company or any Company Insurance Subsidiary.

Section 3.27 Labor Matters.
(a)Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization.
(b)In the last five (5) years, there have been no strikes or lockouts with respect to any employees of the Company or the Company Subsidiaries. To the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of the Company Subsidiaries. There is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or (ii) slowdown or work stoppage in effect or, to the Knowledge of the
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Company, threatened in writing with respect to the Company or any of the Company Subsidiaries.
(c)In the last five (5) years, the Company and the Company Subsidiaries have been in material compliance with all applicable Laws regarding employment and employment practices, and terms and conditions of employment and wages and hours.
(d)A true and correct list of all employees of the Company and the Company Subsidiaries as of October 31, 2021, containing: (i) their names; (ii) work location; (iii) their hire or rehire dates; (iv) their positions and job titles; (v) their base salaries or base hourly wages; (vi) their target bonus rates or target commission rates; (vii) their long term incentive plan target opportunities; and (viii) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, has been made available to Parent.
(e)To the Knowledge of the Company, there have not been any allegations of harassment, discrimination or sexual misconduct against any officer, director or employee of the Company or any of the Company Subsidiaries and (ii) the Company and the Company Subsidiaries have not entered into any settlement agreement with, or conducted an investigation regarding, allegations of any of the foregoing.
Section 3.28 Real Property. Except as set forth in Section 3.28 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries own any real property.

Section 3.29 Governmental Loans. Neither the Company nor any Company Subsidiary has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 relief measures, including but not limited to any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or United States Small Business Administration loan. Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has availed itself, or expects to avail itself, of relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 (i.e., the Paycheck Protection Program) of, or other similar programs under the CARES Act) or any similar applicable federal, state or local Law (including any deferral of employer payroll Taxes under Section 2302 of the CARES Act or any tax credits under Section 2301 of the CARES Act), in any material respect.

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01 Organization and Qualification; Authority.
(a)Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent
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applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Parent.
(b)The certificate of incorporation, bylaws or similar organizational documents of the Parent and Merger Sub are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced.

Section 4.02 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by Parent.

Section 4.03 Authority Relative to this Agreement; Validity and Effect of Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
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Section 4.04 No Conflict; Required Filings and Consents.
(a)The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance of each of Parent and Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation, bylaws or similar organizational documents of either of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub or any of their subsidiaries, or by which any of their properties or assets are bound, (iii) require any consent or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which either Parent or Merger Sub or any of their respective subsidiaries is a party or by which it or any of their respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of Parent and Merger Sub or any of their subsidiaries except, with respect to clauses (ii), (iii) and (iv), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults or rights which would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Parent.
(b)The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of each of Parent and Merger Sub’s obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements of the Exchange Act, (B) any filings required under the rules and regulations of the Nasdaq National Market System, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) any registration, filing or notification required pursuant to state securities or blue sky laws and (E) filings with, and approval of, the insurance regulatory authorities in the State of Alabama (the “Parent Insurance Approvals”, and together with the Company Insurance Approvals, the “Transaction Approvals”) and (ii) where the failure to obtain such consents, approvals, or authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Merger or the business of the Parent.

Section 4.05 Information Supplied. None of the information supplied or to be supplied by either of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
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Section 4.06 Absence of Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Parent, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets and (b) neither Parent nor any of its subsidiaries is subject to any order, judgment, writ, injunction or decree.

Section 4.07 Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.08 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, own any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 4.09 Other Agreements or Understandings. There are no Contracts, arrangements or understandings between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any person that beneficially owns 5% or more of the shares of the outstanding capital stock of the Company, on the other hand.

Section 4.10 Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Merger Sub or any of their Affiliates.

Section 4.11 No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Parent nor any other person on behalf of the Parent or the Merger Sub makes any other express or implied representation or warranty with respect to the Parent or the Merger Sub.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business of the Company. From the date of this Agreement until the Effective Time, except as required, permitted or otherwise contemplated by this Agreement, as may be required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Schedule or except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business and shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and maintain the relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and contractors. Without limiting the generality of the foregoing, except as required, permitted or otherwise contemplated by this Agreement, as may be required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the
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Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:
(a)amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents;
(b)(i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents, (iii) except for the regular quarterly dividend in the amount of $0.06 per share, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company, other than dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary, or (iv) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;
(c)merge or consolidate with any other Person;
(d)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(e)sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than in the ordinary course of business, except for (i) sales of investment assets by the Company or any of the Company Subsidiaries in the ordinary course of business, (ii) transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, in the ordinary course of business, (iii) sales or transfers of assets between wholly owned Company Subsidiaries, (iv) pursuant to existing written contracts or commitments or (v) in an amount not in excess of $100,000;

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(f)incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money;
(g)except as required by the terms of the Plans or awards made thereunder prior to the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or employees, other than increases made in the ordinary course of business or (ii) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee (other than with respect to (A) agreements for new hires in the ordinary course of business and (B) each award under the Company’s 2019 Equity Incentive Plan and the grants of stock compensation made in the ordinary course of business in 2021);
(h)pre-pay any long-term debt (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto);
(i)except as required by Law or changes in GAAP or SAP which become effective after the date of this Agreement, or as recommended by the Company’s audit committee or independent auditors, in which case the Company shall notify Parent, materially change any of its accounting policies (whether for financial or statutory accounting or Tax purposes);
(j)authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than Capital Expenditures set forth in the Company’s 2021 budget materials provided to Parent and Merger Sub;
(k)pay, discharge, settle or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations other than any payment, discharge, settlement or satisfaction other than (i) in the ordinary course of business (which includes payment of policyholders’ claims), (ii) where the amounts paid or to be paid are covered by insurance coverage maintained by the Company, or (iii) for the settlement of claims disclosed in Section 3.10 of the Company Disclosure Schedule;
(l)take any action that (i) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action; or (ii) would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 6.02;

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(m)alter, change, modify or terminate any material operating, claims processing, actuarial or enterprise risk management policies and procedures of the Company or any Company Subsidiary other than in the ordinary course of business or as required by applicable Law;
(n)enter into any Contract with, or make any commitment to, any Governmental Entity having regulatory authority over the Company or any Company Subsidiary other than in the ordinary course of business;
(o)enter into any new lines of business or withdraw from or put into “run off” any existing lines of business;
(p)withdraw, surrender or fail to renew any Permit of the Company or any Company Subsidiary;
(q)enter into any Company Material Contract other than in the ordinary course of business; and
(r)enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 5.02 Conduct of Parent. Parent agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that (a) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) would cause any of the representations or warranties of Parent or Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent or Merger Sub to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 6.03.

Section 5.03 Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.04 Access to Information; Confidentiality.

(a)Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries (the “Representatives”) to, afford Parent, following notice from Parent to the Company in accordance with this Section 5.04, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose (i) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any Company Subsidiary or (ii) any information that would result in a breach of an agreement to which the Company
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or any of the Company Subsidiaries is a party. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof. The Company shall be entitled to have Representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Company Subsidiary.
(b)Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.04(a), shall be treated in accordance with the Confidentiality Agreement, dated July 22, 2021, between Bow Capital and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.05 No Solicitation.
(a)So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, the Company shall not authorize or knowingly permit any of its Representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than Parent or any of its Affiliates concerning any Acquisition Proposal other than as expressly provided in this Agreement. The Company will promptly inform Parent (and in any event, within 24 hours of receipt by the Company of any bona fide Acquisition Proposal) of any serious, bona fide inquiry it receives with respect to any Acquisition Proposal and shall furnish to Parent a description of all of the material terms of any such Acquisition Proposal, including the identity of the Person, or group of Person, making such Acquisition Proposal, provided, however, that the Company shall not be required to disclose any information if doing so would, in the reasonable opinion of the Company’s counsel, cause the Company to violate a confidentiality or similar agreement entered into prior to the date hereof.
(b)From the date hereof until 11:59 p.m. Eastern time on the day that is thirty (30) calendar days following the date of this Agreement, following receipt by the Company of an Acquisition Proposal or public announcement of an Acquisition Proposal during such period not otherwise resulting from a breach under Section 5.05(a), nothing contained in this Agreement shall prohibit the Company Board from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any such Acquisition Proposal, or approving and recommending to the Company’s stockholders any such Acquisition Proposal from any Person or group of Persons, if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to its stockholders, that such Acquisition Proposal constitutes a Superior Proposal (or could reasonably be expected to lead to a Superior Proposal) and that such action is appropriate in furtherance of the best interests of the stockholders and in order for the Company Board to comply with its fiduciary obligation to its stockholders. In connection with any such determination: (i) the Company shall direct its representatives, officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person, or group of Persons; (ii) the Company will disclose to Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof in accordance with Section 5.05(a); (iii) prior to furnishing such information to such Person or group of Persons, the Company shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to such Person or group of Persons of information regarding the Company that is relevant to its ability to finance and otherwise perform its obligations
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under its Acquisition Proposal, (B) the confidentiality of all non-public information furnished to such Person or group of Persons by the Company, and (C) procedures reasonably satisfactory to the Company that are designed to restrict or limit the provision of information regarding the Company that could be used to the competitive disadvantage of Company; (iv) the Company will not furnish any non-public information regarding Parent or the transactions contemplated hereby; and (v) the Company will keep Parent informed of the status of any such discussions or negotiations regarding any Superior Proposal and any material terms thereof.
(c)Prior to the Company taking any action to terminate this Agreement, the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Board of Directors intends to terminate this Agreement in accordance with the terms of Section 7.01(f) and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall cause its Representatives to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that any third party’s Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company shall not take any action permitted under Section 7.01(f) unless the Board of Directors again makes the determination that, after in good faith taking into account the amendments proposed by Parent, and after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to its stockholders, the third party’s Acquisition Proposal remains a Superior Proposal with respect to Parent’s revised proposal. If, prior to the termination of this Agreement by the Company pursuant to Section 7.01(f), there is any material amendment, revision or change to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the stockholders of the Company would receive as a result of the Superior Proposal), then the Company shall notify Parent of such amendment, revision or change in compliance and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of such amendment, revision or change, and the Board of Directors shall not take any such action permitted under Section 7.01(f) prior to the end of any such period as so extended.
(d)Nothing in this Section 5.05 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal. In addition, nothing in this Section 5.05 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.
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Section 5.06 Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.
(a)As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.
(b)As promptly as reasonably practicable, the Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence (including written comments with respect to the Proxy Statement) between the Company and its representatives, on the one hand, and the SEC, on the other hand, and inform Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) or response to any comments of the SEC with respect thereto (including the proposed final version of such document or response).
(c)If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Other Filings, so that the Proxy Statement or Other Filings would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by law, disseminate to the stockholders of the Company.

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(d)Notwithstanding any Company Recommendation Event, the Company shall, in accordance with the Company Charter and Company Bylaws, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of shares of Company Common Stock (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company Board shall (i) except as otherwise provided in Section 5.05, recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its commercially reasonable efforts to solicit such adoption. Notwithstanding the foregoing provisions of this Section 5.06(d), if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, the Company shall have the right to adjourn the Company Stockholders Meeting; provided that the Company Stockholders Meeting is adjourned to a date that is not more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled.
Section 5.07 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.08 Employees; Benefit Plans.
(a)From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Plans, compensation arrangements and agreements and employment, severance and termination plans and agreements in accordance with their terms as in effect immediately before the Effective Time, except to the extent any such agreements are amended in accordance with this Section 5.08. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and the Company Subsidiaries while such employee remains employed by the Company or the Company Subsidiaries (“Company Employees”) (i) compensation (including incentive compensation) no less favorable than the compensation (including incentive compensation) provided to Company Employees immediately before the Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the benefits provided to Company Employees immediately before the Effective Time.
(b)For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to coverage under any Plan in which such Company
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Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under an Old Plan in which such Company Employee participated immediately prior to the Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)Reserved.
(d)Notwithstanding anything herein to the contrary, all payments made to the Company’s employees under this Section 5.08 shall be subject to withholding required by applicable federal, state and local taxing authorities.

Section 5.09 Directors’ and Officers’ Indemnification and Insurance.
(a)Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current or former (i) director or officer of the Company or the Company Subsidiaries, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the Closing to indemnify and/or hold harmless such employee or agent) as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Company Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries set forth in Section 5.09(a) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

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(b)For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.
(c)Immediately prior to the Closing, the Company, at its expense, shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and the Company Subsidiaries on terms and conditions as favorable as may be available (but no more favorable to the Indemnified Parties than the policy in effect as of the date hereof) for a premium not to exceed 300% of the last annual premium, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing.
(d)If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.09.
(e)Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.09 and the parties acknowledge.
(f)This Section 5.09 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.09.

Section 5.10 Further Action; Best Efforts.
(a)Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. Subject to the provisions of Section 5.10(b), in connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
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(b)In furtherance and not in limitation of Section 5.10(a), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) each party shall give the other party prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the other party with a copy thereof, and (iii) the Company shall have the opportunity to comment on all applications and substantive correspondence with the insurance regulators, other than those parts of any applications or substantive correspondence that, in the reasonable discretion of Parent, relate to the strategic or business plans of the Parent or that otherwise disclose strategic information of the Parent. Notwithstanding the foregoing provisions of this Section 5.10(b) or the provisions of Section 5.10(a), the Parent shall be required to disclose to the Company or any of its affiliates (A) the Parent’s trade secrets, business plans, and strategies for the Company following the Effective Time and/or (B) biographical affidavits, biographical information or other personally identifiable information regarding individuals only to the extent such disclosure is required under applicable law or by an insurance regulatory authority; provided, however (1) if the Effective Time has not occurred, or is not reasonably anticipated to occur, by the date the Company is finally scheduled to meet with A.M. Best, then the Parent agrees to provide the Company with such business plan information as the parties, acting in good faith, mutually agree is required to be provided to A.M. Best in advance of such meeting and representatives of the Parent or the Merger Sub will attend such meeting to assist the Company in describing the future business plans of the Company, and (2) to the extent the Company reasonably believes in good faith that strategic or business plan information is material and is required to be disclosed in the Proxy Statement, the Parent agrees to work with the Company to provide such business plan and strategic information as the parties, acting in good faith, mutually agree is required for the Proxy Statement. If Company and/or any of its affiliates receive any of Parent’s trade secrets, business plans, business strategies, biographical affidavits, biographical information, personally identifiable information or other information that is afforded confidential treatment under applicable law or by an insurance regulatory authority, the Company and/or such affiliates, as applicable, shall maintain the confidentiality of and not disclose any such information.
(c)For purposes of this Section 5.10, in no event shall “reasonable best efforts” include or require Parent or any of its Affiliates to agree to (i) (A) the divesture of any business, line of business, or entity of Parent or its Subsidiaries or the Company or its Subsidiaries or (B) the imposition after the Closing Date of any restrictions to compete in any jurisdiction on Parent or any of its Affiliates or the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the aggregate financial benefits reasonably expected to be realized by Parent in connection with the transactions contemplated by this Agreement, or (ii) any requirement imposed by a Governmental Entity that would reasonably be expected to have a (A) Material Adverse Effect on the Company or any Subsidiary, (B) material adverse effect on the aggregate financial benefits reasonably expected to be realized by Parent in connection with the transactions contemplated by this Agreement, including but not limited to materially decreasing the Company’s existing management fee of 1.5% of direct written premium paid to the Company by the Company Insurance Subsidiaries, the ability of the Company to manage the investment portfolio of the Company Insurance Subsidiaries, or restrictions on dividends from National Security Insurance Company that do not exist as of the date of this Agreement (other than restrictions that may be imposed by applicable Law) or (C) Material Adverse Effect on Parent and its Subsidiaries (including the Company and its Subsidiaries after the Closing Date), taken as a whole. Neither Parent nor the Company
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shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required clearances or approvals.

Section 5.11 Public Announcements. The parties hereto agree that no public release or announcement concerning the Merger or the transactions contemplated by this Agreement shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement. Notwithstanding the foregoing, the Company shall not be required to obtain the consent of Parent or Merger Sub in connection with, or provide Parent or Merger Sub the opportunity to comment on, any public announcement regarding an Acquisition Proposal.

Section 5.12 Anti-Takeover Statutes. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
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Section 5.14 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15 ServisFirst Loan. Company shall take, and shall cause each of the Company Subsidiaries to take, all actions as may be reasonably necessary to secure a waiver from ServisFirst of any change of control or similar provisions set forth in the loan documentation entered into between the Company and ServisFirst.

Section 5.16 Reserved.

Section 5.17 Investment Assets. To the extent practicable and permitted by applicable Law and any contractual commitments of the Company or the Company Insurance Subsidiaries, the Company shall use commercially reasonable efforts to cause the Company Insurance Subsidiaries to sell or dispose of and reinvest the proceeds from Investment Assets with unrealized gains up to the amount of net operating loss carryforwards available to offset such gains.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:
(a)Company Stockholder Approval. This Agreement will have been duly adopted by the Company Stockholder Approval.
(b)Regulatory Approvals. All Transaction Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(c)No Injunctions, Restraints, or Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.
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Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality”, “in all material respects”, “in any material respect” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Chief Executive Officer and Chief Financial Officer of the Company shall deliver, on behalf of the Company, a certificate to Parent to such effect.
(b)Performance of Covenants. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
(c)Company Material Adverse Effect. The Company shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising on or after the date hereof), which, as of the Closing Date, is reasonably likely to result in a Material Adverse Effect on the Company and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
(d)Employment and Consulting Agreements. Each of the McLeod Employment Agreement, Jack Brunson Employment Agreement and Bill Brunson Consulting Agreement shall be in full force and effect as of the Closing.
Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality”, “in all material respects”, “in any material respect” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Parent and Merger Sub, respectively, to such effect.
(b)Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a
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certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub, respectively, to such effect.
(c)Deposit of Merger Consideration. Parent shall have deposited the items required to be deposited by it in trust with the Paying Agent for the benefit of the Stockholders of the Company as required by this Agreement.
Section 6.04 Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders Meeting, as follows:
(a)by mutual written consent of Parent and the Company approved by a majority of the Board of Directors of each of them;
(b)by either Parent or the Company if the Closing shall not have occurred on or before August 31, 2022 (as such date may be extended pursuant to the immediate following provision, the “Outside Date”); provided, that if, as of the Outside Date, all conditions set forth in Section 6.01, Section 6.02 and Section 6.03 shall have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing) other than the conditions set forth in Section 6.01(b), then either the Company or Parent may extend the Outside Date until the date that is three months from the initial Outside Date by providing written notice to the other party; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date; provided, further, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger;

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(c)by either Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”), which Governmental Order shall have become final and non-appealable;
(d)by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting;
(e)by Parent, if a Company Recommendation Event shall have occurred;
(f)by the Company upon the occurrence of a Company Recommendation Event or an Acquisition Event; or
(g)by Parent, if the combined statutory capital and surplus of the Company Insurance Subsidiaries as determined in accordance with Section 2.06 hereof is less than $38,700,000.
Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 5.04(b), this Section 7.02, Section 7.03 and ARTICLE VIII shall survive any such termination; provided, however, that, subject to Section 7.03(c), nothing herein shall relieve any party hereto from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 7.03 Fees and Expenses.
(a)Except as otherwise set forth in this Section 7.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
(b)In the event this Agreement shall be terminated by the Parent pursuant to Section 7.01(e) or the Company pursuant to Section 7.01(f), the Company shall pay to Parent the Termination Fee.
(c)The Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date this Agreement is terminated by Parent pursuant to Section 7.01(e) or by the Company pursuant to Section 7.01(f).
(d)Each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of Parent and Merger Sub’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

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(e)Each of Parent, Merger Sub and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
Section 7.04 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.05 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS
Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acquisition Event” means that the Company shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect a Superior Proposal.
“Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than the Parent or the Company, would acquire or participate in a merger, consolidation, or other business combination involving the Company, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than the Parent or the Company, would acquire a substantial equity interest in the Company, including the right to vote 5% or more of the capital stock entitled to vote for the election of directors; (iii) any acquisition of 5% or more of the assets of the Company, other than in the ordinary course of business; (iv) any acquisition in excess of 5% of the outstanding capital stock of the Company, other than as contemplated by this Agreement; (v) any acquisition of control (as defined under the Insurance Laws) of the Company; or (vi) any transaction similar to the foregoing.
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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Bill Brunson Consulting Agreement” has the meaning set forth in the Preamble.
“Book-Entry Share” has the meaning set forth in Section 2.01(c).
“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.
“Cancelled Shares” has the meaning set forth in Section 2.01(a).
“Capital Expenditures” has the meaning set forth in Section 5.01(j).
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time.
“Company Charter” means the Certificate of Incorporation of the Company (as amended).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Disclosure Schedule” has the meaning set forth in the introductory language in ARTICLE III.
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“Company Employee” has the meaning set forth in Section 5.08(a).
“Company Insurance Approvals” has the meaning set forth in Section 3.05(b).
“Company Insurance Subsidiaries” has the meaning set forth in Section 3.02(b).
“Company Intellectual Property” has the meaning set forth in Section 3.13(a).
“Company Material Contract” has the meaning set forth in Section 3.16(a).
“Company Recommendation Event” means (a) the Company Board is unwilling or unable (other than in connection with the failure to satisfy the conditions set forth in Section 6.01(b) and Section 6.01(c) hereof) to recommend to the stockholders of the Company that they approve and adopt this Agreement and the transactions contemplated hereby due to a Superior Proposal; or (b) after recommending that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, the Company Board shall have withdrawn, modified or amended such recommendation due to a Superior Proposal.
“Company Reinsurance Agreements” has the meaning set forth in Section 3.06(d).
“Company SAP Statements” has the meaning set forth in Section 3.07(c).
“Company SEC Reports” has the meaning set forth in Section 3.07(a).
“Company Stockholder Approval” has the meaning set forth in Section 3.04(a).
“Company Stockholders Meeting” has the meaning set forth in Section 5.06(d).
“Company Subsidiaries” has the meaning set forth in Section 3.02(a).
“Confidentiality Agreement” has the meaning set forth in Section 5.04(b).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 2.03.
“Effective Time” has the meaning set forth in Section 1.03.
“Environmental Laws” means any Law relating to the environment (including air, water vapor, surface water, ground water, drinking water, water supply, surface land, subsurface land and plant and animal life), natural resources, or safety or health of human beings or other living organisms, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.
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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.11(f).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Entity” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” has the meaning set forth in Section 7.01(c).
“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of a Company Insurance Subsidiary in such jurisdiction. For the avoidance of doubt, “Insurance Regulator” also includes any applicable semi-governmental or self-regulatory organization, including supervisory colleges and any related body.
“Insurance Producer” means any insurance agent, insurance broker, insurance intermediary, general agent, managing general agent, excess or surplus lines broker or insurance agency responsible for soliciting, selling, negotiating, offering, marketing or producing insurance products, services or Contracts.
“Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks and all other equity interests, certificates issued by or interests in trusts or derivatives, in each case, acquired or held specifically for investment or hedging purposes.
“IRS” means the United States Internal Revenue Service.
“Jack Brunson Employment Agreement” has the meaning set forth in the Preamble.
“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Schedule; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of Ross Aron, Daven Patel and Raymond Dong, in each case after reasonable inquiry of such Person and their direct reports.
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“Law” means any national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.
“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
“Material Adverse Effect” means, with respect to the Company and Parent, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that any adverse change or effect arising out of or resulting from or attributable to the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the property and casualty insurance business; (ii) any circumstance, change or effect affecting generally the United States or world economy or capital, credit or financial markets generally, including changes in interest or exchange rates; (iii) changes or prospective changes in laws, rules or regulations or accounting or actuarial practices or principles or any change in the interpretation or enforcement thereof by a Governmental Entity; (iv) the execution or announcement of or the consummation of the transactions contemplated by this Agreement (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation); (v) actions taken or omitted by such party at the direction of, or with the prior written consent of, the other party; (vi) the effect of any action taken by the other party or its Affiliates with respect to the transactions contemplated by this Agreement; (vii) compliance with the terms of, or the taking of any action required by, this Agreement; (viii) the effect of any breach, violation or non-performance of any provision of this Agreement by the other party or its Affiliates; (ix) any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom; (x) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (xi) any earthquakes, hurricanes, tornadoes, floods or other natural disasters, acts of God, or force majeure events; (xii) any epidemics, pandemics (including COVID-19), or public health emergencies, or any quarantine, “shelter in place”, stay at home, workforce reduction, social distancing, shut down, closure, sequester, or any other law order, directive, directive, guideline or recommendation by any Governmental Entity, in each case in connection with or in response to COVID-19 or any other pandemic or epidemic; (xiii) any change in Company’s credit rating or financial strength rating (including AM Best rating) or any failure by any party or its Affiliates to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (other than facts underlying such failure); (xiv) a decline in the price or trading volume of the Company Common Stock in the NASDAQ Global Market or any other trading market (but not any change, event or circumstance that may underlie such decline to the extent such change, event or circumstance would otherwise constitute a Material Adverse Effect); or (xv) any deterioration in the business, financial condition (including statutory capital and surplus) and/or prospects of any party or its Affiliates to the extent it relates to or arises out of circumstances or
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conditions existing as of the date of this Agreement that were known by, or disclosed to, the other party as of or prior to the date of this Agreement, including those matters set forth in the Disclosure Schedule. Notwithstanding the foregoing, with respect to clauses (i), (ii), (iii), (x), or (xii) above, any adverse change or effect may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent that the Company or Parent, as the case may be, and its respective Subsidiaries (taken as a whole) are disproportionately affected thereby as compared to other participants in the industries or markets in which the Company or Parent, as the case may be, operate. Without limiting the foregoing, a Material Adverse Effect on the Company shall be conclusively presumed if the combined statutory capital and surplus of the Company Insurance Subsidiaries as of any month end prior to the Closing is less than $38,700,000.
“McLeod Employment Agreement” has the meaning set forth in the Preamble.
“Merger” has the meaning set forth in Section 1.01.
“Merger Consideration” has the meaning set forth in Section 2.01(b).
“Merger Sub” has the meaning set forth in the Preamble.
“Nasdaq” means the Nasdaq National Market.
“New Plans” has the meaning set forth in Section 5.08(b).
“Old Plans” has the meaning set forth in Section 5.08(b).
“Ordinary course of business” means in respect of any Person the ordinary course of business of such Person consistent with past practices. For the purposes of this Agreement, with respect to the Company and its Subsidiaries, any commercially reasonable actions taken (or reasonably not taken) by the Company and its Subsidiaries (after the date hereof, in consultation with Parent) as a reasonably necessary response to COVID-19 to (a) protect the health and safety of the Company’s or its Subsidiaries’ employees or (b) respond to third-party supply or service disruptions caused by the COVID-19 pandemic, including in each case of the preceding clauses (a) and (b) in response to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity in response to COVID-19 shall be considered to have been taken in the ordinary course of business.
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“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.
“Outside Date” has the meaning set forth in Section 7.01(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Insurance Approvals” has the meaning set forth in Section 4.04(b).
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payment Fund” has the meaning set forth in Section 2.02(a).
“Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents, and other regulatory authorizations issued or granted by a Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet delinquent and Liens for Taxes and other governmental charges and assessments being contested in good faith for which adequate accruals and reserves have been established, (b) inchoate mechanics’ and materialmen’s Liens for construction in progress, (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (d) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (e) interests of any lessor or lessee to any leased property, (f) transfer restrictions imposed by applicable securities Laws, (g) deposits of investment securities with or on behalf of state insurance departments in connection with the operations of the Company Insurance Subsidiaries, (h) with respect to real property, Liens, including defects, irregularities or imperfections of title, encroachments, easements or claims of easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, leases, subleases, licenses, sublicenses, rights of parties in possession, title to any portion of the premises lying within the right of way or boundary of any public road or private road and similar restrictions of record, in each case, that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of the Company Subsidiaries, (i) licenses of Intellectual Property granted in the ordinary course of business, (j) Liens that would not materially impair the operation of the Company and the Company Subsidiaries’ business, and (k) Liens set forth in Section 1.01(a)(i) of the Company Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or joint venture or Governmental Entity, but shall exclude Company Subsidiaries.
“Personal Information” “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Law.
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“Plans” has the meaning set forth in Section 3.11(a).
“Privacy Requirements” means, to the extent applicable to the Company, the provisions of the following that set forth privacy or data security requirements that apply to personal data: the Federal Trade Commission Act, 15 U.S.C. § 45; the Communications Act, 47 U.S.C. § 222 et seq.; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Electronic Communications Privacy Act, 18 U.S.C. § 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; amendments to and regulations promulgated by federal agencies in implementation of these laws and requirements; laws governing notification to consumers, employees or other individuals and regulatory authorities following data breaches; federal, state and local laws, including laws relating to the business of insurance, governing privacy, data protection, data security, information security, or laws relating to the collection, processing, storage, use, disclosure, disposal, or other handling of personal data; federal, state and local laws relating to the privacy and security of information provided or submitted by applicants, policyholders and other insureds and laws and regulations enforced, overseen or promulgated by any Insurance Regulator.
“Proxy Statement” has the meaning set forth in Section 3.12.
“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.
“SAP” means statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority.
“SAP Statements” means statutory statements of the Company Insurance Subsidiaries that have been filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” of any Person means another Person in which such Person (or any other subsidiary of such Person): (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.
“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “5%” shall be replaced by “50%”) that did not result from a breach by the Company of this Agreement, and that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to its stockholders, is reasonably likely to be consummated in accordance with its terms taking into account all legal, regulatory and financing aspects of the proposal and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account (A) any proposed changes to this Agreement made or proposed in writing by Parent and (B) all legal, regulatory, financial (including any termination fee amounts and conditions), timing, financing and other aspects of such proposal).
“Surviving Corporation” has the meaning set forth in Section 1.01.
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“Taxes” means any federal, state, local or foreign tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, unclaimed property, escheatment, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means $1,242,256.00.
“Transaction Approvals” has the meaning set forth in Section 4.04(b).
“Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

Section 8.02 Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule.

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(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing Date of the Merger.

Section 8.04 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to any conflict of law principle that might require the application of the Laws of any other jurisdiction.

Section 8.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

Section 8.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.06):
APPENDIX 1 - 54

If to Parent or Merger Sub, to:	VR Insurance Holdings, Inc. 2400 Sand Hill Rd, Suite 200 Menlo Park, CA 94025 Attention: Ross Aron Email: raron@ecilife.com
with a copy (which will not constitute notice to Parent or Merger Sub) to:	Morris, Manning & Martin LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 Attention: Tony Roehl Email: troehl@mmmlaw.com
If to the Company, to:	The National Security Group, Inc. 661 E Davis St. Elba, AL 36323 Attention: Brian McLeod Email:brian.mcleod@nsgcorp.com
with a copy (which will not constitute notice to the Company) to:	Burr & Forman LLP 171 17th Street NW Suite 1100 Atlanta, Georgia 30363 Attention: Jennifer Moseley Email: jmoseley@burr.com
Section 8.07 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.08 No Third-Party Beneficiaries. Except as provided in Section 5.09 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such
APPENDIX 1 - 55

term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.13 No Reliance. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and each of Parent and Merger Sub acknowledges and agrees that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III and that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors, or representatives that are not expressly set forth in this Agreement.
[SIGNATURE PAGE FOLLOWS]

APPENDIX 1 - 56

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:
THE NATIONAL SECURITY GROUP, INC.,
a Delaware corporation

By:    /s/ William L. Brunson, Jr
Name:    William L. Brunson, Jr.
Title:    Chief Executive Officer

PARENT:
VR INSURANCE HOLDINGS, INC.,
a Delaware corporation

By:    /s/ Ross Aron
Name:    Ross Aron
Title:    Chief Executive Officer

MERGER SUB:
                            VR INSURANCE MERGER SUB, INC.
a Delaware corporation

By:    /s/ Ross Aron
Name:    Ross Aron
Title:    Chief Executive Officer

Signature Page to Agreement and Plan of Merger
APPENDIX 1 - 57

APPENDIX 2
Opinion of Piper Sandler & Co.
(see attached)

January 26, 2022

Board of Directors
The National Security Group, Inc.
661 East Davis Street
Elba, AL 36323

Ladies and Gentlemen:

The National Security Group, Inc. (the “Company”), VR Insurance Holdings, Inc. (“Parent”) and VR Insurance Merger Sub, Inc. (“Merger Sub”) intend to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) with the Company as the surviving corporation in the Merger. Pursuant to the Agreement, at the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the securities of any of the foregoing, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $16.35 in cash, without interest (the “Merger Consideration”), subject to adjustment, as set forth in the Agreement. We have assumed for purposes of our analyses that there will be no adjustment to the Merger Consideration. Capitalized terms not otherwise defined herein are used as defined in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Piper Sandler & Co., as part of its investment banking business, is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with our opinion, we have reviewed and considered, among other things, (i) an execution copy of the Agreement; (ii) certain publicly available GAAP financial statements and other historical financial information for the Company that we deemed relevant; (iii) certain financial and other information relating to Parent, as provided by Parent and its representatives; (iv) certain internal financial projections for the Company for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of the Company; (v) the publicly reported historical price and trading activity for Company Common Stock, including a comparison of certain stock trading information for Company Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (vi) a comparison of certain financial and market information for certain homeowners insurance companies for which information is publicly available; (vii) to the extent publicly available, the
APPENDIX 2 - 1

financial terms of certain recent business combinations involving property and casualty insurance companies; (viii) the current market environment generally and the homeowners insurance environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Parent or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company, Parent and their respective representatives that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company, or the collectability of any such assets. We are not experts in the evaluation of reserves for insurance losses and loss adjustment expenses, and we have not made an independent evaluation of the adequacy of the reserves or losses and loss adjustment expenses of the Company. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company.

In preparing its analyses, Piper Sandler used certain internal financial projections for the Company for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of the Company. With respect to the foregoing information, the senior management of the Company confirmed to us that such information reflected the best currently available projections, estimates and judgements of senior management as to the future financial performance of the Company and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.

We have assumed in all respects material to our analyses that the Company and Parent will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent and to the extent material to our analyses, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants
APPENDIX 2 - 2

and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of the Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock at any time.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler did not provide any other investment banking services to the Company, nor did Piper Sandler provide any investment banking services to Parent. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company. We may also actively trade the equity and debt securities of the Company for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the consideration to be received in the Merger by any officer, director or employee of the Company,
APPENDIX 2 - 3

or class of such persons, if any, relative to the amount of consideration to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement to be filed with the SEC and mailed to the Company’s shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,
APPENDIX 2 - 4

APPENDIX 3
Appraisal Rights Statute
(see attached)
APPENDIX 3 -

8 Del.C. § 262
§ 262. Appraisal rights
Effective: July 16, 2020

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has
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demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with
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interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
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